As filed with the Securities and Exchange Commission on May 7, 2009
Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COLLEXIS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7372	30-0505595
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1201 Main Street, Suite 980
Columbia, South Carolina 29201
Tel:  (803) 727-1113
 (Address, including zip code, and telephone number,
 including area code, of registrant’s principal executive offices)

Copies to:
Leigh Els Wilde, Esq. McDaniel & Henry LLP 1170 Peachtree St. NE, Suite 1200 Atlanta, Georgia 30309 Tel: (404) 733-9000 Fax: (404) 880-0804
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value per share	3,660,943	$0.11	$402,704	$22.47
Common stock, $0.001 par value per share, issuable upon conversion of convertible promissory note	10,924,370	$0.11	$1,201,681	$67.05
Common stock, $0.001 par value per share, issuable upon exercise of warrant	14,420,168	$0.11	$1,586,218	$88.51
Total	29,005,481	N/A	$3,190,603	$178.03

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on April 30, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated May  , 2009

COLLEXIS HOLDINGS, INC.

29,005,481 Shares of Common Stock

This prospectus relates to 29,005,481 shares of common stock of Collexis Holdings, Inc. that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•	3,660,943 shares of common stock;

•	10,924,370 shares of common stock issuable upon the conversion of a secured convertible promissory note held by the selling stockholders; and

•	14,420,168 shares of common stock issuable upon the exercise of warrants held by the selling stockholders.

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes.

Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “CLXS.OB.”  The closing bid price for our common stock on April 30, 2009 was $0.11 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

 Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is May  , 2009.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS	9
MARKET DATA AND FORECASTS	10
USE OF PROCEEDS	10
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	10
BUSINESS AND PROPERTIES	12
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	15
MANAGEMENT	22
EXECUTIVE COMPENSATION	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	30
CHANGES IN ACCOUNTANTS	30
SELLING STOCKHOLDERS	30
DESCRIPTION OF CAPITAL STOCK	32
SHARES ELIGIBLE FOR FUTURE SALE	34
PLAN OF DISTRIBUTION	35
LEGAL MATTERS	36
EXPERTS	36
AVAILABLE INFORMATION	37
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	37
INDEX TO FINANCIAL STATEMENTS	F-1

You should only rely on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

 The items in the following summary are described in more detail later in this prospectus.  This summary provides an overview of selected information and does not contain all of the information you should consider.  Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements and matters set forth under “Risk Factors.”

Our Business

Collexis Holdings, Inc., sometimes referred to as “Collexis,” the “Company,” “we,” “us,” or “our” in this prospectus, is a global software development company headquartered in Columbia, South Carolina with operations in Cincinnati, Ohio, Geldermalsen, the Netherlands and Cologne, Germany. We develop software that supports the knowledge intensive market, building tools to search and mine large sets of information. Our software enables search, aggregation, navigation and discovery of information. Using public as well as proprietary thesauri of industry specific language, we can create “fingerprints” of texts – such as articles, web pages, books and internal and external databases – that can be used in turn to find the most relevant information for a researcher or business professional. We generate our revenues primarily from licensing our software, providing services to the users of our software, maintaining and supporting our software, selling related hardware and hosting software on an application service provider basis.

We operate several subsidiaries that support our core technology sales in the government, enterprise and life science sectors. In February, 2008 we acquired an industry-dedicated subsidiary, Lawriter LLC, which provides online legal research services to lawyers in the United States primarily through state bar associations. In addition, we now offer the world’s first pre-populated professional social network for life science researchers, www.biomedexperts.com.

Our technology is based on the principle of fingerprinting or the semantic profiling of a document. The Collexis software can create a fingerprint for any piece of text containing relevant information. This process makes use of a structure of professional terminology in a particular field, including thesaurus, taxonomies or ontologies. A thesaurus contains selected words, terms and concepts and their semantic relationships in a hierarchical structure also reflecting synonyms and homonyms. The profiled fingerprint of a document is the starting point for industry applications that we use in our primary markets. The document fingerprint depends not only on the capabilities of the resulting application, but also on the underlying functionality and scalability of the system architecture to perform in industries as diverse as the legal, life sciences, and defense/government markets.

Our Industry

We focus on three key markets:

•      life sciences (university and medical research, healthcare, biopharma);

•      government (defense and intelligence, and enterprise business intelligence); and

•      legal.

We believe that each of these markets represents a search and discovery software sales market of more than $1 billion according to Outsell, Inc.  These markets are highly competitive, however, and are served by many companies with significantly greater capital resources than those available to us.  Our competitors include Google, Yahoo, FAST search, Autonomy, Convera and others.   In our Lawriter online legal research business, we face strong competition from Reed LexisNexis® and Westlaw®.  These organizations span from large search providers like Google, who continue to move into broad groups of commercial and government sectors, to smaller competitors like Convera that compete with us in a specific market – defense and intelligence.

Our Competitive Strengths

 The superior Collexis approach is known as high definition search and knowledge discovery.  Collexis makes significant improvements to standard data and information retrieval capabilities by discovering the relationships between the elements of different content sources and uncovering unique information. Additionally, Collexis can look at aggregate information from multiple content sources to create potentially new hypotheses based on large volumes of unstructured content.

Our Growth Strategy

We have four growth strategies:

•	a full service strategy in which we provide access to public or private content through our customized software search and mining applications;

•	a subscription/application service provider (ASP) service in which we function as an ASP with little or no customization;

•	a hybrid of these two strategies – mixing internal and external content in pre-built interfaces as a hosted or onsite solution; and

•	providing portal or community platforms/networks for key markets.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

•	Our auditors have substantial doubt as to our ability to continue as a going concern.

•
We need additional capital, and it may not be available on acceptable terms, or at all.  If we do not receive the additional capital we need, our financial condition and future prospects will suffer, and our business could fail.

•	We depend heavily on sales to our significant customers, and our business could be adversely affected if any of them reduce or terminate their purchases from us.

•	We are in extremely competitive markets, and if we fail to compete effectively or respond to rapid technological change, our revenues and market share will be adversely affected.

•	We design our products to work with certain systems, and changes to these systems may render our products incompatible with these systems.

•	Our software products are complex and may contain errors that could damage our reputation and decrease sales.

•	Because of the technical nature of our business, our intellectual property is extremely important to our business, and adverse changes to our intellectual property could harm our competitive position.

•	The costs of being an SEC reporting company are proportionately higher for small companies like us.

•
We have concluded that as of December 31, 2008, our internal control systems over disclosure controls and procedures and financial reporting were ineffective and may have significant deficiencies or material weaknesses.

•	Our common stock is not listed on a stock exchange, and trading on the OTC Bulletin Board lacks the depth, liquidity and orderliness necessary to maintain a liquid market in our common stock.

•	Our stock price has been and may continue to be volatile.

•	Privacy concerns relating to our technology could damage our reputation and deter current and potential users from using our products and services.

•	To the extent our revenues are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.

Any of the above risks could materially and adversely affect our business, financial position and results of operations.  An investment in our common stock involves risks.  You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

Collexis Holdings’ corporate headquarters are located at 1201 Main Street, Suite 980, Columbia, South Carolina 29201.  Our telephone number is (803) 727-1113.  Additional information concerning Collexis, its subsidiaries, history, products and markets is set forth in the “Business and Properties” section below.

The Offering

Common stock offered by selling stockholders
29,005,481 shares, including 10,924,370 shares of common stock that are issuable upon the conversion of a secured convertible promissory note held by the selling stockholder and 14,420,168 shares of common stock that are issuable upon the exercise of warrants held by the selling stockholders.  This number represents 16.17% of our outstanding common stock, assuming conversion in full of the secured convertible promissory note and exercise of the warrant in its entirety, based on 165,064,073 shares of common stock issued and outstanding as of April 30, 2009.

Proceeds to us
We will not receive proceeds from the resale of shares by the Selling Stockholders. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 14,420,168 shares of common stock registered for resale under this prospectus, we would receive $1,009,412 in aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes.

Dividends
We have never paid dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business, and do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.”

Trading Symbol	CLXS.OB

Risk Factors
You should consider carefully all of the information set forth in this prospectus prior to investing in the securities. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

Summary Consolidated Financial Information

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated statement of income for the years ended June 30, 2008 and 2007 and the summary balance sheet data as of June 30, 2008 and 2007 are derived from the audited consolidated financial statements of Collexis included elsewhere in this prospectus. We derive our summary consolidated financial data for the six months ended December 31, 2008 and 2007 from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2008	2007	2008	2007
Summary Consolidated Statement of Operations:
Net sales	$3,314,183	$1,264,177	$4,105,321	$1,808,001
Cost of products sold	1,335,703	628,369	1,653,617	1,347,452
Gross profit	1,978,480	635,808	2,451,704	460,549
Selling, general and administrative expenses	6,327,168	5,432,881	13,483,832	7,083,918
Operating loss	(4,348,688)	(4,797,073)	(11,032,128)	(6,623,369)
Interest (expense)	(253,993)	(95,041)	(553,148)	48,141
Other income(expense)	381,817	162	2,263	11,693
Income before income taxes	(4,220,864)	(4,891,952)	(11,583,013)	(6,563,535)
Provision for income taxes	154,036	132,072	323,255	41,635
Net loss	(4,066,828)	(4,759,880)	(11,259,758)	(6,521,900)

Summary balance sheet data:
Cash and cash equivalent	$831,134	$1,078,631	$1,476,234	$187,261
Working capital	(4,941,060)	(1,667,433)	(4,165,839)	(544,085)
Total assets	19,225,980	12,514,625	21,893,375	2,024,077
Current liabilities	6,967,929	4,704,376	7,061,724	1,581,576
Total long-term liabilities	7,820,408	4,636,416	8,524,673	650,0000
Total liabilities	14,788,337	9,340,792	15,586,397	2,231,576
Total stockholders’ equity	4,437,643	3,173,833	6,306,978	(207,499)

RISK FACTORS

 An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

RISKS RELATED TO OUR FINANCIAL CONDITION

Our auditors have substantial doubt as to our ability to continue as a going concern.

Our independent registered public accounting firm issued its report dated October 14, 2008 on our financial statements for the year ended June 30, 2008, which included an explanatory paragraph that expressed substantial doubt about Collexis’ ability to continue as a going concern.  As discussed in Note 2 to the Financial Statements, as of June 30, 2008 and December 31, 2008, we have incurred substantial operating losses, net cash outflows from operations and we have a working capital deficiency.  We anticipate that such conditions will continue in the foreseeable future.  Because we have been issued an opinion by our auditors that includes an explanatory paragraph that substantial doubt exists as to whether we can continue as a going concern, it may be more difficult for us to attract investors.  Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development and commercialization of our products.  We intend to seek additional funds through private placements of equity or the incurrence of debt.  Our financial statements have been prepared on a going concern basis and do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

We need additional capital, and it may not be available on acceptable terms, or at all.  If we do not receive the additional capital we need, our financial condition and future prospects will suffer, and our business could fail.

As of April 30, 2009, we had cash and cash equivalents of approximately $1.7 million.  We believe our current balance of cash and cash equivalents combined with any funds generated from our operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next two months based upon our estimates of funds required to operate our business during that period.

In order to meet our short-term working capital needs, we are currently conducting a private placement of our common stock for up to $4.0 million.  As of the date of this report, we have accepted subscriptions for $2,765,000 from an investor who has orally agreed to finance our working capital needs through the purchase of shares of our common stock, up to the amount of this private placement, on an as needed basis until this offering is fully subscribed.  The investor is not contractually obligated to purchase additional shares of our common stock, therefore, there can be no assurance that we will receive additional funding through the private placement of our common stock and failure to achieve such funding will result in a significant negative impact to our business and our operating results.

We will need to raise additional funds for the following purposes:

•	to fund our operations, including sales, marketing and research and development programs;

•	to fund our deferred payments on acquisitions;

•	to fund any growth we may experience;

•	to enhance and/or expand the range of products and services we offer;

•	to increase our promotional and marketing activities; and

•	to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition and international expansion activities.

We cannot be sure additional capital will be available, and if it is, it will be on terms beneficial to us.  Historically, we obtained external financing primarily from sales of our common stock.  To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution.  If we are unable to obtain additional capital, we may then attempt to preserve our available resources by various methods including deferring the creation or satisfaction of commitments, reducing expenditures on our research and development programs or otherwise scaling back our operations.  If we are unable to raise additional capital or defer costs, that inability would have a material adverse effect on our financial position, result of operations, prospects and our business could fail.

We have a history of operating losses and will likely incur future losses. If our losses continue, and we are unable to achieve profitability, our stock price will likely suffer.

We have operated at a loss since our inception. For the six months ended December 31, 2008, and the six months ended December 31, 2007, our net losses were approximately $4.1 million and $4.8 million, respectively. These losses include expenditures associated with developing and selling software products, including our Collexis Engine. We expect that our losses will continue for the foreseeable future as we continue to invest in Collexis Engine enhancements and other programs.

Accordingly, we cannot assure you that we will be able to achieve or maintain profitability in the future. If we do not achieve and sustain profitability, it will likely have a material adverse effect on the market price of our common stock and our financial condition.

We have concluded that as of December 31, 2008, our internal control systems over disclosure controls and procedures and financial reporting were ineffective and may have significant deficiencies or material weaknesses. If we fail to meet our reporting obligations in a timely manner in the future due to ineffective internal control systems, our business could be harmed.

We have evaluated our internal control systems over disclosure controls and procedures and financial reporting as required by Section 404 of the Sarbanes-Oxley Act for the six months ended December 31, 2008 and found them to be ineffective. If we identify significant deficiencies or material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls over financial reporting for the year ending June 30, 2010, then we could be subject to scrutiny by regulatory authorities, the trading price of our common stock could decline and our ability to obtain any necessary equity or debt financing could suffer.

The costs of being an SEC registered company are proportionately higher for small companies like us.

The Sarbanes-Oxley Act of 2002 and the related SEC rules and regulations have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices.  We expect to experience increasing compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act.  These necessary costs are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors.

RISKS RELATED TO OUR BUSINESS

 Our ability to achieve profitability depends on the Collexis Engine and other product offerings.  If our products fail to achieve market acceptance, we will be unable to grow our business and achieve profitability.

We have expended significant financial resources, as well as management attention, on the Collexis Engine and related product offerings and expect our expenditures will continue to be significant.  We believe that our future profitability will depend on our ability to successfully market and achieve market acceptance for these products.  The degree of market acceptance of the Collexis Engine and related products will depend upon a number of factors, including:

•	the advantages of the Collexis Engine over competing products;

•	our ability to innovate and develop new features for the Collexis Engine;

•	customer needs for search products and knowledge discovery;

•	the price and cost-effectiveness of the Collexis Engine; and

•	the strength of sales, marketing and distribution support.

We are aware of a significant number of competing well-established search products offered by companies with significantly greater financial and marketing resources than us, such as Google, Yahoo, FASTsearch, Autonomy and Convera.  Even if the Collexis Engine achieves market acceptance, we may not be able to maintain that market acceptance over time if competing products are introduced that are viewed as more effective or are more favorably received than ours.  If the Collexis Engine does not achieve and maintain market acceptance, we believe that we will not be able to generate sufficient revenue to attain profitability.

We depend heavily on sales to our significant customers, and our business could be adversely affected if any of them reduce or terminate their purchases from us.

Seven customers represented approximately 50% of our total gross revenues for the year ended June 30, 2008.  One customer, National Institutes of Health, represented 21% of our gross revenues for the fiscal year ended June 30, 2008.  We may continue to depend on a limited number of companies for a significant portion of our revenue.  If a significant customer reduces or delays orders from us, terminates its relationship with us or fails to pay its obligations to us, our revenues could decrease significantly.

We are at an early stage of development, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We are a company in the early stages of development, with a short operating history to use in assessing our future prospects.  We will encounter risks and challenges as an early-stage company in a new and rapidly evolving market.  Our inability to address these challenges successfully could materially harm our business, operating results and financial condition

We have limited marketing experience and capacity.

We currently have 14 sales and marketing employees and independent contractors.  We anticipate committing significant additional resources to develop and grow a marketing and sales force.  If we decide to license or sell our products to distributors, those licensees or distributors, rather than us, may realize a significant portion of the profits from those products.

We are in extremely competitive markets, and if we fail to compete effectively or respond to rapid technological change, our revenues and market share will be adversely affected.

Our business environment and the search and software industries in general are characterized by intense competition, rapid technological changes, changes in customer requirements and emerging new market segments.  Our competitors include many companies that are larger and more established and have substantially more resources than we do, such as Google, Yahoo, FASTsearch, Autonomy and Convera.  In our Lawriter online legal research business, we face strong competition from Reed LexisNexis® and Westlaw®.  Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the markets that we serve. Accordingly, new competitors or alliances among existing competitors may emerge and rapidly acquire significant market share.  Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

For our strategy to succeed and to remain competitive, we must leverage our core technology to develop new product offerings, update existing features and add new components to our current products such as support for new data types and taxonomies for specific vertical markets.  These development efforts are expensive, and we plan to fund these developments with our existing capital resources, and other sources, such as equity issuances and borrowings that may be available to us.  If these developments do not generate substantial revenues, or we are unable to access other sources of capital on acceptable terms, our business and results of operations will be adversely affected.  We cannot assure you that we will successfully develop any new products, complete them on a timely basis or at all, achieve market acceptance or generate significant revenues with them.

We design our products to work with certain systems, and changes to these systems may render our products incompatible with these systems.  As a result, we may be unable to sell our products.

Our ability to sell our products depends on the compatibility of our products with other software and hardware products.  These products may change or new products may appear that are incompatible with our products.  If we fail to adapt our products to remain compatible with other vendors’ software and hardware products or fail to adapt our products as quickly as our competitors, we may be unable to sell our products.

Our software products are complex and may contain errors that could damage our reputation and decrease sales.

Our complex software products may contain errors that people may detect at any point in the products’ life cycles.  We cannot be assured that, despite our testing and quality assurance efforts and similar efforts by current and potential customers, errors will not be found in our products.  The discovery of an error may result in loss of or delay in market acceptance and sales.

Because of the technical nature of our business, our intellectual property is extremely important to our business, and adverse changes to our intellectual property could harm our competitive position.

We believe that our success depends, in part, on our ability to protect our proprietary rights and technology. Historically, we have relied on a combination of copyright, patents, trademark and trade secret laws, employee confidentiality and invention assignment agreements, distribution and OEM software protection agreements and other methods to safeguard our technology and software products.  Risks associated with our intellectual property include the following:

•	pending patent applications may not be issued;

•	intellectual property laws may not protect our intellectual property rights;

•	others may challenge, invalidate, or circumvent any patent issued to us;

•	rights granted under patents issued to us may not provide competitive advantages to us;

•	unauthorized parties may attempt to obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

•	others may independently develop similar technology or design around any patents issued to us; and

•	effective protection of intellectual property rights may be limited or unavailable in some foreign countries in which we operate.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Companies in the software and technology industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights.  We face the possibility of intellectual property rights claims against us.  Our technologies may not be able to withstand any third-party claims or rights against their use.  Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology if it is ultimately found by a court to be in violation of a third party’s rights.  We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses.  The technology also may not be available for license to us at all.  As a result, we may also be required to develop alternative, non-infringing technology, which could require significant effort and expense.  If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively.  Any of these results could harm our operating results and financial condition.

We depend on key personnel.

Our ability to develop our business depends upon our attracting and retaining qualified management, marketing and technical personnel, including consultants.  Because the number of qualified technical personnel, including software developers, is limited and competition for such personnel is intense, there can be no assurance that we will be able to attract or retain such persons.  The loss of key personnel or the failure to recruit additional key personnel could significantly impede attainment of our objectives and have a material adverse effect on our financial condition and results of operations.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is not listed on a stock exchange, and trading on the OTC Bulletin Board lacks the depth, liquidity and orderliness necessary to maintain a liquid market in our common stock.

Although shares of our common stock sometimes trade on the OTC Bulletin Board, there is only limited trading in our common stock.  Trading on the OTC Bulletin Board lacks the depth, liquidity and orderliness necessary to maintain a liquid market in our common stock.  For these reasons, we do not expect a liquid market for our common stock to develop on the OTC Bulletin Board.

Our common stock is not listed on a stock exchange, and the bid price for our common stock remains below $5.00 per share.  Our common stock is subject to additional federal and state regulatory requirements that require, among other things, broker-dealers to satisfy special sales practice requirements, including making individualized written suitability determinations and receiving a purchaser’s consent before consummating any transaction in the common stock.  Our common stock is considered a “penny stock” pursuant to the rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The penny stock rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If our common stock are subject to the penny stock rules, investors will find it more difficult to dispose of their shares.  Further, these restricted market and additional regulatory requirements limit the liquidity of our common stock, and they may adversely affect our ability to raise additional financing by issuing our securities.

We may issue shares of preferred stock in the future that could have superior rights to our common stock.

Our articles of incorporation permit our board of directors to authorize and issue “blank check” preferred stock. Accordingly, our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders and the right to the redemption of such shares, together with a premium, prior to the redemption of the common stock. To the extent that we issue shares of preferred stock, the rights of the holders of the common stock could be impaired, including with respect to liquidation.

Our stock price has been and may continue to be volatile.

The securities of software companies, particularly those whose shares are traded on the OTC Bulletin Board, have experienced significant price and volume fluctuations that have often been unrelated to the companies’ operating performance.  The trading prices and volumes of our shares of common stock have fluctuated widely since the shares began trading on the OTC Bulletin Board on July 2, 2007.  Announcements of technological innovations for new commercial products by us or our competitors, developments concerning proprietary rights or general conditions in the information technology and software industries may have a significant effect on our business and on the market price of our common stock.  Sales of shares of our common stock by existing security holders could also have an adverse effect on the market price of our common stock, given the limited trading volume of our common stock.

We do not intend to pay dividends on our common stock.

We have not declared any dividends or made any distributions on our common stock.  We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus contains forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although our forward-looking statements reflect the good faith judgment of our management, these statements can be based only on facts and factors of which we are currently aware. Consequently, forward-looking statements are inherently subject to risks and uncertainties. Actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as other sections in this report. Such forward-looking statements are based on our management’s current plans and expectations and are subject to risks, uncertainties and changes in plans that could cause actual results to differ materially from those anticipated in the forward-looking statements. You should be aware that, as a result of any of these factors materializing, the trading price of our common stock could decline, and you could lose all or part of the value of your shares of our common stock. These factors include, but are not limited to, the following:

•	the availability and adequacy of capital to pay the deferred payment obligations we owe and to support and grow our business;

•	changes in economic conditions in the U.S. and in other countries in which we currently do business;

•	currency exchange rates;

•
failure to integrate new products and newly acquired companies and the diversion of management resources relating to acquisitions, and the negative effect on our earnings relating to the amortization or potential write-down of acquired assets or goodwill;

•	fluctuations in operating results and earnings, including timing of cash flows and company performance;

•	market acceptance of new products or the failure of new products to operate as anticipated;

•	actions taken or not taken by others, including competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in our industry;

•	changes in our business and growth strategy, capital improvements or development plans;

•	disputes regarding our intellectual property; and

•	other factors discussed under the section entitled “Risk Factors” or elsewhere in this report.

These and additional factors are set forth under Risk Factors above in this report.  You should carefully review these risks and additional risks described in other documents we file from time to time with the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K filed on October 14, 2008. The cautionary statements made in this report are intended to be applicable to all related forward-looking statements wherever they may appear in this report.

We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

MARKET DATA AND FORECASTS

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on such data and knowledge of our industry, which we believe to be reasonable. None of the independent industry publications used in this prospectus was prepared on our or our affiliates’ behalf.  Market data contained in this prospectus includes estimates and projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data turn out to be incorrect, actual results may differ significantly from the projections.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders but we would receive $1,009,412 in aggregate from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash.  We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock began being quoted on the Over-the-Counter Bulletin Board on July 2, 2007 under the symbol “CLXS.OB.”  The following table sets forth, for the periods indicated, the high and low bid prices for our common stock as reported on the Over-the-Counter Bulletin Board.  These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices
	High	Low
Year Ending June 30, 2009

Third Quarter (through April 30)	$0.30	$0.10
Second Quarter	$0.55	$0.10
First Quarter	$0.60	$0.30

Year Ended June 30, 2008
Fourth Quarter	$0.75	$0.23
Third Quarter	$0.77	$0.22
Second Quarter	$2.00	$0.41
First Quarter	$12.00	$1.90

Holders

As of April 30, 2009, there were approximately 98 stockholders of record of our common stock.  The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers. The last reported sale price of our common stock on April 30, 2009 was $0.11 per share.

Transfer Agent and Registrar

Our independent stock transfer agent is American Stock Transfer and Trust Company, located in New York, New York.  Their mailing address is 59 Maiden Lane, Plaza Level, New York, NY 10038.  Their phone number is (718) 921-8124.

Dividend Policy

We have never declared dividends or paid cash dividends.  Our board of directors will make any future decisions regarding dividends.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Our board of directors has complete discretion on whether to pay dividends.  Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following chart provides information regarding our equity compensation plans (including individual compensation arrangements) for the period ended March 31, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans not approved by security holders	17,370,280	$0.4283	—

Director Options.  Options granted to our directors are fully vested as of the date of grant and expire five years from the date of grant, if not terminated earlier under the terms of the nonqualified stock option agreement.  We have granted nonqualified stock options to certain of our directors as follows:

•	Mark S. Germain –1,000,000 shares at an exercise price of $0.75 per share;
•	Mark Auerbach – 270,000 shares at an exercise price of $0.75 per share;
•	Frank C. Carlucci – 270,000 shares at an exercise price of $0.75 per share;
•	John D. Macomber – 270,000 shares at an exercise price of $0.75 per share; and
•	John J. Regazzi – 270,000 shares at an exercise price of $0.75 per share.
•	Andrew A. Sorensen – 270,000 shares at an exercise price of $0.18 per share.

Post-Merger Employee Options. We have granted certain individuals and entities, including certain of our executive officers, nonqualified options to purchase 6,305,000 shares of our common stock at an exercise price of $0.75 per share. These options vest quarterly over a three-year period and expire between three and eight years from the date of grant, if not terminated earlier under the terms of the nonqualified stock option agreement. In certain of these agreements, the options vest immediately upon a change in control or if the employee is terminated without cause or resigns for good reason (as each term is defined in the stock option agreement).

Pre-Merger Employee Options.  Before the reverse merger on February 13, 2007, Collexis B.V. granted nonqualified stock options to several of its officers, directors and employees.  These options were converted in the reverse merger to options to acquire shares of our common stock, and the exercise price and amount of shares were adjusted accordingly.  These options vest quarterly over a three-year period and expire three to five years from the date of grant, if not terminated earlier under the terms of the agreement.  As of March 31, 2009, nonqualified options to purchase 8,315,280 share of our common stock have been granted under these terms with exercise prices ranging from $0.10 per share to $0.3875 per share.

In addition, the Company’s Chief Financial Officer was granted 400,000 shares of restricted stock with a three year vesting period beginning April 7, 2008.

BUSINESS AND PROPERTIES

 Overview

Collexis Holdings, Inc. is a global software development company headquartered in Columbia, South Carolina with operations in Cincinnati, Ohio, Geldermalsen, the Netherlands and Cologne, Germany.  We develop software that supports the knowledge intensive market, building tools to search and mine large sets of information.  Our software enables search, aggregation, navigation and discovery of information.  Using public as well as proprietary thesauri of industry specific language, we can create “fingerprints” of texts – such as articles, web pages, books and internal and external databases – that can be used in turn to find the most relevant information for a researcher or business professional.  We generate our revenues primarily from licensing our software, providing services to the users of our software, maintaining and supporting our software, selling related hardware and hosting software on an application service provider basis.

We operate several subsidiaries that support our core technology sales in the government, enterprise and life science sectors. We recently acquired an industry-dedicated subsidiary, Lawriter LLC, that provides online legal research services to lawyers in the United States primarily through state bar associations.  In addition, we now offer the world’s first pre-populated professional social network for life science researchers, www.biomedexperts.com.

Our technology is based on the principle of fingerprinting or the semantic profiling of a document.  The Collexis software can create a fingerprint for any piece of text containing relevant information.  This process makes use of a structure of professional terminology in a particular field, including thesaurus, taxonomies or ontologies.  A thesaurus contains selected words, terms and concepts and their semantic relationships in a hierarchical structure also reflecting synonyms and homonyms. The profiled fingerprint of a document is the starting point for industry applications that we use in our primary markets.  The document fingerprint depends not only on the capabilities of the resulting application, but also on the underlying functionality and scalability of the system architecture to perform in industries as diverse as the legal, life sciences, and defense/government markets.

Our system architecture has three tiers.  We configure the first tier, an application interface, according to customer specifications and made available only to authorized users via intranet or extranet for specialized database searches.  A proprietary interface arranges for communications between the user and our technology, thus providing easy integration in existing environments.  The second tier, Collexis Engine, is a core data processing engine that executes commands that extract, match and relate pieces of text.  Our third tier of architecture is a permanent storage layer, which stores the location of all information used by the Collexis Engine for later retrieval; however, actual source material is not typically stored on our system.

Corporate History

Collexis was formed when, on February 13, 2007, Collexis Holdings, Inc., a Delaware corporation, merged with and into Technology Holdings, Inc., a Nevada corporation. As the surviving company, Technology Holdings, Inc. changed its name to Collexis Holdings, Inc. Immediately before the merger, Collexis Holdings, Inc. had acquired through a share exchange approximately 99.5% of the outstanding capital stock of Collexis B.V. On June 27, 2008, we acquired the remaining 0.5% of Collexis B.V. stock we did not previously own in exchange for 183,333 shares of our common stock. Before the merger, Technology Holdings, Inc. was a development stage company with no operations. Collexis B.V. was founded in 1999 in the Netherlands and through these transactions became the operating subsidiary of Collexis Holdings and acquirer for accounting purposes.

On October 19, 2007, we acquired our long-time software development partner, SyynX WebSolutions GmbH, a privately-held software company based in Cologne, Germany.  Additionally, on February 1, 2008, we acquired Lawriter, LLC, an Ohio based company that provides online legal research services to bar associations under the name Casemaker® via monthly database subscription fees.  Currently, Lawriter has 28 state bar associations as customers.  See “Financial Statements – Note 3, Acquisitions” for more information.  To further expand our offerings to legal industry clients, on January 18, 2008, we entered into a licensing and publishing agreement with VersusLaw, Inc., under which we acquired a perpetual, non-exclusive, transferable license to use VersusLaw’s legal-related collection of judicial opinions.

On February 26, 2009, we filed a petition with the Court in the Netherlands to file for bankruptcy protection for Collexis B.V.  The bankruptcy was declared effective on March 3, 2009 and a Trustee was appointed to liquidate the subsidiary.  Since the acquisition of SyynX, our long time software development partner in October, 2007, management had implemented an aggressive strategy to reorganize Collexis B.V. in an attempt to make it profitable and economically viable.  It became apparent, through these efforts, that continuing the operations of Collexis B.V. was not in the best long-term interest of the Company.  To date, management believes this decision has had no negative impact on the Company’s business or prospects.

Our Markets and Competition

We focus on three key markets:

•	life sciences (university and medical research, healthcare, biopharma);

•	government (defense and intelligence, and enterprise business intelligence); and

•	legal.

We believe that each of these markets represents a search and discovery software sales market of more than $1 billion according to Outsell, Inc.  These markets are highly competitive, however, and are served by many companies with significantly greater capital resources than those available to us.  Our competitors include Google, Yahoo, FAST search, Autonomy, Convera and others.   In our Lawriter online legal research business, we face strong competition from Reed LexisNexis® and Westlaw®.  These organizations span from large search providers like Google, who continue to move into broad groups of commercial and government sectors, to smaller competitors like Convera that compete with us in a specific market – defense and intelligence.

Our Competitive Strengths

The superior Collexis approach is known as high definition search and knowledge discovery.

Collexis makes significant improvements to standard data and information retrieval capabilities by discovering the relationships between the elements of different content sources and uncovering unique information. Additionally, Collexis can look at aggregate information from multiple content sources to create potentially new hypotheses based on large volumes of unstructured content.

Our Growth Strategy

We have four related growth strategies:

•	a full service strategy in which we provide access to public or private content through our customized software search and mining applications;

•	a subscription/application service provider (ASP) service in which we function as an ASP with little or no customization;

•	a hybrid of these two strategies – mixing internal and external content in pre-built interfaces as a hosted or onsite solution; and

•	providing portal or community platforms/networks for key markets.

For our full service customer, generally large government and business users, we offer customized software search and mining applications on a licensed basis with add-on service contracts and software development tools.  In the United States, we have licensed our software to the National Institutes of Health for work in connection with its analysis of grant applications.  In Europe, we have entered into similar arrangements with the World Health Organization, Wellcomes Trust, the Royal Dutch Academy of Arts and Science, and the University of Rotterdam, among others.

Our second sales strategy is a subscription service for our Collexis Engine or other relevant applications, in which we function as an application service provider. In this sales approach we provide little or no customization of our software. Subscribers can purchase access on a daily, monthly, or annual basis, price based on the number of users. For example, in the life sciences field, our clients can use the Collexis Engine to search and mine patent literature, grant applications, clinical trials, medical literature and other databases. Representative clients using our software in this manner include Mayo Clinic, Johns Hopkins University and the University of South Carolina.

Our third sales approach provides customers with some customizations of our basic search and mining technology, but we still serve primarily as an ASP.

Our fourth and newest sales strategy is based on the development of a community portal (Biomed Experts) that allows our target markets to communicate and collaborate with experts and broaden their knowledge in their respective fields.

Currently we are transitioning from being a traditional license and maintenance software company to a subscription based application provider.  Working with internal and external development resources, we believe that recurring subscription application solutions will enhance our future growth opportunities and financial performance.  We intend to offer our solutions on an annual per-user basis or priced based on enterprise access.

Our Products

Science, Technical, and Medical Business

•
Expertise Profiling – building automated profiles of experts, based on the ideas derived from their publications, grants, or other materials.  These solutions are typically delivered as a service – with Collexis hosting the applications, managing the quality, managing the applications, and building the interfaces.

•
Knowledge Dashboards – building topic-specific applications from one or more data sources for researchers.  These solutions are also delivered as a service, with Collexis hosting the application, managing quality, managing the applications and customizing the interfaces.  These applications would be described as “faceted search” or “navigation” applications with visualization tools and do involve expert analysis on the topic selected.

•
Search and Aggregation – creating high precision search applications within specific domain areas based on controlled vocabularies (Thesauri, Taxonomies, Ontologies, etc).  These applications can be delivered locally or hosted, and some of them are prepackaged solutions like the Collexis Mediator platform for searching papers, grants, clinical trials, and other topics in the Biomedical Domain.

•
Core Indexing Technology – for large enterprises, and primarily for government agencies, our core search platform can be purchased for local installation and to do custom indexing and application build/design for very specific large agency projects.  In particular, in fields where information is highly sensitive to a company or classified by the US government, this is an effective option for Collexis to still deliver our core services to this community.  These engagements are billed as license & maintenance engagements and will often require training and SME services from Collexis.

BiomedExperts – Collexis has created a social networking website for the Biomedical community.  The site generates advertising revenue, but is also the technical underpinning for the Collexis profiling offerings in the Biomedical Domain area.

Legal Business

•
Casemaker 2.1 - Casemaker is a legal research service for State Bar Associations and their members.  Currently, 28 of the 50 state bar associations in the US subscribe to the Casemaker service, and they comprise the group that we refer to as the Casemaker Consortium. Our legal research service provides access to a library of over 12 Million legal documents for our participating Bar Association and their members.  The service is sold as a multi-year contract where Lawriter, our legal subsidiary, provides the service on our equipment, in our hosting environment, but through the local state bar association website.

•
CasemakerX – a jobs site with basic networking components, which is aimed at US College Law Students.  The system is offered in conjunction with the state bar associations and accredited law schools.  It is not a for-profit offering, but a separated part of the Casemaker service provided to State bars.

•
Casemaker Medical – a version of the Collexis search and aggregation platform built for attorneys who specialize in medical case work.  This solution is a hosted subscription product which allows attorneys to identify research work and biomedical experts to use in their legal research.

Marketing, Sales and Distribution

 We have 14 sales and marketing staff of which nine are employees and four are independent contractors.  We operate primarily using a direct sales model through these employees.  We also conduct indirect sales through partners, such as Lockheed Martin, that incorporate our products into their bids and technologies.  We grant limited, royalty-free licenses to selected projects supporting healthcare advancement in developing countries.  We have sales representation, either through sales representatives or through indirect partners, in the United States, Europe, South America and in the Asian-Pacific region.

We generally deliver our software on CDs, although we occasionally deliver our software electronically through our secure File Transfer Protocol site or through a web download.  We do not offer any customers or resellers a right of return.

Intellectual Property

 We recently filed international and domestic patent applications directed to multiple improvements we have made to the version 6.0 release of the Collexis Engine.  We believe these patent applications substantially strengthen our ability to protect our technology, particularly as it relates to our enhanced Collexis Engine.  While intellectual property rights are governed by a variety of laws in numerous countries and there is a risk that our business could infringe on the intellectual property rights of third parties, we believe we will be able to conduct our business without infringing on the intellectual property rights of others.

We have registered a patent in the Netherlands, which covers a method, including apparatus and software, for generating knowledge profiles from textual information in at least one structured datafile, resulting in a list containing a cluster of related concepts that can be used interactively to find other datafiles containing similar clusters.  This patent expires on May 9, 2020

Our Employees

 As of March 31, 2009, we had 51 employees and 11 independent contractors. All of our employees are full-time employees.  We consider our relationship with our employees to be good.  In the U.S., we had 35 employees, and 16 of our employees are based in Europe.

Litigation

Collexis and its wholly-owned subsidiary Lawriter LLC are defendants in a case commenced by JuriSearch Holdings LLC (“JuriSearch”), a vendor of content to Lawriter. The case was commenced on April 10, 2008, and asserts claims based on breach of contract, conversion, and replevin (an act to recover goods by somebody who claims to own them). JuriSearch alleges that it has been damaged in an amount exceeding $500,000 by Lawriter’s termination of the contract and asserted failure to return property belonging to JuriSearch. Lawriter believes that JuriSearch breached the contract by failing to provide accurate and timely data, as well as by communicating directly with Lawriter’s customers (the bar associations with whom Lawriter does business) concerning the contract in violation of the terms of the contract.

Collexis and Lawriter have successfully had the case moved from the Superior Court for Los Angeles County, California to the United States District Court for the Central District of California.   The parties have been through mediation without a resolution.  We believe that JuriSearch’s claims are without merit and intend to defend the lawsuit vigorously.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a global software development company with worldwide headquarters in Columbia, South Carolina. We develop software that supports the knowledge intensive market, building tools to search and mine large sets of information. Our Collexis Engine software enables discovery through identification, ordering and aggregation of ideas and concepts. We generate our revenues primarily from licensing our software, providing services to the users of our software, maintaining and supporting our software, selling related hardware and hosting software on an application service provider basis.

Acquisitions and Expansions

Acquisition of SyynX Solutions GmbH. On October 19, 2007, we acquired our long-time software development partner, SyynX Solutions GmbH. For the six months ended June 30, 2007, we paid SyynX approximately $457,000 for software development services, customer support and related services. We purchased all of the capital stock of SyynX for an aggregate cash consideration of €5,923,267, or $8,488,343 at then current exchange rates. Our consolidated financial results reflect the financial results of SyynX beginning on October 19, 2007.

On January 6, 2009, we entered into an agreement amending the Share Purchase Agreement for SyynX.  The amendment relates to the payment terms of the second installment which was due on October 1, 2008 in the amount of €1,494,304 plus accrued interest at 8% for a period of 90 days (the payment grace period).  As of December 31, 2008, the second installment amount due with accrued interest was €1,524,006.  The amendment provides for the following payments, which as of the date of this prospectus have been paid only as set forth below:

           (1)       €300,000 on or before January 7, 2009 (paid on January 6, 2009);

           (2)       €400,000 on or before February 3, 2009;

           (3)       €100,000 on or before February 17, 2009; and

           (4)       €724,006 on or before March 31, 2009 (which includes €29,702 accrued interest).

In addition, pursuant to the amendment, interest accrues on the unpaid second installment balance at an annual rate of 12% from January 1, 2009, until paid.  Based on the remaining second installment payments above, the estimated interest payments accrued through April 30, 2009 are approximately €49,181 or approximately $64,182 based on the April 30, 2009 exchange rate.

As noted above, we have not satisfied the agreed upon payment schedule for the second installment.  Pursuant to the terms of the Share Purchase Agreement, during such time as any installment remains outstanding, the former SyynX shareholders have a contractual lien against the SyynX shares and the right to use the SyynX software and products developed by the Company with the right to grant sub-licenses until complete payment of the purchase price.  We have reached a verbal agreement with the former shareholders of SyynX to extend these payment due dates and delay their contractual remedies during such extension.

Licensing and Publishing Agreement with VersusLaw, Inc. On January 18, 2008, we entered into a licensing and publishing agreement with VersusLaw, Inc., under which we acquired a perpetual, non-exclusive, transferable license to use VersusLaw’s legal-related collection of judicial opinions. In exchange for the rights granted to us, we paid VersusLaw a licensing fee of $1,385,000, which was composed of: $100,000 in cash; a secured promissory note for $650,000; and 846,666 shares of our common stock with an agreed upon value of $0.75 per share, or $635,000. The principal of the note was due on February 18, 2008. We paid the note in two installments: $100,000 on February 18, 2008 and the remaining $550,000 on April 14, 2008.

The licensing and publishing agreement gives us the non-exclusive right to advertise and distribute copies of the data to end users, and to permit our customers to download, print and electronically copy the data. The term of the license granted to us is perpetual, without payment of any additional licensing fees.

Acquisition of Lawriter LLC. On February 1, 2008, we acquired Lawriter LLC, an Ohio based company that provides online legal research services to bar associations under the name Casemaker® via monthly database subscription fees. We purchased all of the limited liability company interests in Lawriter from OSBA.COM LLC, an Ohio limited liability company (“OSBA”), and the Institute of Legal Publishing, Inc., an Ohio corporation f/k/a Lawriter Corporation (“Lawcorp”), for an aggregate consideration of $9,000,000, plus an earn out, if any.

On February 1, 2009, we entered into an agreement with the OSBA and Lawcorp to extend the due date of their February 1, 2009 payments of $313,750 and $750,000, respectively, until April 1, 2009.   On April 1, 2009, the OSBA obligation was satisfied by a cash payment of $213,750 and a credit against the balance of the monthly fee that would otherwise be payable by the Ohio State Bar Association to Lawriter for an additional 12 months beyond the 60 month period provided for in the original purchase agreement.

          The Lawcorp obligation was satisfied through two cash payments by us of $186,250 on April 1, 2009 and $100,000 on April 15, 2009.  The balance of the amount due by us to Lawcorp for this installment payment was satisfied by our transfer to Lawcorp of the computer server which is presently in active service for the fulfillment of the Casemaker service to the 28 state bar association members.  The data that resides on the server includes all digitalized data owned by Lawriter Corporation or Collexis, including the Casemaker search engine, version 2.1.  Pursuant to our agreement with Lawcorp, we are required to fully maintain the equipment and update the data as required by the agreement with the state bar associations.  We are still entitled to utilize this equipment, data and search engine to operate our Lawriter business until July 1, 2009.  At any time on or before July 1, 2009, we have the right to repurchase the server, data and search engine for $464,000 plus annualized interest of 12%.  If any new state bar association signs a membership agreement with Lawriter on or before July 1, 2009, such agreement will be assigned to Lawcorp if we are unable to re-purchase the assets.

Results of Operations

We developed the table below to provide a comparison of our operating results for the years ending June 30, 2008 and 2007.  In the prior year, our Form 10-KSB/A transitional report filed on October 29, 2007 included Results of Operations for the six months ended June 30, 2007.  Therefore, to make management’s discussion and analysis of results more meaningful, comparable full year results are presented below.

	6 Months Ended		12 Months Ended
	December 31,		June 30,
	2006	June 30,	2007	June 30,
	Unaudited	2007	Unaudited	2008
Revenue
License revenue	$45,877	$367,650	$413,527	$728,326
Service revenue	652,743	410,661	1,063,404	1,613,660
Maintenance & support revenue	166,559	121,891	288,450	368,907
Hardware & hosting revenue	8,756	33,864	42,620	143,430
Database subscription revenue	-	-	-	1,250,998
Total Revenue	$873,935	$934,066	$1,808,001	$4,105,321

Expenses
Cost of license revenue	$929	$26,873	$27,802	$49,940
Cost of service revenue	300,884	223,509	524,393	955,826
Cost of maintenance & support revenue	310,083	457,348	767,431	148,586
Cost of hardware & hosting revenue	11,827	15,999	27,826	104,573
Cost of subscription revenue	-	-	-	394,692
General and administrative	2,172,275	2,591,298	4,763,573	9,525,514
Sales and marketing	179,110	1,242,995	1,422,105	3,065,258
Research and development	399,842	498,398	898,240	1,446,208
Total Expenses	3,374,950	5,056,420	8,431,370	15,690,597

Loss before other income	(2,501,015)	(4,122,354)	(6,623,369)	(11,585,276)
Other income	30,228	29,606	59,834	2,263
Loss before income tax	(2,470,787)	(4,092,748)	(6,563,535)	(11,583,013)
Income tax benefit (expense)	41,635	-	41,635	323,255
NET LOSS	$(2,429,152)	$(4,092,748)	$(6,521,900)	$(11,259,758)

Fiscal Year Ended June 30, 2008 Compared to Fiscal Year Ended June 30, 2007

Total Revenues.  Total revenues increased approximately $2,297,000, or 127%, to approximately $4,105,000 for the twelve months ended June 30, 2008 as compared to approximately $1,808,000 for the twelve months ended June 30, 2007.  This increase was due to the expansion of efforts in the university and research markets resulting in increases in license revenue, service revenue, and maintenance and support revenue, and more notably, revenue contribution by our acquisitions of Lawriter and SyynX, of $1,251,000 and $428,000, respectively.

License Revenue.  License revenue increased approximately $314,000, or 76%, to approximately $728,000 for the twelve months ended June 30, 2008 as compared to approximately $414,000 in the twelve months ended June 30, 2007.  This increase is primarily due to sales of new licenses and subscriptions in the government, university and research markets.

Service Revenue.  Service revenue increased approximately $550,000, or 52%, to approximately $1,614,000 for the twelve months ended June 30, 2008 versus approximately $1,063,000 for the twelve months ended June 30, 2007.  This increase arises from sales efforts to deliver services to new clients, and to existing clients who seek to add profiles and libraries to new and existing subscription applications.  Additionally, the SyynX acquisition contributed approximately $351,000 to such growth.

Maintenance & Support Revenue.  Maintenance and support revenue increased approximately $81,000, or 28%, to approximately $369,000 for the twelve months ended June 30, 2008 compared to approximately $288,000 for the twelve months ended June 30, 2007.  This increase is due primarily to sales of maintenance contracts to new and existing license customers.

Hardware & Hosting Revenue.  Hardware and hosting revenue increased approximately $100,000, or 236%, to approximately $143,000 in the twelve months ended June 30, 2008 versus approximately $43,000 in the twelve months ended June 30, 2007.  This increase is due primarily to the SyynX acquisition, approximately $79,000, and an increase in both Collexis, B.V. and Collexis, Inc. hosting activities.

Database Subscription Revenue. Database subscription revenue was approximately $1,251,000 in the twelve months ended June 30, 2008.  This was a new revenue line for us as a result of our acquisition of Lawriter, LLC on February 1, 2008.  Therefore, no revenue for this service line existed in the twelve months ended June 30, 2007.

Cost of License Revenue.  Cost of license revenue was approximately $50,000 in the twelve months ended June 30, 2008 as compared to approximately $28,000 in the twelve months ended June 30, 2007, an increase of approximately $22,000, or 79%.  This increase was driven by increased license revenue year over year.

Cost of Service Revenue.  Cost of service revenue increased approximately $432,000, or 82%, to approximately $956,000 for the twelve months ended June 30, 2008 versus approximately $524,000 for the twelve months ended June 30, 2007.  This was due primarily to an increase in service revenue and SyynX costs to support our services contracts.

Cost of Maintenance & Support Revenue.  Cost of maintenance and support revenue decreased approximately $619,000, or 81%, to approximately $148,000 for the twelve months ended June 30, 2008 compared to approximately $767,000 for the twelve months ended June 30, 2007.  Prior year costs were primarily driven by increased staff, infrastructure and costs in the Netherlands.  Since October 2007, management has undertaken an aggressive approach to reduce the costs of our operations in the Netherlands, including staff reductions.

Cost of Hardware & Hosting Revenue.  Cost of hardware and hosting revenue was approximately $105,000 in the twelve months ended June 30, 2008 versus approximately $28,000 in the twelve months ended June 30, 2007, an increase of approximately $77,000, or 275%.  This increase was a function of the SyynX acquisition which added approximately $73,000 of incremental costs.

Cost of Subscription Revenue.  Cost of subscription revenue was approximately $395,000 in the twelve months ended June 30, 2008. This was a new expense for us due to the acquisition of Lawriter, LLC on February 1, 2008.  Therefore, no comparable cost for this expense line existed in the twelve months ended June 30, 2007.

General & Administrative Expenses.  General and administrative expenses increased to approximately $9.5 million for the twelve months ended June 30, 2008 versus approximately $4.8 million for the twelve months ended June 30, 2007, an increase of $4.8 million, or 100%.  This increase was due primarily to the expansion of our business and product lines, including higher costs associated with:  compensation expense of approximately $452,000; increases in legal and accounting fees of approximately $1,033,000 associated with the SyynX, Lawriter, and VersusLaw license acquisitions as well as the costs of being a public company; SyynX and Lawriter incremental general and administrative expenses of approximately $568,000; increased depreciation and amortization costs of approximately $1,084,000 associated with intangibles and other assets acquired from SyynX and Lawriter; increased insurance cost of approximately $192,000 primarily due to directors and officers insurance costs; increased interest expense of approximately $553,000 due to deferred acquisition costs; increased bad debts and travel costs of approximately $180,000 and $140,000, respectively; and other costs including the impact of foreign exchange losses of approximately $335,000.

Sales & Marketing.  Sales and marketing expenses increased to approximately $3.1 million for the twelve months ended June 30, 2008 compared to approximately $1.4 million for the twelve months ended June 30, 2007, an increase of approximately $1.7 million, or 121%..  The SyynX and Lawriter acquisitions contributed approximately $317,000 and $138,000, respectively, to the increase.  Additionally, due to our enhanced efforts of an expanded sales and marketing staff, salaries, commissions and travel costs increased approximately $535,000, $47,000 and $189,000, respectively.  Advertising and professional services relating to marketing increased by approximately $314,000 and $222,000, respectively, as we expanded marketing efforts to build our visibility in the marketplace.  This increase was offset by a decrease of approximately $110,000 in miscellaneous sales and marketing expenses primarily in the Netherlands.

Research & Development.  Research and development costs increased from approximately $898,000 for the twelve months ended June 30, 2007 to approximately $1,446,000 for the twelve months ended June 30, 2008, an increase of approximately $548,000, or 61%.    This increase is due primarily to the SyynX acquisition.  Historically, Collexis B.V. would use SyynX as its third party development and support provider.  Collexis B.V. reflected all these costs as R&D in the twelve months ended June 30, 2007, or approximately $782,000.  In fiscal 2008, prior to the acquisition, they reflected approximately $60,000 as R&D.  Since the acquisition, SyynX is the primary provider of R&D type services to Collexis and we track these costs based on a review of work performed.

Total Expenses and Net Loss.  As a result of the above factors, as well as our decision to fully reserve our deferred tax asset in 2006, total expenses increased to approximately $15.7 million for the twelve months ended June 30, 2008 compared to approximately $8.4 million for the twelve months ended June 30, 2007, an increase of approximately $7.3 million, or 87%.  Our net loss increased to approximately $11.6 million for the twelve months ended June 30, 2008 compared to approximately $6.5 million for the twelve months ended June 30, 2007, an increase of approximately $5.1 million, or 78%.

Six Months Ended December 31, 2008 Compared to Six Months Ended December 31, 2007

Total Revenues. Total revenues increased approximately $2.05 million, or 162%, to approximately $3.31 million for the six months ended December 31, 2008 as compared to approximately $1.26 million for the six months ended December 31, 2007. Of this increase, approximately $560,000, or 27%, was due to the expansion of sales efforts in the university and research markets.  The remaining increase was due primarily to the revenue contribution by our acquisition of Lawriter of approximately $1.49 million.

License Revenue. License revenue decreased approximately $75,000, or 27%, to approximately $204,000 for the six months ended December 31, 2008 as compared to approximately $278,000 in the six months ended December 31, 2007. This decrease is primarily due to fewer sales of new licenses and subscriptions in the government, university and research markets.

Service Revenue. Service revenue increased approximately $454,000, or 69%, to approximately $1.1 million for the six months ended December 31, 2008 versus approximately $659,000 for the six months ended December 31, 2007. This increase was primarily driven by our US market, where approximately $331,000 of our period sales revenue was derived from sales efforts to deliver services to new existing clients who seek to add profiles and libraries to subscription applications. The remaining increase of approximately $123,000 was attributable to our European market.

Maintenance & Support Revenue. Maintenance and support revenue increased approximately $180,000, or 65%, to approximately $457,000 for the six months ended December 31, 2008 compared to approximately $277,000 for the six months ended December 31, 2007. This increase was due primarily to sales of maintenance contracts to new and existing license customers.

Hardware & Hosting Revenue. Hardware and hosting revenue remained flat year over year for the six months ended December 31, 2008 and 2007 at approximately $51,000.  We are placing less of an emphasis on hosting client applications.

Database Subscription Revenue. Database subscription revenue was approximately $1.49 million for the six months ended December 31, 2008. This was a new revenue line for us as a result of our acquisition of Lawriter, LLC on February 1, 2008. Therefore, no revenue for this service line existed for the six months ended December 31, 2007.

Cost of License Revenue. Cost of license revenue was approximately $180,000 for the six months ended December 31, 2008 as compared to approximately $43,000 for the six months ended December 31, 2007, an increase of approximately $137,000, or 319%.   This increase was primarily due to a revenue sharing accrual resulting from the execution of a license contract, with one of our strategic partners at the end of December 2008.  The revenue associated with this license contract, of approximately $300,000, will be recognized as the work is completed which is expected in the third quarter of 2009.

Cost of Service Revenue. Cost of service revenue increased approximately $339,000, or 100%, to approximately $677,000 for the six months ended December 31, 2008 versus approximately $338,000 for the six months ended December 31, 2007.   This increase was a direct result of the increase in service revenue experienced for the six month period.

Cost of Maintenance & Support Revenue. Cost of maintenance and support revenue decreased approximately $179,000, or 85%, to approximately $31,000 for the six months ended December 31, 2008 compared to approximately $210,000 for the six months ended December 31, 2007.  The decrease was due to the minimal support required to service our maintenance contracts.

Cost of Hardware & Hosting Revenue. Cost of hardware and hosting revenue was approximately $73,000 for the six months ended December 31, 2008 versus approximately $37,000 for the six months ended December 31, 2007, an increase of approximately $36,000, or 97%. This increase is a function of the increased costs we are incurring from our third party hosting centers as well as approximately $25,000 of added costs from SyynX.

Cost of Subscription Revenue. Cost of subscription revenue was approximately $375,000 for the six months ended December 31, 2008. This was a new expense for us due to the acquisition of Lawriter, LLC on February 1, 2008. Therefore, no comparable cost for this expense line existed for the six months ended December 31, 2007.

General & Administrative Expenses. General and administrative expenses increased to approximately $4.42 million for the six months ended December 31, 2008 versus approximately $3.25 million for the six months ended December 31, 2007, an increase of approximately $1.17 million, or 36%. This increase was due primarily to incremental general and administrative expenses of approximately $60,000 and $861,000 for SyynX and Lawriter respectively, increased depreciation and amortization costs of approximately $579,000 associated with intangibles and other assets acquired from SyynX and Lawriter,  increased salaries and commissions of approximately $111,000, increased insurance costs of approximately $79,000 primarily due to directors and officers insurance costs, increased costs associated with computer expenses of approximately $35,000 and increased stock option expense of approximately $35,000.  These increases were offset by decreases in costs relating to the reduction of the Company’s Netherland’s operations of approximately $352,000 and a decrease in professional fees of approximately $242,000.

Sales & Marketing. Sales and marketing expenses increased to approximately $1.54 million for the six months ended December 31, 2008 compared to approximately $1.41 million for the six months ended December 31, 2007, an increase of approximately $131,000, or 9%. The SyynX and Lawriter acquisitions contributed approximately $376,000 and $200,000, respectively, and we incurred increased professional fees of $47,000.  These increases were offset by reduced costs in the Netherlands of approximately $298,000, reduced travel and entertainment costs of approximately $67,000, reduced salaries, commissions and vacation costs of approximately $102,000, and miscellaneous other expenses of approximately $25,000.

Research & Development. Research and development costs decreased from approximately $779,000 for the six months ended December 31, 2007 to approximately $370,000 for the six months ended December 31, 2008, a decrease of approximately $409,000, or 53%. This decrease was driven by the demands of client projects, which has changed our focus from traditional research and development initiatives.

Total Expenses and Net Loss. As a result of the above factors, total operating expenses increased to approximately $6.33 million for the six months ended December 31, 2008 compared to approximately $5.43 million for the six months ended December 31, 2007, an increase of approximately $900,000, or 16%.  Additionally, interest expense due to acquisition debt increased by approximately $159,000.  These increased expenses were offset by a favorable foreign exchange rate of approximately $382,000, an increase in tax benefits relating to deferred taxes recognized in Germany on the SyynX assets of approximately $22,000, and the revenue increase of approximately $2.1 million.  For the six months ended December 31, 2008, the net loss of $4.1 million was favorable when compared to the $4.8 million loss for the six months ended December 31, 2007.

Off Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Recent Accounting Pronouncements

The SEC’s Office of the Chief Accountant and the staff of the Financial Accounting Standards Board (“FASB”) issued press release 2008-234 on September 30, 2008 (“Press Release”) to provide clarifications on fair value accounting.  The Press Release includes guidance on the use of management’s internal assumptions and the use of “market” quotes.  It also reiterates the factors in SEC Staff Accounting Bulletin (“SAB”) Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

On October 10, 2008, the FASB issued FASB Staff Position (“FSP”) Statement of Financial Accounting Standard (“SFAS”) 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”.  This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active.  The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP was effective for the quarter ended September 30, 2008.  The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of December 31, 2008.

FSP SFAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” was issued in December 2008 to require public entities to disclose additional information about transfers of financial assets and to require public enterprises to provide additional disclosures about their involvement with variable interest entities.  FSP SFAS 140-4 also requires certain disclosures for public enterprises that are sponsors and servicers of qualifying special purpose entities.  The FSP is effective for the first reporting period ending after December 15, 2008.  FSP SFAS 140-4 had no material impact on the financial position of the Company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability in an orderly transaction between market participants.  Further, the standard establishes a framework for measuring fair value in generally accepted accounting principles and expands certain disclosures about fair value investments.  SFAS 157 is effective for fiscal years beginning after November 15, 2007.  The Company does not expect the adoption of SFAS 157 to have a material effect on its consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company does not expect the adoption of SFAS 159 to have a material effect on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after July 1, 2009. Early adoption is prohibited.  The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on July 1, 2009.   Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improving the transparency of financial reporting.  It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS 161 is effective for the Company on July 1, 2009. This pronouncement does not impact accounting measurements but will result in additional disclosures if the Company is involved in material derivative and hedging activities at that time.

In February 2008, the FASB issued FASB Staff Position No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP 140-3”).  This FSP provides guidance on accounting for a transfer of a financial asset and the transferor’s repurchase financing of the asset.  This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under Statement 140.  FSP 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years and earlier application is not permitted. Accordingly, this FSP is effective for the Company on July 1, 2009.  The Company is currently evaluating the impact, if any, the adoption of FSP 140-3 will have on its financial position, results of operations and cash flows.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”).  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”.  The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), “Business Combinations,” and other U.S. generally accepted accounting principles.  This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and early adoption is prohibited.  Accordingly, this FSP is effective for the Company on July 1, 2009.  The Company does not believe the adoption of FSP 142-3 will have a material impact on its financial position, results of operations or cash flows.

In May, 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (“SFAS No. 162”).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  SFAS No. 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”  The FASB has stated that it does not expect SFAS No. 162 will result in a change in current practice. The application of SFAS No. 162 will have no effect on the Company’s financial position, results of operations or cash flows.

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” (“FSP EITF 03-6-1”).  The Staff Position provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation.  FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented must be adjusted retrospectively. Early application is not permitted.  The adoption of this Staff Position will have no material effect on the Company’s financial position, results of operations or cash flows.

MANAGEMENT

 Directors

The following information is furnished with respect to each our directors as of April 30, 2009.  Each director’s term lasts until the 2009 Annual Meeting of Stockholders and until he is succeeded by another qualified director who has been elected.  There are no family relationships between any of the directors or executive officers.

Name	Age	Position

Mark S. Germain	58	Chairman and Director
Frank C. Carlucci	78	Vice-Chairman and Director
William D. Kirkland	47	Chief Executive Officer and Director
Mark Auerbach	71	Director
John D. Macomber	81	Director
John J. Regazzi	60	Director
Dr. Andrew A. Sorensen	70	Director

Mark S. Germain has served as our Chairman of the Board since March 2007, as a Director since January 2006, and as a consultant to Collexis since October 2005.  For more than the past five years, Mr. Germain has served as the Managing Director of The Olmsted Group, LLC.  He has been involved as a founder, director, chairman of the board, and/or investor in over twenty companies in the biotech field, and assisted many of them in acquiring technology and in arranging corporate partnerships, mergers and acquisitions and financings.  Mr. Germain is a founding member and director of ChomaDex, Inc. and serves as co-chairman of the board of directors of Pluristem Life Systems, Inc.  In addition, Mr. Germain has served as a director of Reis, Inc. since May 1997 and serves as chairman of its audit committee.  Mr. Germain also serves as a director of several privately-held biotechnology companies and of Stem Cell Innovations, Inc., a publicly traded company.  He is a graduate of NYU School of Law, cum laude, and Order of the Coif, and was previously a partner in a New York law firm.

Frank C. Carlucci has served as Vice-Chairman of the Board since June 2007.  Mr. Carlucci currently serves as Chairman Emeritus for The Carlyle Group, in Washington D.C.  From November 1987 to January 1989, Mr. Carlucci served as U.S. Secretary of Defense, following his service as Assistant to the President for National Security Affairs under President Ronald Reagan in 1987.  Prior to serving in these positions, he was Chairman and CEO of Sears World Trade, a business he joined in 1983.  Mr. Carlucci has had a career in government service, including serving as Deputy Secretary of Defense from 1980 to 1982, Deputy Director of Central Intelligence from 1978 to 1980, U.S. Ambassador to Portugal from 1975 to 1978, Under Secretary of Health Education and Welfare from 1973 to 1975, Deputy Director of OMB from 1970 to 1972, and Director of the Office of Economic Opportunity in 1969.  Mr. Carlucci was a Foreign Service Officer from 1956 to 1980, and served as an officer in the U.S. Navy from 1952 to 1954.

Mark Auerbach was appointed as a Director in June 2007.  Mr. Auerbach is Chairman of our Audit Committee, and our Board of Directors has determined that he qualifies as an independent “audit committee financial expert” as defined under SEC rules.  From 1993 to 2005, Mr. Auerbach served as Chief Financial Officer of Central Lewmar LLC, a national fine paper distributor.  He is currently a director for Optimer Pharmaceuticals,  and Chairman of the Board of Directors for Neuro Hitech.  Mr. Auerbach serves as the Chairman of the audit committee for Optimer Pharmaceuticals.  From September 2003 through October 2006, he served as Executive Chairman of the Board of Directors for Par Pharmaceutical Companies, Inc.  A Certified Public Accountant, Mr. Auerbach has also been a board member of several small cap companies over the last twenty years.  Mr. Auerbach holds a Bachelor of Science in Commerce from Rider College.

William D. Kirkland has served as a Director since January 2006, as well as Chief Executive Officer and President of Collexis since February 2007.  Mr. Kirkland also served as Chief Executive Officer and President of Collexis, Inc., a subsidiary of Collexis B.V., from February 2006 to February 2007.  From August 2001 until February 2006, Mr. Kirkland was Business Unit Executive, (Americas) Life Sciences Business Consulting Services for IBM.  He was Vice President, Life Sciences Division, of Nutec Sciences, Inc., from October 2000 until August 2001.  From 1991 until October 2000, Mr. Kirkland was Director, Training and Development – Pfizer Limited, United Kingdom.  He currently serves as a director for SEBIO and Georgia BioMed Partners.  Mr. Kirkland holds a Bachelor of Science in Criminal Justice from the University of South Carolina.

John D. Macomber was appointed as a Director in June 2007.  Mr. Macomber has served as Principal of JDB Investment Group since 1992.  He currently serves as a director of AEA Investors LLC.  Mr. Macomber is also Chairman of the Council for Excellence in Government, Vice Chairman of The Atlantic Council of the United States, a Trustee of the Carnegie Institution of Washington, and The Folger Library.  Mr. Macomber serves as a director of the National Campaign to Prevent Teen Pregnancy and the Smithsonian National Board.  He has held director positions at numerous companies, including Mettler-Toledo International Inc., Bristol-Myers Squibb Company, The Brown Group, Inc., Celgene Corporation, Chase Manhattan Bank, Florida Power & Light, IRI International, Mirror World Technologies, Norlin Industries, Rand McNally, RJR Nabisco, Pilkington Ltd., Textron Inc. and Xerox Corporation.  Mr. Macomber’s former non-profit directorships include the Lincoln Center for the Performing Arts, New York Philharmonic and the New York Zoological Society.  Mr. Macomber is a former Trustee of The Rockefeller University and Adelphi University, Charter Trustee of Phillips Academy, and Chairman of the Advisory Board of the Yale School of Management.  Prior to joining JDB Investment Group, Mr. Macomber served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, and served as Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986.  Mr. Macomber was a Senior Partner at McKinsey & Co. from 1954 to 1973.  Mr. Macomber graduated from Yale University in 1950 and Harvard Business School in 1952.

Dr. John J. Regazzi was appointed as a Director in June 2007.  Dr. Regazzi has served as Dean, College of Information and Computer Science, and Dean, Palmer School of Library and Information Science at the C.W. Post Campus of Long Island University since July 2005.  He is a tenured professor in the departments of Computer Science and Library and Information Science.  Dr. Regazzi currently serves as a director of the boards of BSI Group, Engineering Information, Inc. Foundation, CABI, Elsevier Foundation and St. John’s Home for Boys.  Dr. Regazzi served as Vice President of The H.W. Wilson Company from 1983-1988, leaving to become President and CEO of Engineering Information, Inc.  In 1998, Dr. Regazzi led the integration of Engineering Information, Inc. into Elsevier, a world leading scientific, technical and medical publisher, and was subsequently appointed CEO of Elsevier North America.  Dr. Regazzi has served as a director of Elsevier, NFAIS and the Division of Scholarly Communications of the American Association of Publishers.  Dr. Regazzi holds a Bachelor of Arts in Psychology from St. John’s University, a Master of Arts in Religion from the University of Iowa, a Master of Science in Library and Information Science from Columbia University, and a Ph.D. in Information Science from Rutgers University.

Dr. Andrew A. Sorensen was appointed as a Director in September 2008.  Dr. Sorensen retired as the President of the University of South Carolina in July of 2008 where he served since 2002.  He currently is a professor at the University of South Carolina School of Medicine.  From 1996-2002, Dr. Sorensen was the President of the University of Alabama.  From 1990-1996 he served as the Provost and Vice President for Academic Affairs at the University of Florida.  Prior to 1990 he spent three years as the Executive Director, AIDS Institute at Johns Hopkins Medical Institutions and four years as the Dean of the School of Public Health at the University of Massachusetts.  In addition to his distinguished career in academia, Dr. Sorensen serves on a number of boards, including Carolina First Bank, Health Sciences of South Carolina, Southeastern Universities Research Association and the Southeastern Conference.  Additionally, he serves on the National Institutes of Health National Science Advisory Board for Biosecurity and the Bioterrorism Advisory Committee of the State of South Carolina.

Executive Officers

The following table provides certain information about our executive officers as of the date of this report.  For biographical information about Mr. Kirkland please see “Directors” above.

Name	Age	Position

William D. Kirkland	47	Chief Executive Officer, President and Director
Mark Murphy	56	Chief Financial Officer
Stephen A. Leicht	33	Executive Vice President and Chief Operating Officer
Darrell W. Gunter	49	Executive Vice President and Chief Marketing Officer
Bob J.A. Schijvenaars	43	Chief Scientific Officer
Martin Schmidt	42	Chief Technology Officer

Mark Murphy joined Collexis in April of 2008 as Chief Financial Officer.  Prior to joining Collexis, Mr. Murphy served as senior vice president of finance for PCA International, Inc. from 2006 to March of 2008 where he directed all finance and treasury functions.  From 1998 to 2005, Mr. Murphy held a variety of financial and operational leadership positions in the Kellogg Company including business unit CFO of Warehouse Club and Specialty Products and director of operations for the Kellogg Snacks DSDD distribution channel.  Mr. Murphy holds a Bachelor of Science in Business Administration and Accounting from Ohio University.

Stephen A. Leicht has served as our Executive Vice President and Chief Operating Officer since October 29, 2007.  He previously served as our Vice President of Sales since February 2006.  Prior to joining Collexis, Mr. Leicht served in increasing roles of responsibility within IBM’s Sales and Distribution organization from 2001 to 2006.  Mr. Leicht founded, ran and sold International Telecommunications Distributors, acting as Chairman and CEO until late 2001.  Mr. Leicht currently serves on the Board of Advisors of iAdvantage Software and the University of South Carolina, College of Engineering and Computing.  In addition, Mr. Leicht serves on the United Way of the Midlands Food Shelter Safety and Transportation Board.  Mr. Leicht has previously served as a director for the Center for Entrepreneurial Development, SEBIO, and International Telecommunications Distributors, Inc., and served on the Board of Advisors for Saffron Technology.  Mr. Leicht holds a business degree from Bucknell University and a Master of Business Administration from Pennsylvania State University.

Darrell W. Gunter has served as our Executive Vice President and Chief Marketing Officer since April 2007.  Prior to joining Collexis, Mr. Gunter served as Senior Vice President of Sales and Marketing for the Americas for Elsevier from March 1996 to April 2007.  He currently serves as a director of the Women’s Venture Fund.  Mr. Gunter holds a Bachelor of Science in Business Administration and Marketing from Seton Hall University and a Master of Business Administration from Lake Forest Graduate School of Management.

Bob J.A. Schijvenaars has served as Chief Scientific Officer of Collexis B.V. since 2005.  From 2001 to 2005, Mr. Schijvenaars served as Manager of Research and Consulting for Collexis B.V.  He served as an assistant professor for Erasmus University from 2000 to 2006.  Mr. Schijvenaars holds a Master of Science in Computer Science from Leiden University and a Ph.D. in Medical Informatics from Erasmus University.

Martin Schmidt was appointed as our Chief Technology Officer in October 2007 after we acquired SyynX Solutions GmbH, a German company he founded in 1999.  Mr. Schmidt previously served as a Managing Director of SyynX.  Under the leadership of Mr. Schmidt, SyynX became the global leader in application development on top of the Collexis core environment, including high profile engagements at Johns Hopkins University, Harvard University, Asklepios Health System, Bristol Myers Squibb and other leading institutions.  Before joining SyynX, Mr. Schmidt was an independent consultant for
SHARED – a project funded by the European Commission to bring better healthcare information to developing nations via the Internet.  For the decade proceeding Mr. Schmidt’s foray into information technology, he was a successful full time independent musician and composer in jazz and modern music, giving concerts all over Europe.  Mr. Schmidt serves on the supervisory board of e.Consult AG.

Director Independence

Our board of directors currently consists of seven members.  Our board of directors has evaluated whether each of these committee members is “independent” within the meaning of the federal securities laws concerning independence of directors generally and of members of the audit committee.  Shares of our common stock are traded on the OTC Bulletin Board and not on NASDAQ or another national securities exchange.  As permitted under applicable SEC rules, we have elected to apply NASDAQ listing standards in determining whether our directors are independent.  The board has determined that Mr. Auerbach, Dr. Regazzi, Mr. Carlucci and Mr. Macomber are independent under the NASDAQ listing standards.  In determining that Dr. Regazzi is independent, the board took into account that we have a consulting arrangement with Dr. Regazzi under which we pay him $6,000 per month for his consulting services.  Therefore, a majority of our board of directors is independent, and our compensation committee is composed solely of independent directors.

We have three standing committees:

Committee	Members

Audit Committee	Mark Auerbach (Chairman), Frank C. Carlucci and John D. Macomber

Compensation Committee	John J. Regazzi (Chairman), Frank C. Carlucci, John D. Macomber and Mark Auerbach

Nomination and Corporate Governance	John D. Macomber (Chairman), Frank C. Carlucci and Mark S. Germain

The board determined that Mr. Auerbach, a member of the audit committee, meets the higher standards of independence for members of an audit committee under the NASDAQ listing standards and the SEC rules.  Neither Mr. Germain nor Dr. Regazzi were found by the board to be “independent” for the purposes of serving on our audit committee under either the NASDAQ listing standards or the SEC rules applicable to audit committee members.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation philosophy is to enable Collexis to attract, retain and motivate key executives to achieve our long-term objectives. Attracting and retaining key executives is particularly challenging in the software industry where executives are required to remain focused and committed throughout long periods of product development and, at times, financial instability. The market for executive talent in the software industry is highly competitive.

Setting Executive Compensation

The Compensation Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs, based on consideration of our strategic and financial goals, competitive forces, fairness, individual responsibilities, challenges and economic factors. In addition to evaluating our executives’ contributions and performance in light of corporate objectives, we also base our compensation decisions on market considerations. All forms of compensation are evaluated relative to the market in our industry. Individual compensation pay levels may vary from this reference point based on recent individual performance and other considerations, including breadth of experience, length of service, the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires.

Elements of Compensation

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a predictable source of income to our executives. Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term shareholder value creation.

We compensate our executives principally through base salary, performance-based annual cash incentives and equity awards. The objective of this three-part approach is to remain competitive with other companies in our industry, while ensuring that our executives are given the appropriate incentives to achieve near-term objectives and at the same time create long-term shareholder value.

Base Salary. We provide our executive officers with a level of assured cash compensation in the form of a base salary that reflects their professional status and accomplishments. As described above, our compensation philosophy allows the Compensation Committee to take into account, for both current and new executive officers, recent individual performance, breadth of experience, length of service, the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires. In setting base salaries for our executive officers (other than the Chief Executive Officer), the Compensation Committee also considers the recommendation of our Chief Executive Officer.

Annual Executive Bonuses.  We do not have a formal incentive or bonus plan for executives. However, our board of directors has the right in its discretion to pay our executives annual cash performance bonuses pursuant to the terms of each executive’s employment agreement. The board may consider our corporate goals and objectives and our actual performance against those criteria in its determination of whether cash incentive or bonus payments should be made to our executives. In addition, our board may consider an executive’s individual performance in its determination of whether cash incentive or bonus payments should be made to the executive.

Equity Compensation. Consistent with our approach described above for allocating overall targeted compensation among the three components of compensation, we have granted our officers and key employees nonqualified stock options to acquire shares of our common stock. All equity incentive awards to our executive officers are granted by the Compensation Committee. We believe that equity participation is a key component of our executive compensation program. We intend to present a comprehensive equity compensation plan to our stockholders for approval at our 2009 annual meeting.

Employee Benefits. We provide employee benefits on a company-wide basis with the selection of specific plans made based on management’s analysis of plans available in the marketplace as well as the necessary elements to attract and retain employees. We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to Collexis. Company-wide benefits such as medical, dental life insurance and profit sharing 401(k) are available to executives under plans and policies that are available to all of our U.S. based employees.

Employment Agreements.  Named executive officers are hired pursuant to written employment agreements which establish base compensation, eligibility for performance based bonuses, equity awards, severance and other benefits. We believe employment agreements promote retention and provide for various covenants to protect our intellectual property. The Compensation Committee reviews and approves executive employment agreements. We believe that the benefits provided by these agreements are reasonable and are consistent with practices in our industry.  For more details concerning our employment agreements, please refer to “Employment Agreements” below.

Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)	Option Awards(2) ($)	All Other Compensation ($)		Total ($)

William D. Kirkland(3)	2008	250,000	40,857	—		290,857
Chief Executive Officer	2007	250,000	40,745	—		290,745
	2006	104,167	16,634	—		120,801

Mark Murphy(4)	2008	47,051	—	—		47,051
Chief Financial Officer	2007	—	—	—		—
	2006	—	—	—		—

Martin Schmidt(5)	2008	162,223	150,431	16,488	(6)	329,142
Chief Technology Officer	2007	—	—	—		—
	2006	—	—	—		—

Stephen A. Leicht (7)	2008	200,000	45,449	30,463	(8)	275,912
Executive Vice President Sales	2007	170,000	34,668	—		204,668
	2006	62,500	5,696	—		68,196

Darrell W. Gunter (9)	2008	228,750	78,643	—		307,393
Chief Marketing Officer	2007	56,250	19,339	—		75,589
	2006	—	—	—		—

(1)	2006 is from July 1, 2005 through June 30, 2006. 2007 is from July 1, 2006 through June 30, 2007. 2008 is from July 1, 2007 through June 30, 2008.

(2)
These amounts reflect amounts we recognized for financial statement reporting purposes for the fiscal years ended June 30, 2008, 2007 and 2006 in accordance with SFAS 123(R) for awards granted after December 31, 2005. No executive officer listed above received grants before January 1, 2006. We adopted SFAS 123(R) effective January 1, 2006. Because we were not a public company in prior years, in preparing our financial statements for all periods ending before January 1, 2007, we used the minimum value method for valuing options we granted in those years as permitted by APB 25, SFAS 123 and SFAS 148. We were not required to expense over the vesting period the options that we granted before 2006. For purposes of the amounts shown in the above table, our compensation expense for all option grants since January 1, 2006 is based on the grant date fair market value but is recognized over the period in which the executive officer must provide services to earn the award. Our executive officers will not realize any value of these awards in cash unless and until they exercise the options and sell the underlying shares.

(3)
Mr. Kirkland joined Collexis Holdings, Inc. as Chief Executive Officer on February 1, 2006. On February 1, 2006, we granted options to purchase shares 2,920,000 of our common stock at an exercise price of $0.10 per share (as adjusted for the reverse merger) to Mr. Kirkland as compensation for his employment. As of the date of this report, these options are fully vested.  Mr. Kirkland’s current salary is $300,000 annually.

(4)
Mr. Murphy joined Collexis Holdings, Inc. as Chief Financial Officer on April 7, 2008. Our board of directors has approved the grant of 400,000 shares of restricted stock to Mr. Murphy. The restricted stock will vest three years from his anniversary date.  Mr. Murphy’s current salary is $200,000 annually.

(5)
Mr. Schmidt has been with the Company since October 19, 2007, the acquisition date of SyynX.   On October 19, 2007, we granted options to purchase 1,000,000 shares of our common stock at an exercise price of $0.75 per share to Mr. Schmidt.  Currently, Mr. Schmidt’s annually salary is €156,526 which at current exchange rates is approximately $206,708.

(6)	These amounts represent the costs of an automobile provided to Mr. Schmidt and reimbursement to him for his home office costs.

(7)
On February 1, 2006, we granted options to purchase 1,000,000 shares of our common stock at an exercise price of $0.10 per share (as adjusted for the reverse merger) to Mr. Leicht as compensation for his employment. These option shares are fully vested.  On November 1, 2006, we granted options to purchase an additional 300,000 shares of our common stock at an exercise price of $0.75 per share to Mr. Leicht as compensation for his employment. Under these options, shares vest quarterly in equal amounts over three years on the first day of each February, May, August and November beginning February 1, 2006 until November 1, 2009, when the final 25,000 shares will vest. The options have a three-year term.  Mr. Leicht’s current annual salary is $250,000.

(8)	Represents commissions earned on sales.

(9)
Mr. Gunter joined Collexis Holdings, Inc. as Chief Marketing Officer on April 1, 2007. On April 1, 2007, we granted options to purchase 750,000 shares of our common stock at an exercise price of $0.75 per share to Mr. Gunter as compensation for his employment. Under these options shares vest quarterly in equal amounts over three years on the first day of each July, October, January and April beginning July 1, 2007 until November 1, 2010, when the final 62,500 shares will vest. The options have a four-year term.   Mr. Gunter’s current annual salary is $240,000.

Employment Agreements

William D. Kirkland.  William Kirkland entered into an employment agreement with Collexis, Inc. and Collexis B.V. to serve as the Chief Executive Officer and President of Collexis, Inc., a subsidiary of Collexis B.V., on January 5, 2006, as amended on February 12, 2007.  Additionally, Mr. Kirkland has performed the duties of the Chief Executive Officer of Collexis B.V. since February 2006.  The agreement with Mr. Kirkland is for a term of three years, which is automatically extended for a consecutive twelve month periods thereafter on the same terms and conditions, unless either party gives written notice not to renew 180 days prior to the end of any term.  Mr. Kirkland’s right to receive an incentive bonus is based on the satisfaction of performance criteria as determined by our board of directors in its sole and absolute discretion.  Under the terms of his employment agreement, Mr. Kirkland entered into an option agreement with Collexis B.V. on February 1, 2006, under which Mr. Kirkland was granted options to purchase 292,000 shares of the common stock of Collexis B.V.  These options were converted in our February 2007 reverse merger to options to acquire 2,920,000 shares of our common stock at $0.10 per share, which expire on February 1, 2009.  Under the terms of his employment agreement, Mr. Kirkland is entitled to participate in all bonus and benefit programs we establish for our executive employees, including health care and life insurance plans.

Stephen A. Leicht.  Stephen Leicht entered into an employment agreement with Collexis, Inc. and Collexis B.V. to serve as the Director of Operations on January 25, 2006, which agreement was amended and restated in April 2006, and further amended on February 12, 2007.  The amended and restated agreement is for a term of three years, which is automatically extended for a consecutive twelve month periods thereafter on the same terms and conditions, unless either party gives written notice not to renew 180 days prior to the end of any term.  Mr. Leicht’s right to receive an incentive bonus is based on the satisfaction of performance criteria as determined by our board of directors in its sole and absolute discretion.  Under the terms of his employment agreement, Mr. Leicht entered into an option agreement with Collexis B.V. on February 1, 2006, under which Mr. Leicht was granted options to purchase 100,000 shares of the common stock of Collexis B.V.  On the reverse merger, these options were converted into options to acquire 1,000,000 shares of our common stock at $0.10 per share, which expire on February 1, 2009.  Under the terms of his employment agreement, Mr. Leicht is entitled to participate in all benefit programs established for other executives of Collexis, Inc.

Darrell W. Gunter.  Darrell Gunter entered into an employment agreement with Collexis to serve as the Chief Marketing Officer in April 2007.  The agreement with Mr. Gunter is for a term of three years, which is automatically extended for a consecutive twelve month periods thereafter on the same terms and conditions, unless either party gives written notice not to renew 180 days prior to the end of any term.  As part of his compensation arrangement, on April 1, 2007, we granted Mr. Gunter options to purchase 750,000 shares of our common stock at an exercise price of $0.75 per share.  These options vest quarterly over a three-year period beginning July 1, 2007 and expire on April 1, 2011.

Outstanding Equity Awards at April 30, 2009

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
William D. Kirkland	2,920,000				$0.10	February 1, 2011	—		—

Mark Murphy	—		—		—	—	400,000	(4)	—

Martin Schmidt	316,654	(1)	683,346	(1)	$0.75	October 19, 2015	—		—

Stephen A. Leicht	1,000,000				$0.10	February 1, 2011	—		—
	225,000	(2)	75,000	(2)	$0.75	November 1, 2011	—		—

Darrell W. Gunter	437,500	(3)	312,500	(3)	$0.75	April 1, 2011	—

(1)	Options vest monthly in approximately equal amounts over five years on the nineteenth day of each month until January 19, 2012.

(2)	Options vest quarterly in approximately equal amounts over three years on the first day of each May, August, November and February until November 1, 2009.

(3)	Options vest quarterly in approximately equal amounts over three years on the first day of each May, August, November and February until November 1, 2010.

(4)	Restricted stock vests on the third anniversary of Mr. Murphy’s hiring, April 7, 2011.

Compensation of Directors

The following table summarizes the total compensation we paid to our non-employee directors during the fiscal year ended June 30, 2008.  We pay cash compensation to our independent directors of $1,500 per meeting.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)

Mark S. Germain	—	80,000	(1)	80,000

Frank C. Carlucci	9,000	—		9,000

Mark Auerbach	3,000	—		3,000

John D. Macomber	3,000	—		3,000

John J. Regazzi	—	57,000	(2)	57,000

Dr. Andrew Sorensen	—	—		—

(1)
We have an oral consulting arrangement with Mark S. Germain.  Under this arrangement, we pay Mr. Germain $10,000 per month for his consulting services. To the extent Mr. Germain does not request payment, the amounts owed him are accrued as an expense on our books.

(2)	We have a consulting arrangement with John J. Regazzi. Under this arrangement, we currently pay Dr. Regazzi $6,000 per month for his consulting services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 30, 2009 the number of shares of our common stock beneficially owned by (1) each of our directors; (2) each of our named executive officers; (3) each beneficial owner of more than 5% of our outstanding common stock; and (4) all of our executive officers and directors as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)

Directors:

Mark S. Germain(4)	3,497,360	2.11%
Mark Auerbach(5)	1,236,667	*
Frank C. Carlucci(6)	3,603,333	2.18%
William D. Kirkland(7)	2,920,000	1.74%
John D. Macomber (8)	1,603,332	*
John J. Regazzi (9)	1,203,333	*
Andrew A. Sorensen(10)	270,000	*

Named Executive Officers:

Mark Murphy	—	*
Martin Schmidt(11)	349,986	*
Stephen A. Leicht(12)	1,250,000	*
Darrell W. Gunter	500,000	*

All Directors and Executive Officers as a Group (12 persons) (13)	17,494,011	10.09%

Other 5% Stockholders:

Margie Chassman (14)	21,609,426	13.05%
Search Dynamics Corp. and Ltd. (15)	32,258,623	19.54%
Alpha Capital Anstalt (16)	30,791,195	16.17%

* Less than one percent.

(1)	Unless otherwise indicated, the address for each of our directors and executive officers is in care of Collexis Holdings, Inc., 1201 Main Street, Suite 980, Columbia, South Carolina 29201.

(2)
In setting forth this information, we relied on our stock and transfer records and other information provided by the persons or entities listed in the table. Beneficial ownership is reported in accordance with SEC regulations and therefore includes shares of common stock that may be acquired within 60 days after April 30, 2009 upon the exercise of outstanding stock options. Shares of common stock issuable upon the exercise of such options are deemed outstanding for purposes of computing the percentage of common stock owned by the beneficial owner listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding common stock owned by any other shareholder. Except as otherwise stated below, all shares are owned directly and of record, and each named person or entity has sole voting and investment power with regard to the shares shown as owned by such person or entity.

(3)
Based on 165,064,073 shares outstanding as of April 30, 2009 and assumes the exercise by the indicated stockholder or group of all options to purchase our common stock held by that stockholder or group that are exercisable on or before 60 days from April 30, 2009, and the conversion in full of the note and warrant that are the subject of this offering.

(4)
Includes 1,000,000 shares of common stock issuable to Mr. Germain on the exercise of vested stock options.  Also includes 2,497,360 shares of common stock owned by Margery Germain, Mr. Germain’s spouse, as to which he disclaims beneficial ownership.

(5)	Includes 270,000 shares of common stock issuable to Mr. Auerbach on the exercise of vested stock options. Also includes 966,667 shares of common stock owned by Susan Auerbach, Mr. Auerbach’s spouse.

(6)	Includes 270,000 shares of common stock issuable to Mr. Carlucci on the exercise of vested stock options.

(7)	Includes 2,920,000 shares of common stock issuable to Mr. Kirkland on the exercise of vested stock options.

(8)	Includes 270,000 shares of common stock issuable to Mr. Macomber on the exercise of vested stock options.

(9)	Includes 270,000 shares of common stock issuable to Dr. Regazzi on the exercise of vested stock options.

(10)	Includes 270,000 shares of common stock issuable to Dr. Sorensen on the exercise of vested stock options.

(11)
Includes 316,654 shares of common stock issuable to Mr. Schmidt on the exercise of vested stock options and 33,332 shares of common stock issuable on the exercise of stock options that will vest in the next 60 days.

(12)
Includes 1,225,000 shares of common stock issuable to Mr. Leicht on the exercise of vested stock options and 25,000 shares of common stock issuable on the exercise of stock options that will vest in the next 60 days.

(13)
Includes 8,262,488 shares of common stock issuable on the exercise of vested stock options and 120,832 shares of common stock issuable on the exercise of stock options that will vest in the next 60 days.

(14)	Includes 516,120 shares of common stock issuable on the exercise of vested stock options. The address for Ms. Chassman is 465 W. 23rd Street, Apt. 12J, New York, NY 10011.

(15)
Includes shares of common stock owned by each of Search Dynamics Limited, Youssef El Zein and Oussama Salam, who are shareholders we deem to be controlling or under common control with Search Dynamics Corp.

(16)
Includes 10,924,370 shares underlying the secured convertible promissory note, and 14,420,168 shares underlying the warrant to purchase shares of our common stock at an exercise price of $0.07 per share.  The address for Alpha Capital Anstalt is Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On October 15, 2007, we entered into a voting trust agreement with Margie Chassman and William D. Kirkland, our Chief Executive Officer, as trustee under the voting trust agreement.  By its terms, the voting trust terminates upon the earlier of: (a) October 15, 2017; or (b) when the shares in the trust represent less than 19% of the voting interest of our outstanding capital stock.  As of April 30, 2009, Ms. Chassman owned 21,609,426 shares and options exercisable for shares, or 13.05% of our issued and outstanding common stock.  As a result, of the percentage of subject share ownership, the voting trust terminated pursuant to its terms.

All transactions, if any, between Collexis and its officers, directors and principal shareholders and their affiliates and any transactions between us and any entity with which its officers, directors or principal shareholders are affiliated are subject to the approval of a majority of the board of directors, including the majority of the independent and disinterested outside directors of the board and must be on terms no less favorable to Collexis than could be obtained from unaffiliated third parties.

CHANGES IN ACCOUNTANTS

All changes in our independent registered public accounting firms have previously been reported in our Current Reports on Form 8-K filed on each of March 31, 2007, May 25, 2007, and January 7, 2008.

SELLING STOCKHOLDERS

            This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 29,005,481 shares of our common stock that were issued to the selling stockholders pursuant to transactions exempt from registration under the Securities Act.  All of the common stock offered by this prospectus is being offered by the selling stockholders, was acquired from the Company in a private placement transaction, and is being offered for the selling stockholders’ own accounts.

Private Placement Transaction

On March 4, 2009, we issued and sold to the selling stockholder for aggregate consideration of $650,000 (1) a Secured Convertible Promissory Note (the “Note”) in the principal amount of $764,705.88, which principal amount is convertible into 6,117,647 shares of common stock (the “Conversion Shares”), (2) 2,050,128 shares of common stock (the “Incentive Shares”) and (3) a Class A Common Stock Purchase Warrant (the “Warrant”) exercisable for 6,117,647 shares of common stock (the “Warrant Shares”, together with the Incentive Shares and Conversion Shares, the “Registerable Securities”) at a per share price of $0.165, pursuant to a Subscription Agreement dated as of March 4, 2009 (the “Subscription Agreement”).  The issuance of these securities was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.  The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

On April 1, 2009, we accepted a subscription to purchase 5,714,286 shares of our common stock at $0.07 per share for an aggregate investment of $400,000.  This issuance of shares at a price per share less than the conversion price of the Note and less than the exercise price for the Warrant triggered the anti-dilution provisions of both documents, resulting in the adjustment of both the conversion price and exercise price to $0.07 per share.  Following this adjustment, the Note is convertible into 10,924,370 shares of common stock and the Warrant is exercisable for 14,420,168 shares of common stock.

The Subscription Agreement imposes certain covenants, restrictions and obligations on the Company.   For example, until the last to occur of (i) two years after the closing, (ii) until all of the Registerable Securities have been resold or transferred by the selling stockholder pursuant to a registration statement or Rule 144, or (iii) the Note and Warrant are no longer outstanding, the Company will maintain its registration of the common stock under the Exchange Act, comply with all reporting obligations required thereby, take no action to terminate the registration of the common stock and maintain the quotation or listing of its common stock on the OTC Bulletin Board or other principal trading exchange for the common stock.  The Company can use the proceeds of the private placement for offering expenses and general working capital, they may not be used for accrued and unpaid officer and director salaries, payment of financing related debt, redemption of outstanding notes or equity instruments nor outstanding non-trade obligations.  For so long the Note is outstanding, the Company cannot prepay or redeem any financing related debt, past due obligations, or any outstanding equity instrument.  In addition, for so long as the Note is outstanding, the Company cannot enter into any equity line of credit or similar agreement, nor issue or agree to issue any floating or variable priced equity linked instruments or equity with price reset rights.

The Subscription Agreement provides that in certain events such as (1) the Company is prohibited from issuing Conversion Shares or Warrant Shares, (2) the Company redeems any securities junior to the Notes, (3) the occurrence of any Event of Default (as defined in the Subscription Agreement) that continues for more than 10 days, (4) the Company no longer having a class of shares publicly traded or listed on an exchange or other electronic trading system, (5) the Company becoming a subsidiary of another entity (other than for the purposes of a redomestication), (6) a majority of the board of directors of the Company no longer serving as directors of the Company except due to natural causes, (7) the sale, lease or transfer of substantially all the assets of the Company or its subsidiaries, or (8) the liquidation, dissolution or winding up of the Company, then at the selling stockholder's election, the Company must pay to the selling stockholder within 10 business days after request by selling stockholder, a sum of money up to 120% of the outstanding principal amount of the Note designated by selling stockholder, plus accrued but unpaid interest and any other amounts due under the transaction documents.

Subject to certain excepted transactions, if at any time the Note or Warrant is outstanding, the Company issues or agrees to any common stock or securities convertible into or exercisable for common stock (or modifies any of the foregoing which may be outstanding) at a price per share or conversion or exercise price per share which is less than the Note conversion price or the Warrant exercise price in effect at such time, then the Company shall issue, for each such occasion, additional shares of common stock to the selling stockholder with respect to those Registerable Securities that are then still owned by the selling stockholder so that the average per share purchase price of all securities of the Company purchased and owned by the selling stockholder at such date is equal to such other lower price per share and the Note conversion price and Warrant exercise price shall automatically be reduced to such other lower price.

In connection with the private placement, the Company granted registration rights to the selling stockholder with respect to the Registrable Securities such that the Company is filing a Form S-1 registration statement to which this prospectus is a part to register the Registrable Securities for resale within 60 calendar days after the closing, and cause the registration statement to be declared effective not later than 120 days after the closing date or 150 days after the closing date if the registration statement is the subject of a “full review” by the Securities and Exchange Commission.  If (A) the registration statement is not filed on or before such date, (B) the registration statement is not declared effective on or before the required effective date, or (C) the registration statement is filed and declared effective but thereafter ceases to be effective without being succeeded by an effective replacement, then the Company must deliver in cash to the holder of Registrable Securities as liquidated damages an amount equal to 1% for each 30 days (or such lesser pro-rata amount for any period of less than 30 days) of the outstanding principal amount of the Note and purchase price of Registerable Securities, subject to a cap of 9% in the aggregate.  Further, in the event commencing 6 months after the closing and ending 36  months thereafter, the selling stockholder is not permitted to resell any of the Registrable Securities without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to non-affiliate selling stockholders of Rule 144(b)(1)(i) under the Securities Act or any successor rule, then the Company shall pay to the selling stockholder as liquidated damages an amount equal to 1% for each 30 days (or such lesser pro-rata amount for any period less than 30 days) not to exceed 9% in the aggregate of the purchase price of the Conversion Shares and Warrant Shares.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible promissory notes or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of April 30, 2009 are included.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 165,064,073  shares of common stock outstanding as of April 30, 2009.

None of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates.  All information with respect to share ownership has been furnished by the selling stockholders.  The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.  In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.  No selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.  The selling stockholders have represented to the Company that they purchased their shares in the ordinary course of business, and at the time of the purchase of the shares, they had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below.  To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name	Securities Included in Prospectus		Percentage of Beneficial Ownership Before Offering(1)	Beneficial Ownership After Offering(2)	Percentage of Beneficial Ownership After Offering(1)
Alpha Capital Anstalt	29,005,481	(3)	16.17%	1,785,714	0.94%

(1)
As of April 30, 2009, a total of 165,064,073 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1).  For each beneficial owner above, any securities exercisable within 60 days have been included in the denominator.

(2)	Assumes that all securities offered are sold, selling stockholder will continue to own 1,785,714 shares of common stock.

(3)	Includes 10,924,370 shares underlying the secured convertible promissory note and 14,420,168 shares underlying the warrant to purchase shares of our common stock.

Although we are registering 29,005,481 shares of our common stock for resale by the selling stockholders, the amount issuable upon conversion of the Note and exercise of the Warrant is capped.  Pursuant to the terms of the Note and the Warrant, the number of shares of our common stock that may be acquired by the selling stockholder upon any conversion of the Note and exercise of the Warrant is limited, to the extent necessary, to ensure that following such conversion and/or exercise, the number of shares of our common stock then beneficially owned by the selling stockholder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the selling stockholder for purposes of the Exchange Act does not exceed 4.99% of the total number of shares of our common stock then outstanding.  In light of the beneficial ownership cap, the maximum number of shares of common stock issuable to the selling stockholder as of April 30, 2009 is 2,936,575, resulting in aggregate holdings by the selling stockholder of 8,383,232 shares.

We will not receive any of the proceeds from the sale of any shares by the selling stockholder but we will receive funds from the exercise of the warrants held by the selling stockholder if and when those warrants are exercised for cash. We have agreed to bear expenses incurred by the selling stockholder that relate to the registration of the shares being offered and sold by the selling stockholder, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 277,713,000 shares of common stock, par value $0.001 per share.  On April 30, 2009, there were approximately 165,064,073 shares of our common stock outstanding and 69,085,814 shares of common stock subject to issuance pursuant to outstanding options, warrants and convertible promissory notes, including those being offered by this prospectus.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.   Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.  The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.   In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue up to 10,000,000 shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Secured Convertible Promissory Note

On March 4, 2009, we issued the selling stockholder, for aggregate consideration of $650,000, a Secured Convertible Promissory Note in the principal amount of $764,705.88, which was convertible at the time of issuance into 6,117,647 shares of common stock.  The Note matures on March 20, 2010 if not accelerated or converted prior to such date.  The Note bears interest at the annual rate of 7%, which is payable in arrears on August 31, 2009, November 30, 2009 and at maturity.  Following any sale and issuance by the Company of any debt or equity in excess of $3,000,000 or the sale of assets of the Company in excess of $3,000,000, the selling stockholder has the option to elect to have all amounts due under the Note paid in cash out of the net proceeds at a value of 135% of the outstanding principal amount and accrued interest, otherwise the Note is not available for prepayment by the Company.  Pursuant to the Note, the Company has five days within which to make any payment due, after the grace period a default interest rate of 18% per annum applies.  The note holder has the right to convert the principal and interest due into shares of common stock at an initial conversion price of $0.125 per share, subject to reduction to the lowest price per share for which we sell equity during the term of the Note, and otherwise subject to equitable adjustment in the event of a merger, consolidation, sale of assets, reclassification, stock dividend or stock split.

On April 1, 2009, we accepted a subscription to purchase 5,714,286 shares of our common stock at $0.07 per share for an aggregate investment of $400,000.  This issuance of shares at a price per share less than the conversion price of the Note triggered the anti-dilution provisions of the Note, resulting in the adjustment of the conversion price to $0.07 per share.  Following this adjustment, the Note is convertible into 10,924,370 shares of common stock.

The Note is secured by (1) a first priority security interest in the assets of the Company and its subsidiaries, including ownership of the subsidiaries and in the assets of the subsidiaries, to the extent permissible under the outstanding obligations of the Company, and (2) an unconditional guaranty of payment and performance by each of the Company’s subsidiaries.

If the Company fails within 3 business days to deliver certificates representing the Conversion Shares for which the Note is converted, the Company is required to pay the Note holder liquidated damages in the amount of $100 per business day thereafter until delivery for each $10,000 of principal and interest for which the Note is converted.  Further, if the Company fails to deliver the Conversion Shares for which the Note is converted within 7 business days, the holder may purchase that number of shares of Common Stock to which it is entitled to receive from the Company and the Company must pay in cash to the holder the amount by which the holder’s total purchase price for the common stock exceeds the aggregate principal and interest amount for which the Note was converted, together with interest thereon at a rate of 15% per annum.

Warrant

In conjunction with the issuance of the Note, we issued the selling stockholder a Class A Common Stock Purchase Warrant initially exercisable for 6,117,647 shares of common stock at a per share price of $0.165, which was 110% of the reported closing bid price of the common stock on the business day prior to the date of issuance.

On April 1, 2009, we accepted a subscription to purchase 5,714,286 shares of our common stock at $0.07 per share for an aggregate investment of $400,000.  This issuance of shares at a price per share less than the exercise price for the Warrant triggered the anti-dilution provisions of the Warrant, resulting in the adjustment of the exercise price to $0.07 per share.  Following this adjustment, the Warrant is exercisable for 14,420,168 shares of common stock.

The Warrant has a term of five years from the issue date and may be exercised at any time in whole are in part by payment of the exercise price in cash or in a cashless transaction.  If the Company fails within 3 business days to deliver certificates representing the Warrant Shares for which the Warrant is exercised, the Company is required to pay the Warrant holder liquidated damages in the amount of $100 per business day thereafter until delivery for each $10,000 of exercise price for which the Warrant is exercised.  Further, if the Company fails to deliver the Warrant Shares for which the Warrant is exercised within 7 business days, the holder may purchase that number of shares of Common Stock to which it is entitled to receive from the Company and the Company must pay in cash to the holder the amount by which the holder’s total purchase price for the common stock exceeds the aggregate exercise price required to be delivered for the Warrant Shares, together with interest thereon at a rate of 15% per annum.  The number of Warrant Shares subject to the Warrant and the exercise price thereof is subject to equitable adjustment in the event of a merger, consolidation, sale of assets, reclassification, stock dividend or stock split.  The exercise price of the Warrant is also subject to reduction to the lowest price per share for which the Company sells equity during the term of the Warrant.

SHARES ELIGIBLE FOR FUTURE SALE

 As of April 30, 2009, there were approximately 165,064,073 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 29,005,481 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and applies to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which equals approximately 1,605,641 shares as of April 30, 2009; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Provided, that, in each case, we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above.  If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

PLAN OF DISTRIBUTION

 The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.  See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by McDaniel & Henry, LLP.

EXPERTS

The audited financial statements for Collexis Holdings, Inc. included in this prospectus and in the registration statement have been audited by Elliott Davis LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements for Collexis Holdings, Inc. and Collexis B.V. included in this prospectus and in the registration statement have been audited by Bernstein & Pinchuk LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given on the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries. Nor was any such person connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering.  This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

We have historically filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we have or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

 SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Financial Statements of Collexis Holdings, Inc.

The unaudited interim financial statements of Collexis Holdings, Inc. included in this prospectus are as follows:

F-2	Consolidated Balance Sheets as of December 31, 2008 and June 30, 2008
F-3	Consolidated Statements of Operations for the three months and six months ended December 31, 2008 and December 31, 2007
F-4	Consolidated Statements of Comprehensive Loss for the three months and six months ended December 31, 2008 and December 31, 2007.
F-5	Consolidated Statements of Cash Flows for the six months ended December 31, 2008 and December 31, 2007.
F-6	Notes to Consolidated Financial Statements (unaudited)

Audited Financial Statements of Collexis Holdings, Inc.

The audited financial statements of Collexis Holdings, Inc. included in this prospectus are as follows:

F-14	Report of Independent Public Accounting Firm Elliott Davis LLC relating to the year ended June 30, 2008

F-15	Report of Independent Public Accounting Firm Bernstein & Pinchuk LLP relating to the period ended June 30, 2007
F-16	Consolidated Balance Sheets as of June 30, 2008 and 2007
F-17	Consolidated Statements of Operations for the year ended June 30, 2008 and six months ended June 30, 2007
F-18	Consolidated Statements of Comprehensive Loss for the year ended June 30, 2008 and six months ended June 30, 2007
F-19	Consolidated Statements of Cash Flows for the year ended June 30, 2008 and six months ended June 30, 2007
F-20	Statement of Stockholders’ Equity (Deficit) for the year ended June 30, 2008 and six months ended June 30, 2007
F-21	Notes to Consolidated Financial Statements

Audited Financial Statements of Collexis B.V.

The audited financial statements of Collexis B.V. included in this prospectus are as follows:

F-39	Report of Independent Public Accounting Firm Bernstein & Pinchuk LLP relating to the years ended December 31, 2006 and 2005
F-40	Consolidated Balance Sheets as of December 31, 2006 and 2005
F-41	Consolidated Statements of Operations for the years ended December 31, 2006 and 2005
F-42	Consolidated Statements of Comprehensive Loss for the years ended December 31, 2006 and 2005
F-42	Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2006 and 2005
F-43	Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005
F-44	Notes to Consolidated Financial Statements

COLLEXIS HOLDINGS, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of June 30,
	2008	2008
ASSETS	(Unaudited)	(Note)
Currents assets
Cash and cash equivalents	$831,134	$1,476,234
Accounts receivable, net of allowance for doubtful accounts of $ 269,905 and $ 302,492	997,783	1,193,678
Prepaid expenses and other current assets	197,952	225,973
Total current assets	2,026,869	2,895,885

Property and equipment, at cost, net of accumulated depreciation of $ 704,024 and $ 671,293	479,726	540,485
Intangibles, net of accumulated amortization of $1,655,829 and $998,584	6,459,342	7,726,426
Trade name	1,090,494	1,090,494
Goodwill	9,148,595	9,616,603
Security deposit - rent	20,954	23,482

Total assets	$19,225,980	$21,893,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable trade	$1,585,489	$1,152,230
Accrued taxes and expenses	1,215,287	1,299,416
Deferred revenue	707,412	762,566
Other liabilities and deferred charges	-	21,299
Deferred tax liability, net	25,671	22,706
Current portion of deferred purchase price	3,434,070	3,803,507
Total current liabilities	6,967,929	7,061,724

Non-current liabilities
Deferred tax liability	1,208,723	1,532,977
Deferred purchase price	6,611,685	6,991,696
Total non-current liabilities	7,820,408	8,524,673

Total liabilities	14,788,337	15,586,397

Stockholders' equity (deficiency)
Common stock, par value $0.001, authorized shares 277,713,000; 120,965,418 shares issued and outstanding as of December 31, 2008; 109,743,727 issued and oustanding as of June 30, 2008	120,965	109,744
Additional paid-in capital	32,816,994	30,314,289
Accumulated other comprehensive income	103,444	636,693
Accumulated deficit	(28,603,760)	(24,753,748)
Total stockholders' equity	4,437,643	6,306,978

Total liabilities and stockholders' equity	$19,225,980	$21,893,375

Note: The Balance Sheet at June 30, 2008, has been derived from the Company's audited financial statements as of that date.  The accompanying notes are an integral part of these consolidated financial statements.

COLLEXIS HOLDINGS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Revenue
License Revenue	$85,637	$234,906	$203,807	$278,371
Service Revenue	770,586	589,680	1,112,676	658,569
Maintenance & Support Revenue	243,144	95,225	456,695	276,550
Hardware & Hosting Revenue	26,327	37,604	51,332	50,687
Database subscription revenue	744,591	-	1,489,673	-
Total revenue	1,870,285	957,415	3,314,183	1,264,177

Cost of Revenue
Cost of License Revenue	180,000	33,986	180,156	42,975
Cost of Service Revenue	359,753	263,206	676,566	338,373
Cost of Maintenance & Support Revenue	14,068	75,051	31,156	209,802
Cost of Hardware & Hosting Revenue	37,934	29,287	73,287	37,219
Cost of database subscription revenue	216,436	-	374,538	-
Total cost of revenue	808,191	401,530	1,335,703	628,369

Gross profit	1,062,094	555,885	1,978,480	635,808

Operating expenses
General & Administrative	2,121,213	2,119,747	4,418,314	3,246,456
Sales & Marketing	737,524	799,692	1,539,100	1,407,904
Research & Development	176,091	511,143	369,754	778,521
Total operating expenses	3,034,828	3,430,582	6,327,168	5,432,881

Loss before other income (expense), interest expense and income taxes	(1,972,734)	(2,874,697)	(4,348,688)	(4,797,073)
Other income (expense)	(306,422)	166	381,817	162
Loss before interest (expense)	(2,279,156)	(2,874,531)	(3,966,871)	(4,796,911)
Interest (expense)	(188,344)	(104,582)	(253,993)	(95,041)
Loss before income tax benefit	(2,467,500)	(2,979,113)	(4,220,864)	(4,891,952)
Tax benefit	66,247	135,550	154,036	132,072
NET LOSS	$(2,401,253)	$(2,843,563)	$(4,066,828)	$(4,759,880)

Basic and diluted common shares outstanding	112,859,226	65,976,003	111,129,757	63,949,494

Basic and diluted net loss per share	$(0.02)	$(0.04)	$(0.04)	$(0.07)

The accompanying notes are an integral part of these consolidated financial statements.

COLLEXIS HOLDINGS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Net loss	$(2,401,253)	$(2,843,563)	(4,066,828)	$(4,759,880)
Foreign currency translation adjustment	382,269	221,112	(533,249)	229,981
Comprehensive loss	$(2,018,984)	$(2,622,451)	$(4,600,077)	$(4,529,899)

The accompanying notes are an integral part of these consolidated financial statements.

COLLEXIS HOLDINGS, INC. and Subsidiaries
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six	Six
	Months Ended	Months Ended
	December 31,	December 31,
	2008	2007
Cash flows from operating activities
Net loss	$(4,066,828)	$(4,759,880)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	835,388	256,201
Stock option compensation expense	428,446	393,230
Foreign exchange gain	(366,955)	-
Gain on sale of assets	-	15,086
Allowance for bad debts	(32,587)	-
Deferred taxes	(321,289)	(66,557)
Changes operating assets and liabilities:
Accounts Receivable	228,482	(477,128)
Prepaid expenses	28,121	(227,880)
Other receivables	-	79,125
Other assets & deferred charges	2,528	-
Accounts payable	433,259	394,118
Accrued taxes and expenses	(84,129)	184,382
Deferred revenue	(55,154)	457,608
Net cash (used in) operating activities	(2,970,718)	(3,751,695)

Cash flows from investing activities
Purchases of property and equipment	(10,175)	(180,544)
Acquisition of intangibles	-	(831)
Acquisition of SyynX, net of cash acquired	-	96,719
Net cash (used in) investing activities	(10,175)	(84,656)

Cash flows from financing activities
Loan from shareholder	-	(650,000)
Fees paid to raise capital	-	(151,298)
Partial payment on def. purchase obligation - Lawriter	(313,750)	(2,106,331)
Proceeds on stock issuance	2,513,926	-
Cash received on stock subscriptions	-	7,669,293
Net cash provided by financing activities	2,200,176	4,761,664

Net increase (decrease) in cash and cash equivalents	(780,717)	925,313
Effect of exchange rate changes on cash and cash equivalents	135,617	(33,943)
Cash and cash equivalents at beginning of period	1,476,234	187,261
Cash and cash equivalents at end of period	$831,134	$1,078,631

Supplemental disclosures of cash flow information:
Cash paid during the period for
Interest	$-	$39,616
Income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

COLLEXIS HOLDINGS, INC. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organizational Matters

The company was formed when, on February 13, 2007, Collexis Holdings, Inc., a Delaware corporation, merged with and into Technology Holdings, Inc., a Nevada corporation. As the surviving company, Technology Holdings, Inc. changed its name to Collexis Holdings, Inc.  Immediately before the merger, Collexis Holdings, Inc. had acquired through a share exchange approximately 99.5% of the outstanding capital stock of Collexis B.V. On June 27, 2008, we acquired the remaining 0.5% of Collexis B.V. stock we did not previously own in exchange for 183,333 shares of our common stock. Before the merger, Technology Holdings, Inc. was a development stage company with no operations. Collexis B.V. was founded in 1999 in the Netherlands and through these transactions became the operating subsidiary of Collexis Holdings, Inc. and acquirer for accounting purposes.

On October 19, 2007, we acquired our long-time software development partner, SyynX WebSolutions GmbH, a privately-held software company based in Cologne, Germany. Additionally, on February 1, 2008, we acquired Lawriter, LLC, an Ohio based company that provides online legal research services to bar associations under the name Casemaker® via monthly database subscription fees. To further expand our offerings to legal industry clients, on January 18, 2008, we entered into a licensing and publishing agreement with VersusLaw, Inc., under which we acquired a perpetual, non-exclusive, transferable license to use VersusLaw’s legal-related collection of judicial opinions.

Description of Business

Collexis Holdings, Inc., sometimes referred to as “Collexis,” the “Company,” “we,” “us,” or “our” in this report, is a global software development company headquartered in Columbia, South Carolina with operations in Cincinnati, Ohio, Geldermalsen, the Netherlands and Cologne, Germany. We develop software that supports the knowledge intensive market, building tools to search and mine large sets of information. Our software enables search, aggregation, navigation and discovery of information. Using public as well as proprietary thesauri of industry specific language, we can create “fingerprints” of texts - such as articles, web pages, books and internal and external databases - that can be used in turn to find the most relevant information for a researcher or business professional. We generate our revenues primarily from licensing our software, providing services to the users of our software, maintaining and supporting our software, selling related hardware and hosting software on an application service provider basis.

We operate several subsidiaries that support our core technology sales in the government, enterprise and life science sectors. In February, 2008 we  acquired an industry-dedicated subsidiary, Lawriter LLC, which provides online legal research services to lawyers in the United States primarily through state bar associations. In addition, we now offer the world’s first pre-populated professional social network for life science researchers, www.biomedexperts.com.

Our technology is based on the principle of fingerprinting or the semantic profiling of a document. The Collexis software can create a fingerprint for any piece of text containing relevant information. This process makes use of a structure of professional terminology in a particular field, including thesaurus, taxonomies or ontologies. A thesaurus contains selected words, terms and concepts and their semantic relationships in a hierarchical structure also reflecting synonyms and homonyms. The profiled fingerprint of a document is the starting point for industry applications that we use in our primary markets. The document fingerprint depends not only on the capabilities of the resulting application, but also on the underlying functionality and scalability of the system architecture to perform in industries as diverse as the legal, life sciences, and defense/government markets.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Article 8 of Regulation S-X. The results of operations of Collexis Holdings, Inc. and its wholly-owned subsidiaries Collexis Inc. and Collexis B.V.  are included for all periods presented. The results of SyynX Solutions, GmbH are included from October 19, 2007 and the results of Lawriter, LLC are included from February 1, 2008, their respective acquisition dates.

COLLEXIS HOLDINGS, INC. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year End

The Company’s fiscal year end for financial reporting is June 30. The Company’s fiscal year end for income tax reporting has recently been changed to June 30 to correspond with its financial reporting period.

Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”), and Statement of Position 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” The Company recognizes revenue from non-cancelable software licenses when the license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectability is probable. The Company recognizes license revenue from resellers when an end user has placed an order with the reseller and the above revenue recognition criteria have been met with respect to the reseller. In multiple element arrangements, the Company defers the vendor-specific objective evidence of fair value (“VSOE”) related to the undelivered elements and recognizes revenue on the delivered elements using the percentage-of-completion method.

The most commonly deferred elements are initial maintenance and consulting services. The Company recognizes initial maintenance on a straight-line basis over the initial maintenance term. The Company determines VSOE of maintenance by using a consistent percentage of maintenance fees to license fee based on renewal rates. The Company recognizes maintenance fees in subsequent years on a straight-line basis over the life of the applicable agreement. The Company determines VSOE of services by using an average consulting rate per hour for consulting services sold separately, multiplied by the estimate of hours required to complete the consulting engagement.

For software license, services and maintenance revenue, the Company assesses whether the fee is fixed and determinable, the Company has performed the services and whether or not collection is probable. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a significant portion of a fee is due after the Company’s normal payment terms, which are 30 to 90 days from invoice date, the fee is not considered fixed and determinable. In these cases, the Company recognizes revenue as the fees become due.

The Company bills the majority of its training and consulting services based on hourly rates. The Company generally recognizes revenue as it performs these services. However, when an arrangement with a customer is based on a fixed fee or requires significant work either to alter the underlying software or to build additional complex interfaces to enable the software to perform as the customer requests, the Company recognizes the related revenue using the percentage of completion method of accounting.

The Company recognizes revenues from transaction fees associated with subscription arrangements, which are billable on a per transaction basis, based on the actual number of transactions processed during the period. The Company’s Lawriter subsidiary, invoices its subscription customers in advance of the month for which the subscription services are being provided. Recognition of revenue associated with such billing is recognized by Lawriter in the month the services are actually provided.

Foreign Currency Risk

The Company has conducted significant sales activity through its subsidiaries in the Netherlands and Germany. The Company has experienced foreign exchange gains and losses to date without engaging in any hedging activities.

The Company’s foreign operations’ functional currency is the applicable local currency (primarily the Euro). Assets and liabilities for these foreign operations are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period. Translation gains or losses are reflected in the statements of operations.

COLLEXIS HOLDINGS, INC. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Loss per Common Share

Loss per share (“EPS”) is computed based on a weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. During the periods presented, the Company had 17,773,276 and 19,237,630 options, warrants and restricted stock outstanding as of December 31, 2008 and 2007 respectively, that could potentially dilute basic earnings per share in the future. These instruments were excluded from the computation of diluted earnings per share, because their effect would have been anti-dilutive.

Impairment or Disposal of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company monitors events or changes in circumstances that may indicate carrying amounts of its long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of its assets by determining whether the carrying amount of its assets will be recovered through undiscounted, expected future cash flows. If the Company determines that the carrying values of specific long-lived assets are not recoverable, the Company will record a charge to operations to reduce the carrying value of those assets to their fair values. The Company considers various valuation factors, principally discounted cash flows, to assess the fair values of long-lived assets.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is reviewed for impairment utilizing a two-step process. The first step of the impairment test requires the identification of the reporting units, and comparison of the fair value of each of these reporting units to the respective carrying value. The fair value of the reporting units is determined based on valuation techniques using the best information that is available, such as discounted cash flow projections. If the carrying value is less than the fair value, no impairment exists and the second step is not performed. If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment. In the second step, the impairment is computed by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. SFAS No. 142 requires goodwill to be tested for impairment annually at the same time every year, and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The annual impairment tests are performed in the fourth quarter of each year.

Management does not believe there is any impairment to its Goodwill or Intangible Assets at December  31, 2008 based on the Company’s current market capitalization. Other intangible assets, which include customer lists, trademarks, and other identifiable intangible assets, are amortized on a straight-line basis over estimated useful lives of three to 10 years.

Stock-Based Compensation

On January 1, 2006, Collexis adopted SFAS No. 123R, “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires the cost of employee services received in exchange for equity instruments awarded or liabilities incurred to be recognized in the financial statements. Under this method, compensation cost beginning January 1, 2006 includes the portion vesting in the period for (1) all share-based payments granted prior to, but not vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (2) all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated using the Black-Scholes option pricing model.

The Company began using the modified prospective transition method when it adopted SFAS 123R as of January 1, 2006. The Company anticipates it will grant additional employee stock options and/or non-vested stock units in the future. The fair value of these grants is not included in the amount above, as the impact of these grants cannot be predicted at this time because it will depend on the number of share-based payments granted and the then current fair values.

COLLEXIS HOLDINGS, INC. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

Recent accounting pronouncements

Please see the Company’s annual report on Form 10-K filed on October 14, 2008 for a discussion of the impact of recent accounting pronouncements on the Company in addition to those listed below.

The SEC’s Office of the Chief Accountant and the staff of the Financial Accounting Standards Board (“FASB”) issued press release 2008-234 on September 30, 2008 (“Press Release”) to provide clarifications on fair value accounting.  The Press Release includes guidance on the use of management’s internal assumptions and the use of “market” quotes.  It also reiterates the factors in SEC Staff Accounting Bulletin (“SAB”) Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

On October 10, 2008, the FASB issued FASB Staff Position (“FSP”) Statement of Financial Accounting Standard (“SFAS”) 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”.  This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active.  The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP was effective for the quarter ended September 30, 2008.

The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of December 31, 2008.

FSP SFAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” was issued in December 2008 to require public entities to disclose additional information about transfers of financial assets and to require public enterprises to provide additional disclosures about their involvement with variable interest entities.  FSP SFAS 140-4 also requires certain disclosures for public enterprises that are sponsors and servicers of qualifying special purpose entities.  The FSP is effective for the first reporting period ending after December 15, 2008.  FSP SFAS 140-4 had no material impact on the financial position of the Company.

NOTE 2. GOING CONCERN AND LIQUIDITY

As noted in our annual report on Form 10-K filed on October 14, 2008, we incurred a net loss of $11.3 million for the year ended June 30, 2008, current liabilities exceeded current assets by $4.2 million and we reported an accumulated deficit of $24.8 million. As a result, the report of our Independent Registered Public Accounting Firm on our Consolidated Financial Statements for such period included an explanatory paragraph that expressed substantial doubt about our ability to continue as a going concern.  For the six months ended December 31, 2008 we incurred a net loss of $4.1 million and reported an accumulated deficit of $28.6 million as of December 31, 2008.

For the six months ended December 31, 2008, net cash used in operations was $3.0 million.  Our primary use of operating funds related to developing the Collexis Engine and other products and increasing our sales and marketing presence. Our working capital deficit was $4.9 million as of December 31, 2008.

Our financing activities during the six months ended December 31, 2008 reflected a deferred payment associated with the Lawriter acquisition of approximately $314,000 and cash raised from stock sales of approximately $2.5 million.   Net cash used in investing activities was approximately $10,000 for the six months ended December 31, 2008.

As of February 18, 2009, we had cash and cash equivalents of approximately $140,000. We believe our current cash balance together with any funds generated from our operations will be sufficient to meet our working capital needs for the next week.

Our principal cash requirements are for working capital and to make deferred payments relating to the SyynX and Lawriter acquisitions. The deferred payments due on these acquisitions over the next three months are approximately $2.8 million. See discussion under Note 3 “Acquisitions.”

In order to alleviate our working capital deficiency, provide capital for deferred acquisition payments and address our continued financing concerns, management intends to take affirmative steps towards:

COLLEXIS HOLDINGS, INC. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

•	building on the momentum established in the market with our profiling and dashboard products and cultivating our strategic alliances to increase our market presence;

•	developing new products to address the demands in our core and legal markets; and

•	identifying sources of capital that will be sufficient to fund our operations until such time as we are cash flow positive.

In order to meet our short-term working capital needs, we are currently conducting a private placement of our common stock for up to $2.0 million. As of the date of this report, we have accepted subscriptions for $700,000 from a private investor who has funded the subscribed amount.  We anticipate receiving the remaining $1.3 million over the next fifteen to forty- five days.

There can be no assurances that we can continue to receive additional funding through the private placement of our common stock and/or continue to raise funds through debt or equity financing.  Failure to achieve such funding will result in a significant negative impact to our business and our operating results, whereby we may be in breach of our acquisition agreements for SyynX and Lawriter and/or we may have to cease operations.

The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3. ACQUISITIONS

Lawriter LLC

On February 1, 2008, we acquired Lawriter LLC (“Lawriter”), an Ohio limited liability company that provides online legal research services to a consortium of bar associations under the name Casemaker®. We purchased all of the limited liability company interests in Lawriter from OSBA.COM LLC, an Ohio limited liability company (“OSBA”), and the Institute of Legal Publishing, Inc., an Ohio corporation f/k/a Lawriter Corporation (“Lawcorp”), for an aggregate consideration of $9,000,000, or $4,500,000 to each of the sellers, plus an Earn-out (as defined below), if any.

The remaining cash balance due to each seller to be paid in equal installments, are listed in the following table.

Seller	Payment Date	Payment Amount

OSBA	November 1, 2008 (Paid on January 2, 2009)	$313,750

OSBA	February 1, 2009	313,750
		$627,500

Seller	Payment Date	Payment Amount
Lawcorp	February 1, 2009	$750,000
	February 1, 2010	750,000
	February 1, 2011	750,000
	February 1, 2012	750,000
		$3,000,000

The $4.5 million due the OSBA was to be paid as follows: $1.125 million was paid at closing, the remaining cash due is payable in four equal installments of $313,750, of which, as of the date of this report, one payment remains.  The purchase agreement provides for a thirty day grace period on this payment and we anticipate making this payment prior to the expiration of such period.  With respect to the remaining $2.12 million consideration due to OSBA, the purchase agreement provides that we may either:

COLLEXIS HOLDINGS, INC. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

(a)
credit against the balance of that consideration the monthly fee that would otherwise be payable by the Ohio State Bar Association to Lawriter for the 60 months following the closing (which is estimated to equal a credit of approximately $424,000 per twelve month period or $2.12 million in total) or

(b)
pay all or any portion of the balance directly to OSBA on a monthly basis for the 60 months following the closing, in which case the Ohio State Bar Association would resume making payments to Lawriter in the ordinary course of business.

As of the filing date of this report, the Company has not paid the $750,000 payment due Lawcorp on February 1, 2009.  Lawcorp has agreed, in writing to extend the payment due date until April 1, 2009.

Under the terms of the purchase, we also agreed to pay the Earn-out, if any, on a pro rata basis to OSBA and Lawcorp within 20 days following the end of each calendar quarterly period within the Earn-out period. The Earn-out period:

•
begins on the earlier occurrence of (a) the first day of that calendar month on which the aggregate Net Sales derived from the products and services that we acquired under the terms of the Agreement, including intellectual property rights related to the Casemaker database and software and Collexis-related technology and enhancements that we intend to offer to our customers and clients (collectively, “Legal Research Services”), have been at least $2.75 million for each of the previous three consecutive calendar months following the closing or (b) the first day of the 18th month following the closing; and

•	ends on the last day of the 60th calendar month thereafter.

The term “Net Sales” means gross revenues derived from Legal Research Services less returns, discounts, allowances, sales taxes and bad debt reserves, as determined in accordance with U.S. generally accepted accounting principles. The term “Earn-out” means a lump sum cash payment equal to the product of (x) the Earn-out percentage of 3.75%, or 3.9% in certain circumstances, multiplied by (y) Net Sales derived from Legal Research Services during each calendar quarterly period within the Earn-out period, reduced by any payment we may be required to make to the consortium of bar associations under the terms of their respective license agreements with Lawriter. The aggregate of any or all Earn-out payments, however, cannot exceed $15 million.

The total of remaining payments, $5,362,051, represents the actual payment amounts due on their respective due dates. The calculation of deferred purchase price on our consolidated balance sheet at December 31, 2008, $4,754,723, reflects the present value of these payments discounted at the implied interest rate of 8%. The difference of $607,328 represents the value of imputed interest.

The transaction is accounted for in accordance with SFAS No. 141. The purchase price allocation, as of the purchase date, is as follows:

Purchase Price:
Deferred purchase price (net of imputed interest of $947,272)	$5,927,728
Cash	1,625,000
Common shares issued	500,000
8,052,728
Direct costs of acquisition	232,707
Total purchase price	$8,285,435

Values assigned to assets and liabilities:
Cash	$65,377
Accounts receivable	247,676
Property and equipment	104,216
Acquired technology (estimated useful life of seven years)	1,170,000
Trade name (estimated useful life indefinite)	1,090,000
Customer contracts (estimated useful life of ten years)	726,000
Goodwill	5,275,330
Accounts payable and accrued expenses	(97,005)
Deferred revenue	(256,084)
Accrued restructuring charges	(40,075)
Total purchase price assigned	$8,285,435

COLLEXIS HOLDINGS, INC. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

The Company continues to evaluate and value the identifiable intangible assets and acquisition costs of Lawriter. Thus, this preliminary allocation is subject to refinement, including an increase in purchase price for the reasonably estimable value of the Earn-out, as permitted for a period of 12 months from the date of acquisition.

SyynX Solutions GmbH

On October 19, 2007, we entered into a Share Purchase Agreement with the shareholders and managing directors of SyynX Solutions GmbH (“SyynX”), for an aggregate cash consideration of €5,923,267, or approximately $8,488,343 at then current exchange rates. The table below reflects the remaining installment payments to be made.

Payment Date	Payment Amount in Euros	Remaining Payments in USD at 12-31-08 Exchange Rates

October 1, 2008	€1,494,304	$2,106,520
October 1, 2009	1,245,053	1,755,151
October 1, 2010	1,248,152	1,759,520
	€3,987,509	$5,621,191

On January 6, 2009, the Company entered into an agreement amending the Share Purchase Agreement for SyynX.  The amendment relates to the payment terms of the second installment which was due on October 1, 2008 in the amount of €1,494,304 plus accrued interest at 8% for a period of 90 days (the payment grace period).  As of December 31, 2008, the second installment amount due with accrued interest is €1,524,006.  The amendment provides for the following payments:

(1)	€300,000 on or before January 7, 2009 (paid on January 6, 2009);
(2)	€400,000 on or before February 3, 2009;
(3)	€100,000 on or before February 17, 2009; and
(4)	€724,006 on or before March 31, 2009 (which includes €29,702 accrued).

In addition, pursuant to the amendment, interest will accrue on the unpaid second installment balance at an annual rate of 12% from January 1, 2009, until paid.  Based on the scheduled payments above, the estimated interest payments will be approximately €28,400 or approximately $40,035 based on the December 31, 2008 exchange rate.  All accrued interest is due on or before March 31, 2009.

As of the filing date of this report, we have not made the €400,000 payment due on February 3, 2009 or the €100,000 payment due on February 17, 2009.  We have reached a verbal agreement with the former shareholders of SyynX to extend such payment due date; however, pursuant to the terms of the Share Purchase Agreement, during such time as any installment remains outstanding, the former SyynX shareholders have a contractual lien against the SyynX shares and the right to use the SyynX software and products developed by the Company with the right to grant sub-licenses until complete payment of the purchase price.

All or a portion of the final scheduled payment of the second installment  for €714,851 may be accelerated in the event the Company raises funds through a sale of  its equity securities or a sale of all or a portion of its business and such sale results in the receipt of proceeds of more than $3.0 million.  Thirty percent of any amount received in excess of $3.0 million will be used to offset the March 31, 2009 payment plus any accrued interest thereon.

The total of remaining payments, $5,621,191, represents the actual payment amounts due on their respective due dates, calculated at the December 31, 2008 exchange rate. The calculation of deferred purchase price on our consolidated balance sheet at December 31, 2008, $5,291,032, reflects the present value of these payments discounted at the implied interest rate of 8%. The difference of $330,159 represents the value of imputed interest.

COLLEXIS HOLDINGS, INC. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

The transaction is accounted for in accordance with SFAS No. 141, “Business Combinations.” The purchase price allocation, as of the purchase date, is as follows:

Purchase Price:
Deferred purchase price (net of imputed interest of $790,941)	$7,029,308
Exercise of option	712,550
7,741,858
Direct costs of acquisition	189,878
Write off of SyynX receivable from Collexis Holdings, Inc.	(200,587)
Total purchase price	$7,731,149

Values assigned to assets and liabilities:
Cash	$154,036
Accounts receivable	320,820
Deferred tax assets	48,005
Property and equipment	71,435
Trade name (estimated useful life of five years)	1,090,000
Acquired technology (estimated useful life of seven years)	4,004,733
Goodwill	3,918,673
Accounts payable and accrued expenses	(21,183)
Income taxes payable	(127,876)
Deferred tax liability	(1,608,479)
Other liabilities	(119,015)
Total purchase price assigned	$7,731,149

In connection with the transactions contemplated by the SyynX share purchase agreement, we granted to each of the three managing directors of SyynX as a condition to their employment agreements an option to purchase 1,000,000 shares of our common stock at an exercise price of $0.75 per share. The options have a term of eight years. The options vested or will vest as follows: options to purchase 16,666 shares vested on October 19, 2007; options to purchase 16,666 shares vested or will vest each month through August 19, 2012, and options to purchase the final 16,706 shares will vest on September 19, 2012. Additionally, on February 15, 2008, we granted seven former SyynX employees and one consultant the option to purchase a total of 275,000 shares of our common stock at an exercise price of $0.75 per share, under a proportionally identical vesting schedule and as called for under the agreement.

Combined consolidated pro forma financial information

The operating results of SyynX and Lawriter are consolidated beginning October 19, 2007 and February 1, 2008, respectively. The following pro forma information reflects the impact on our statement of operations had these acquisitions occurred on July 1, 2007.

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Revenue as reported	$1,870,285	$957,415	$3,314,183	$1,264,177
Revenue pro-forma	$1,870,285	$1,699,331	$3,314,183	$3,044,454

Net Loss as reported	$(2,401,253)	$(2,843,563)	$(4,066,828)	$(4,759,880)
Net Loss pro forma	$(2,401,253)	$(2,721,966)	$(4,066,828)	$(4,507,919)

Net Loss per share as reported	$(0.02)	$(0.04)	$(0.04)	$(0.07)
Net Loss per share pro forma	$(0.02)	$(0.04)	$(0.04)	$(0.07)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Collexis Holdings, Inc. and Subsidiaries

We have audited the consolidated balance sheet of Collexis Holdings, Inc. and Subsidiaries as of June 30, 2008, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Collexis Holdings, Inc. and Subsidiaries as of June 30, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has continuing net cash outflows from operations and its current liabilities exceed its current assets.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were not engaged to examine management's assertion about the effectiveness of Collexis Holdings, Inc.’s internal control over financial reporting as of June 30, 2008 included in the accompanying Management’s Report on Internal Control Over Financial Reporting in Item 9A(T) of Form 10-K and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC
Columbia, South Carolina
October 14, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members of the Audit Committee of
Collexis Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Collexis Holdings, Inc., and subsidiaries ("the Company") as of June 30, 2007 and the related statements of operations, stockholders' equity (deficit), comprehensive loss, and cash flows for the six month period ended June 30, 2007.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred above present fairly, in all material respects, the financial position of the Company as of June 30, 2007 and the results of its operations and its cash flows for the six month period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein & Pinchuk LLP
New York, New York
September 28, 2007 except for the correction of an error concerning overstated general and administrative expenses as disclosed in Note 1 to the financial statements included in the transition report for the transition period from January 1, 2007 to June 30, 2007 included in form 10-KSB/A and its effect on the Consolidated Statements of Operations and loss per share, Comprehensive loss, and Cash Flows for the six months ended June 30, 2007 and 2006, and the related cumulative effect on the equity section of the Balance Sheets as of June 30, 2007 and 2006, as to which the date is October 29, 2007.

Collexis Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of June 30,
	2008	2007
ASSETS
Currents assets
Cash and cash equivalents	$1,476,234	$187,261
Accounts receivable, net of allowance for doubtful accounts of $ 302,492 and $ 84,422, respectively	1,193,678	618,462
Prepaid expenses and other current assets	225,973	231,768
Total current assets	2,895,885	1,037,491

Property and equipment, at cost, net of accumulated depreciation of $ 671,293 and $ 430,760, respectively	540,485	211,282
Intangibles, net of accumulated amortization of $998,584	7,726,426	-
Trade Name	1,090,494	-
Goodwill	9,616,603	-

Other assets
Security deposit - rent	23,482	34,179
Other long term assets	-	67,375
Option to purchase Syynx	-	673,750
Total other assets	23,482	775,304

Total assets	$21,893,375	$2,024,077

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable trade	$1,152,230	$409,931
Accrued taxes and expenses	1,299,416	923,319
Other and deferred charges	21,299	9,645
Deferred revenue	762,566	238,681
Deferred tax liability	22,706	-
Current portion of deferred purchase price	3,803,507	-
Total current liabilities	7,061,724	1,581,576

Loan from shareholder	-	650,000

Non-current liabilities
Deferred tax liability	1,532,977	-
Deferred purchase price	6,991,696	-
Total non-current liabilities	8,524,673	-

Stockholders' equity (deficit)
Common stock, par value $0.001, authorized 277,713,000 shares; 109,743,727 shares issued and outstanding as of June 30, 2008; authorized 277,713,000 shares; 59,818,728 issued and oustanding as of June 30, 2007	109,744	59,819
Additional paid-in capital	30,314,289	13,200,590
Accumulated other comprehensive income	636,693	26,082
Accumulated deficit	(24,753,748)	(13,493,990)
Total stockholders' equity (deficit)	6,306,978	(207,499)

Total liabilities and stockholders' equity	$21,893,375	$2,024,077

The accompanying notes are an integral part of these consolidated financial statements.

Collexis Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations

		Six
	Year Ended	Months Ended
	June 30,	June 30,
	2008	2007
Revenue
License revenue	$728,326	$367,650
Service revenue	1,613,660	410,661
Maintenance & support revenue	368,907	121,891
Hardware & hosting revenue	143,430	33,864
Database subscription revenue	1,250,998	-
Total revenue	4,105,321	934,066

Cost of Revenue
Cost of license revenue	49,940	26,873
Cost of service revenue	955,826	223,509
Cost of maintenance & support revenue	148,586	457,348
Cost of hardware & hosting revenue	104,573	15,999
Cost of subscription revenue	394,692	-
Total cost of revenue	1,653,617	723,729

Gross profit	2,451,704	210,337

Operating expenses
General & administrative	8,972,366	2,591,298
Sales & marketing	3,065,258	1,242,995
Research & development	1,446,208	498,398
Total operating expenses	13,483,832	4,332,691

Loss before other income and income tax	(11,032,128)	(4,122,354)
Other income	2,263	29,606
Loss before interest income (expense)	(11,029,865)	(4,092,748)
Interst income (expense)	(553,148)	-
Loss before income tax benefit	(11,583,013)	(4,092,748)
Tax benefit	323,255	-
NET LOSS	$(11,259,758)	$(4,092,748)

Basic and diluted common shares outstanding	74,996,816	58,039,205

Basic and diluted net loss per share	$(0.15)	$(0.07)

The accompanying notes are an integral part of these consolidated financial statements.

Collexis Holdings, Inc. and Subsidiaries
Consolidated Statements Of Comprehensive Loss

	Year Ended June 30,	Six Months Ended June 30,
	2008	2007
Net loss	$(11,259,758)	$(4,092,748)
Foreign currency translation adjustment	610,611	(46,293)
Comprehensive loss	$(10,649,147)	$(4,139,041)

The accompanying notes are an integral part of these consolidated financial statements.

Collexis Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

		Six
	Year Ended	Months Ended
	June 30,	June 30,
	2008	2007
Cash flows from operating activities
Net loss	$(11,259,758)	$(4,092,748)
Adjustments to reconcile net loss to net cash to net cash used in operating activities
Depreciation and amortization	1,122,755	27,516
Stock option compensation expense	752,350	677,962
Loss on sale of assets	25,327	-
Allowance for bad debts	218,070	83,293
Reduction to deferred payment obligation for revenue earned	(176,995)	-
Deferred tax liability	(4,791)	-
Changes in operating assets and liabilities, net of acquired items:
Accounts receivable	(145,795)	(82,890)
Prepaid expenses and other current assets	5,795	223,850
Other receivables	-	79,711
Other assets & deferred charges	(106,437)	-
Accounts payable	624,111	(49,856)
Accrued expenses	758,146	99,359
Deferred revenue	267,801	(53,422)
Net cash (used in) operating activities	(7,919,421)	(3,087,225)

Cash flows from investing activities
Acquisition of property, plant & equipment	(178,879)	(104,666)
Acquisition of intangibles	(105,615)	-
Acquisition VersusLaw license	(550,000)
Acquisition of SyynX, net of cash acquired	(74,642)	-
Acquisition of Lawriter, net of cash acquired	(1,792,330)	-
Partial payment on def. purchase obligation - Lawriter	(813,750)	-
Partial payment on def. purchase obligation - SyynX	(2,106,330)	-
Net cash (used in) investing activities	(5,621,546)	(104,666)

Cash flows from financing activities
Loan from shareholder	(650,000)	650,000
Fees paid to raise capital	(66,398)	-
Proceeds on stock issuance	14,632,935	-
Cash received on stock subscriptions	920,000	1,602,939
Net cash provided by financing activities	14,836,537	2,252,939

Net increase (decrease) in cash	1,295,570	(938,952)
Effect of exchange rate changes on cash and cash equivalents	(6,597)	4,043
Cash and cash equivalents at beginning of period	187,261	1,122,170
Cash and cash equivalents at end of period	$1,476,234	$187,261

Supplemental disclosures of cash flow information:
Cash paid during the period for
Interest	$54,132	$17,913
Income Taxes	$-	$-

Non-cash financing and investing activity:
Deferred obligation on acquisition of SyynX	$7,029,308	$-
Deferred obligation on acquisition of Lawriter	$5,927,728	$-
Common stock issued to sellers of Lawriter	$500,000	$-
Common stock issued to sellers of VersusLaw	$414,867	$-
Common stock issued for services	$80,000	$-
Common stock issued to purchase Collexis BV shares from minority shareholder	$55,000	$-

The accompanying notes are an integral part of these consoldiated financial statements.

Collexis Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)

			Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total
Balance - December 31, 2006	4,300,495	$276,612	$7,656,631	$(9,401,242)	$(208,544)	$(1,676,543)
Merger transaction and recapitalization	52,681,875	(219,629)	3,265,894	-	-	3,046,265
Shares issued in private placement	2,836,358	2,836	1,600,103	-	-	1,602,939
Stock option compensation expense	-	-	677,962	-	-	677,962
Effect of foreign currency translation	-	-	-	-	234,626	234,626
Net loss for the six months ended June 30, 2007	-	-	-	(4,092,748)	-	(4,092,748)
Balance - June 30, 2007	59,818,728	59,819	13,200,590	(13,493,990)	26,082	(207,499)
Proceeds from common stock issued in private placement	46,013,503	46,013	14,464,413	-	-	14,510,426
Fees paid with stock and private placement fees	-	-	(191,527)	-	-	(191,527)
Common stock issued to purchase Lawriter	666,666	667	499,333	-	-	500,000
Common stock issued to purchase VersusLaw license	846,666	847	414,020	-	-	414,867
Proceeds from common stock issued other	52,858	53	39,591	-	-	39,644
Stock option compensation expense	-	-	752,350	-	-	752,350
Proceeds from common stock isssued on exercise of stock options	828,639	829	82,035	-	-	82,864
Common stock issued for services	106,667	107	79,893	-	-	80,000
Common stock issued to purchase Collexis BV shares from minority shareholder	183,333	183	54,817	-	-	55,000
Cash received on stock subscription shares issued 4/7/2008	1,226,667	1,226	918,774	-	-	920,000
Effect of foreign currency translation	-	-	-	-	610,611	610,611
Net loss for the year ended June 30, 2008	-	-	-	(11,259,758)	-	(11,259,758)
Balance - June 30, 2008	109,743,727	$109,744	$30,314,289	$(24,753,748)	$636,693	$6,306,978

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organizational Matters

Our company was formed when, on February 13, 2007, Collexis Holdings, Inc., a Delaware corporation, merged with and into Technology Holdings, Inc., a Nevada corporation. As the surviving company, Technology Holdings, Inc. changed its name to Collexis Holdings, Inc. Immediately before the merger, Collexis Holdings, Inc. had acquired through a share exchange approximately 99.5% of the outstanding capital stock of Collexis B.V. On June 27, 2008, we acquired the remaining 0.5% of Collexis B.V. stock we did not previously own in exchange for 183,333 shares of our common stock. Before the merger, Technology Holdings, Inc. was a development stage company with no operations. Collexis B.V. was founded in 1999 in the Netherlands and through these transactions became the operating subsidiary of Collexis Holdings, Inc. and acquirer for accounting purposes.

On October 19, 2007, we acquired our long-time software development partner, SyynX WebSolutions GmbH, a privately-held software company based in Cologne, Germany. Additionally, on February 1, 2008, we acquired Lawriter, LLC, an Ohio based company that provides online legal research services to bar associations under the name Casemaker ® via monthly database subscription fees. To further expand our offerings to legal industry clients, on January 18, 2008, we entered into a licensing and publishing agreement with VersusLaw, Inc., under which we acquired a perpetual, non-exclusive, transferable license to use VersusLaw’s legal-related collection of judicial opinions.

Description of Business

Collexis Holdings, Inc., sometimes referred to as “Collexis,” the “Company,” “we,” “us,” or “our” in this report, is a global software development company headquartered in Columbia, South Carolina with major operations in Cincinnati, Ohio, Geldermalsen, the Netherlands and Cologne, Germany. We develop software that supports the knowledge intensive market, building tools to search and mine large sets of information. Our software enables search, aggregation, navigation and discovery of information. Using public as well as proprietary thesauri of industry specific language, we can create “fingerprints” of texts - such as articles, web pages, books and internal and external databases - that can be used in turn to find the most relevant information for a researcher or business professional. We generate our revenues primarily from licensing our software, providing services to the users of our software, maintaining and supporting our software, selling related hardware and hosting software on an application service provider basis.

We operate several subsidiaries that support our core technology sales in the government, enterprise and life science sectors. We recently acquired an industry-dedicated subsidiary, Lawriter LLC, that provides online legal research services to lawyers in the United States primarily through state bar associations. In addition, we now offer the world’s first pre-populated professional social network for life science researchers, www.biomedexperts.com.

Our technology is based on the principle of fingerprinting or the semantic profiling of a document. The Collexis software can create a fingerprint for any piece of text containing relevant information. This process makes use of a structure of professional terminology in a particular field, including thesaurus, taxonomies or ontologies. A thesaurus contains selected words, terms and concepts and their semantic relationships in a hierarchical structure also reflecting synonyms and homonyms. The profiled fingerprint of a document is the starting point for industry applications that we use in our primary markets. The document fingerprint depends not only on the capabilities of the resulting application, but also on the underlying functionality and scalability of the system architecture to perform in industries as diverse as the legal, life sciences, and defense/government markets.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for financial reporting and in accordance with Article 8 of Regulation S-X.  The results of operations of Collexis Holdings, Inc. and its wholly-owned subsidiaries Collexis B.V. and Collexis, Inc. are included for all periods presented.   The results of SyynX Solutions, GmbH are included from October 19, 2007 and the results of Lawriter, LLC are included from February 1, 2008, their respective acquisition dates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Year End

The Company’s fiscal year end for financial reporting is June 30.  The Company’s fiscal year end for income tax reporting has recently been changed to June 30 to correspond with its financial reporting period.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosure About Fair Value of Financial Instruments,” requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities that are deemed to be financial instruments.  The carrying amounts and estimated fair values of the Company’s financial instruments approximate their fair value due to their short-term nature.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities.  Significant estimates include: the valuation of shares issued for services or in connection with acquisitions; the valuation of fixed assets and intangibles and their estimated useful lives; the valuation of investments; contingencies; and litigation.  The Company evaluates its estimates on an ongoing basis.  Actual results could differ from those estimates under different assumptions or conditions.

Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”), and Statement of Position 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.”  The Company recognizes revenue from non-cancelable software licenses when the license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectability is probable.  The Company recognizes license revenue from resellers when an end user has placed an order with the reseller and the above revenue recognition criteria have been met with respect to the reseller.  In multiple element arrangements, the Company defers the vendor-specific objective evidence of fair value (“VSOE”) related to the undelivered elements and recognizes revenue on the delivered elements using the percentage-of-completion method.

The most commonly deferred elements are initial maintenance and consulting services. The Company recognizes initial maintenance on a straight-line basis over the initial maintenance term. The Company determines VSOE of maintenance by using a consistent percentage of maintenance fees to license fee based on renewal rates. The Company recognizes maintenance fees in subsequent years on a straight-line basis over the life of the applicable agreement. Maintenance contracts entitle the customer to hot-line support and all unspecified product upgrades released during the term of the maintenance contract. Upgrades include any and all unspecified patches or releases related to a licensed software product. Maintenance does not include implementation services to install these upgrades. The Company determines VSOE of services by using an average consulting rate per hour for consulting services sold separately, multiplied by the estimate of hours required to complete the consulting engagement.

Delivery of software generally occurs when the product (on CDs) is delivered to a common carrier.  Occasionally, delivery occurs through electronic means whereby the Company makes the software available to the customer through the Company’s secure FTP (File Transfer Protocol) site.  The Company does not offer any customers or resellers a right of return.

For software license, services and maintenance revenue, the Company assesses whether the fee is fixed and determinable, the Company has performed the services and whether or not collection is probable.  The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction.  If a significant portion of a fee is due after the Company’s normal payment terms, which are 30 to 90 days from invoice date, the fee is not considered fixed and determinable.  In these cases, the Company recognizes revenue as the fees become due.

The Company assesses assuredness of collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer.  The Company does not ask customers for collateral.  If the Company determines that collection of a fee is not probable, the Company defers the fee and recognizes the revenue when collection becomes probable, which is generally when the Company receives payment.

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s arrangements do not generally include acceptance clauses.  If an arrangement includes an acceptance provision, however, acceptance occurs upon the earliest of receipt of a written customer acceptance or expiration of the acceptance period.

The Company bills the majority of its training and consulting services based on hourly rates.  The Company generally recognizes revenue as it performs these services.  However, when an arrangement with a customer is based on a fixed fee or requires significant work either to alter the underlying software or to build additional complex interfaces to enable the software to perform as the customer requests, the Company recognizes the related revenue using the percentage of completion method of accounting.  The percentage of completion method of accounting applies to the Company’s custom programming services, which are generally contracted on a fixed fee basis.  The Company charges anticipated losses, if any, to operations in the period that the Company determines such losses are probable.

The Company recognizes revenues from transaction fees associated with subscription arrangements, which are billable on a per transaction basis, based on the actual number of transactions processed during the period.  The Company’s Lawriter subsidiary, invoices its subscription customers in advance of the month for which the subscription services are being provided. Recognition of revenue associated with such billing is recognized by Lawriter in the month the services are actually provided.

In accordance with Emerging Issues Task Force (“EITF”) No. 01-14, “Income Statement Characterization of Reimbursement Received for ‘Out of Pocket’ Expenses Incurred,” the Company classifies reimbursements received for out-of-pocket expenses as revenue.

Foreign Currency Risk

The Company has conducted significant sales activity through its subsidiaries in  the Netherlands and Germany.    The Company has experienced foreign exchange gains and losses to date without engaging in any hedging activities.

The Company’s foreign operations’ functional currency is the applicable local currency (primarily the Euro).  Assets and liabilities for these foreign operations are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period.  Translation gains or losses are reflected in the statements of operations.

Cash and Cash Equivalents, and Marketable Securities

The Company invests its excess cash in money market funds.  All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents; all highly liquid investments with stated maturities of greater than three months are classified as marketable securities.

Loss per Common Share

Loss per share (“EPS”) is computed based on a weighted average number of common shares outstanding and excludes any potential dilution.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company.  During the periods presented, the Company had 19,015,809 options, warrants and restricted stock outstanding that could potentially dilute basic earnings per share in the future.  These instruments were excluded from the computation of diluted earnings per share, because their effect would have been anti-dilutive.

Allowance for Doubtful Accounts

The Company evaluates the collectability of accounts receivable based on a combination of factors.  In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due, and thereby reduces the net receivable to the amount management believes is probable of collection.  For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, the current business environment and historical experience.  The Company charges off receivables when the Company becomes aware of circumstances indicating that the receivables are uncollectible.  The Dutch tax authorities reimburse any VAT tax that the Company previously paid on the uncollectible receivables.

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization.  The Company computes depreciation expense using the straight-line method over the estimated useful lives of the assets (five years for cars, furniture and fittings and three years for computers, website and software).  The Company amortizes leasehold improvements using the straight-line method over the lesser of the remaining term of the lease or its estimated useful life.

Property and equipment, net consists of:

	As of June 30,
	2008	2007
Property and Equipment, at cost
Computers and software	$968,603	$418,318
Furniture and fittings	191,445	152,054
Website	31,568	30,161
Cars	-	23,510
Leasehold improvements	20,162	17,999
	1,211,778	642,042
Less: Accumulated Depreciation and Amortization	671,293	430,760
Net Property and Equipment	$540,485	$211,282

Software Development Costs

The Company’s policy is to charge the costs of software development to expense in the year in which the Company incurs these costs.  Generally, the Company does not capitalize costs related to projects that reach technological feasibility upon completion of a working model.  Given the general nature of the Company’s current development of software products, the Company uses the working model method to measure technological feasibility.  Because the time between establishment of a working model and general availability is short, no costs qualify for capitalization.  Software development costs aggregated approximately $1,446,000 for the year ended June 30, 2008 and $ 498,000 for the six months ended June 30, 2007.

Impairment or Disposal of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company monitors events or changes in circumstances that may indicate carrying amounts of its long-lived assets may not be recoverable.  When such events or changes in circumstances are present, the Company assesses the recoverability of its assets by determining whether the carrying amount of its assets will be recovered through undiscounted, expected future cash flows.  If the Company determines that the carrying values of specific long-lived assets are not recoverable, the Company will record a charge to operations to reduce the carrying value of those assets to their fair values.  The Company considers various valuation factors, principally discounted cash flows, to assess the fair values of long-lived assets.

Goodwill and Intangible Asset

Goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” , goodwill is reviewed for impairment utilizing a two-step process.  The first step of the impairment test requires the identification of the reporting units, and comparison of the fair value of each of these reporting units to the respective carrying value.  The fair value of the reporting units is determined based on valuation techniques using the best information that is available, such as discounted cash flow projections.  If the carrying value is less than the fair value, no impairment exists and the second step is not performed.  If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment.  In the second step, the impairment is computed by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.  SFAS No. 142 requires goodwill to be tested for impairment annually at the same time every year, and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist.  The annual impairment tests are performed in the fourth quarter of each year.

Because of the proximity of the acquisition (Note 3) to year end, management does not believe there is any impairment to its Goodwill or Intangible Assets at June 30, 2008.
Other intangible assets, which include customer lists, trademarks, and other identifiable intangible assets, are amortized on a straight-line basis over estimated useful lives of three to 10 years.

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

Concentration of Credit Risk

The Company has no off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.  The Company maintains its cash balances with one financial institution that appears to be adequately capitalized, and its accounts receivable credit risk is not concentrated within any geographic area.  The Company’s revenues are derived primarily from large organizations involved in the life sciences, government and legal markets.  Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

Major Customers

For the year ended June 30, 2008, thirteen customers represented 67% of gross revenues.  For the six months ended June 30, 2007, three customers represented 52% of total gross revenues.

Stock-Based Compensation

On January 1, 2006, Collexis adopted SFAS No. 123R, “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”  SFAS No. 123R requires the cost of employee services received in exchange for equity instruments awarded or liabilities incurred to be recognized in the financial statements.  Under this method, compensation cost beginning January 1, 2006 includes the portion vesting in the period for (1) all share-based payments granted prior to, but not vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (2) all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated using the Black-Scholes option pricing model.

The Company began using the modified prospective transition method when it adopted SFAS 123R as of January 1, 2006.  The Company anticipates it will grant additional employee stock options and/or non-vested stock units in the future.  The fair value of these grants is not included in the amount above, as the impact of these grants cannot be predicted at this time because it will depend on the number of share-based payments granted and the then current fair values.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year classifications. These reclassifications had no effect on previously reported results of operations or stockholders’ equity.

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent accounting pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability in an orderly transaction between market participants.  Further, the standard establishes a framework for measuring fair value in generally accepted accounting principles and expands certain disclosures about fair value investments.  SFAS 157 is effective for fiscal years beginning after November 15, 2007.  The Company does not expect the adoption of SFAS 157 to have a material effect on its consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company does not expect the adoption of SFAS 159 to have a material effect on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after July 1, 2009. Early adoption is prohibited.  The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on July 1, 2009.   Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improving the transparency of financial reporting.  It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS 161 is effective for the Company on July 1, 2009. This pronouncement does not impact accounting measurements but will result in additional disclosures if the Company is involved in material derivative and hedging activities at that time.

In February 2008, the FASB issued FASB Staff Position No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP 140-3”).  This FSP provides guidance on accounting for a transfer of a financial asset and the transferor’s repurchase financing of the asset.  This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under Statement 140.  FSP 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years and earlier application is not permitted. Accordingly, this FSP is effective for the Company on July 1, 2009.  The Company is currently evaluating the impact, if any, the adoption of FSP 140-3 will have on its financial position, results of operations and cash flows.

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”).  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”.  The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), “Business Combinations,” and other U.S. generally accepted accounting principles.  This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and early adoption is prohibited.  Accordingly, this FSP is effective for the Company on July 1, 2009.  The Company does not believe the adoption of FSP 142-3 will have a material impact on its financial position, results of operations or cash flows.

In May, 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (“SFAS No. 162”).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  SFAS No. 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”  The FASB has stated that it does not expect SFAS No. 162 will result in a change in current practice. The application of SFAS No. 162 will have no effect on the Company’s financial position, results of operations or cash flows.

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” (“FSP EITF 03-6-1”).  The Staff Position provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation.  FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented must be adjusted retrospectively. Early application is not permitted.  The adoption of this Staff Position will have no material effect on the Company’s financial position, results of operations or cash flows.

Advertising Costs

The Company expenses all advertising costs as incurred.  For the year ended June 30, 2008 the Company incurred approximately $432,000 in advertising expenses and approximately $119,000 for the six months ended June 30, 2007.

NOTE 2.        GOING CONCERN AND LIQUIDITY

As shown in the accompanying consolidated financial statements, we incurred a net loss of $11.3 million for the year ended June 30, 2008, and current liabilities exceeded current assets by $4.2 million and we reported an accumulated deficit of $24.8 million as of June 30, 2008.  As a result, the report of our Independent Registered Public Accounting Firm on these Consolidated Financial Statements,  includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

In the year ended June 30, 2008, net cash used in operations was $7.9 million.  Our primary use of operating funds related to developing the Collexis Engine, increasing our sales and marketing presence and the professional services costs related to being a public company.  Our working capital deficit was $4.2 million for the fiscal year ended June 30, 2008 compared to a deficit of $544,000 for fiscal year ended June 30, 2007.

Our investing activities during the fiscal year ended June 30, 2008 reflected payments made to purchase SyynX, Lawriter and the Versus Law license, as well as the deferred payments associated with such acquisitions.    Net cash used in investing activities was $5.6 million for the year ended June 30, 2008.

As of October 14, 2008, we had cash and cash equivalents of approximately $200,000.  We believe our current cash balance together with any funds generated from our operations will be sufficient to meet our working capital needs for two weeks.

Our principal cash requirements are for working capital and to make deferred payments relating to the SyynX and Lawriter acquisitions.  The deferred payments due on these acquisitions over the next twelve months are approximately $5.7 million.  See discussion under Note 3 “Acquisitions.”

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In order to alleviate our working capital deficiency, provide capital for deferred acquisition payments and address our continued financing concerns, management intends to take affirmative steps towards:

•	building on the momentum established in the market with our profiling and dashboard products and cultivating our strategic alliances to increase our market presence;

•	developing new products to address the demands in our core and legal markets; and

•	identifying sources of capital that will be sufficient to fund our operations until such time as we are cash flow positive.

To guide us in how to progress towards the above goals, we have retained an independent consulting firm to objectively evaluate our markets and growth potential, assist us with long range strategic planning, assist us in identifying capital and other resource needs and the deployment of such resources to maximize our product development and commercialization potential.  However, there can be no assurance that this process will be successful.

In order to meet our short-term working capital needs, we are currently conducting a private placement of our common stock for up to $4.05 million.  As of the date of this report, we have accepted subscriptions for $1.0 million from a private investor who has orally agreed to finance our working capital needs through the purchase of shares of our common stock, up to the amount of this private placement, on an as needed basis until this offering is fully subscribed.  The investor is not contractually obligated to purchase additional shares of our common stock, therefore, there can be no assurance that we will receive additional funding through the private placement of our common stock and failure to achieve such funding will result in a significant negative impact to our business and our operating results.

The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3.         ACQUISITIONS

Lawriter LLC

On February 1, 2008, we acquired Lawriter LLC (“Lawriter”), an Ohio limited liability company that provides online legal research services to a consortium of bar associations under the name Casemaker®. We purchased all of the limited liability company interests in Lawriter from OSBA.COM LLC, an Ohio limited liability company (“OSBA”), and the Institute of Legal Publishing, Inc., an Ohio corporation f/k/a Lawriter Corporation (“Lawcorp”), for an aggregate consideration of $9,000,000, or $4,500,000 to each of the sellers, plus an Earnout (as defined below), if any.

Under the terms of the purchase agreement, at the closing:

•	we made a cash payment of $1,125,000 to OSBA;

•	we made a cash payment of $500,000 to Lawcorp; and

•	we issued 666,666 unregistered shares of our common stock at an agreed-upon value of $0.75 per share, or $500,000, to Lawcorp in a private offering.

We also agreed to pay Lawcorp $500,000 on or before February 8, 2008, which obligation we mutually extended until, and paid on, February 27, 2008. In addition, we agreed to pay a total of $1,255,000 to OSBA, the first installment of which was paid in May 2008, and $3,000,000 to Lawcorp, with the remaining balance to each seller to be paid in equal installments, as listed in the following table.

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Payment
Seller	Payment Date	Amount

OSBA	August 1, 2008	$313,750
	November 1, 2008	313,750
	February 1, 2009	313,750
		$941,250

Lawcorp	February 1, 2009	$750,000
	February 1, 2010	750,000
	February 1, 2011	750,000
	February 1, 2012	750,000
		$3,000,000

With respect to the remaining $2,120,000 consideration due to OSBA, the purchase agreement provides that we may either:

(a)
credit against the balance of that consideration the monthly fee that would otherwise be payable by the Ohio State Bar Association to Lawriter for the 60 months following the closing (which is estimated to equal a credit of approximately $424,000 per twelve month period or $2,120,000 in total) or

(b)
pay all or any portion of the balance directly to OSBA on a monthly basis for the 60 months following the closing, in which case the Ohio State Bar Association would resume making payments to Lawriter in the ordinary course of business.

Under the terms of the purchase, we also agreed to pay the Earnout , if any, on a pro rata basis to OSBA and Lawcorp within 20 days following the end of each calendar quarterly period within the Earnout period. The Earnout period:

•
begins on the earlier occurrence of (a) the first day of that calendar month on which the aggregate Net Sales derived from the products and services that we acquired under the terms of the Agreement, including intellectual property rights related to the Casemaker database and software and Collexis-related technology and enhancements that we intend to offer to our customers and clients (collectively, “Legal Research Services”), have been at least $2,750,000 for each of the previous three consecutive calendar months following the closing or (b) the first day of the 18th month following the closing; and

•	ends on the last day of the 60th calendar month thereafter.

The term “Net Sales” means gross revenues derived from Legal Research Services less returns, discounts, allowances, sales taxes and bad debt reserves, as determined in accordance with U.S. generally accepted accounting principles. The term “Earnout” means a lump sum cash payment equal to the product of (x) the Earnout percentage of 3.75%, or 3.9% in certain circumstances, multiplied by (y) Net Sales derived from Legal Research Services during each calendar quarterly period within the Earnout period, reduced by any payment we may be required to make to the consortium of bar associations under the terms of their respective license agreements with Lawriter. The aggregate of any or all Earnout payments, however, cannot exceed $15,000,000.

The total of remaining payments, $5,884,255, represents the actual payment amounts due on their respective due dates. The calculation of deferred purchase price on our consolidated balance sheet at June 30, 2008, $5,090,407, reflects the present value of these payments discounted at the implied interest rate of 8%. The difference of $793,848 represents the value of imputed interest.

The transaction is accounted for in accordance with SFAS No. 141. The purchase price allocation, as of the purchase date, is as follows:

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase Price:
Deferred purchase price (net of imputed interest of $947,272)	$5,927,728
Cash	1,625,000
Common shares issued	500,000
8,052,728
Direct costs of acquisition	232,707
Total purchase price	$8,285,435

Values assigned to assets and liabilities:
Cash	$65,377
Accounts receivable	247,676
Property and equipment	104,216
Acquired technology (estimated useful life of seven years)	1,170,000
Trade name (estimated useful life indefinite)	1,090,000
Customer contracts (estimated useful life of ten years)	726,000
Goodwill	5,275,330
Accounts payable and accrued expenses	(97,005)
Deferred revenue	(256,084)
Accrued restructuring charges	(40,075)
Total purchase price assigned	$8,285,435

The Company continues to evaluate and value the identifiable intangible assets and acquisition costs of Lawriter. Thus, this preliminary allocation is subject to refinement, including an increase in purchase price for the reasonably estimable value of the Earnout, as permitted for a period of 12 months from the date of acquisition.

On August 28, 2008, we paid to OSBA their $313,750 installment referenced in the table above.  This payment was within the 30 day grace period permitted under the purchase agreement.

SyynX Solutions GmbH

On October 19, 2007, we entered into a Share Purchase Agreement with the shareholders and managing directors of SyynX Solutions GmbH (“SyynX”), for an aggregate cash consideration of €5,923,267, or approximately $8,488,343 at then current exchange rates.   The Company made the first installment payment of €1,500,000 on December 31, 2007 ($2,208,350 as the average exchange rate on the payment date).  This payment reflects a €500,000 reduction for an option payment previously made by Collexis B.V.  The Company is required to make the remaining payments in installments over three years as follows (due to rounding of the payments to be made to several sellers, the reflection of a credit as noted below, and changes in the exchange rate as of  June 30, 2008, the amounts below do not equal the gross amounts above):

		Scheduled	Remaining
		Payments in	Payments in
		US Dollars at	US Dollars at
	Payment	6-30-08	6-30-08
	Amount	Exchange	Exchange
Payment Date	in Euros	Rates	Rates

October 1, 2008	€1,485,149	$2,346,386	$2,346,386
October 1, 2009	1,224,918	1,935,247	1,935,247
October 1, 2010	1,212,871	1,916,215	1,916,215
	€3,922,938	$6,197,848	$6,197,848

The total of remaining payments, $6,197,848, represents the actual payment amounts due on their respective due dates, calculated at June 30, 2008 exchange rates. The calculation of deferred purchase price on our consolidated balance sheet at June 30, 2008, $5,704,796, reflects the present value of these payments discounted at the implied interest rate of 8%. The difference of $544,381 represents the value of imputed interest.

The transaction is accounted for in accordance with SFAS No. 141, “Business Combinations.” The purchase price allocation, as of the purchase date, is as follows:

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase Price:
Deferred purchase price (net of imputed interest of $790,941)	$7,029,308
Exercise of option	712,550
7,741,858
Direct costs of acquisition	189,878
Write off of Synnx receivable from Collexis Holdings, Inc.	(200,587)
Total purchase price	$7,731,149

Values assigned to assets and liabilities:
Cash	$154,036
Accounts receivable	320,820
Deferred tax assets	48,005
Property and equipment	71,435
Trade name (estimated useful life of five years)	1,090,000
Acquired technology (estimated useful life of seven years)	4,004,733
Goodwill	3,918,673
Accounts payable and accrued expenses	(21,183)
Income taxes payable	(127,876)
Deferred tax liability	(1,608,479)
Other liabilities	(119,015)
Total purchase price assigned	$7,731,149

In connection with the transactions contemplated by the SyynX share purchase agreement, we granted to each of the three managing directors of SyynX as a condition to their employment agreements an option to purchase 1,000,000 shares of our common stock at an exercise price of $0.75 per share. The options have a term of eight years. The options vested or will vest as follows: options to purchase 16,666 shares vested on October 19, 2007; options to purchase 16,666 shares vested or will vest each month through August 19, 2012, and options to purchase the final 16,706 shares will vest on September 19, 2012. Additionally, on February 15, 2008, we granted seven former SyynX employees and one consultant the option to purchase a total of 275,000 shares of our common stock at an exercise price of $0.75 per share, under a proportionally identical vesting schedule and as called for under the agreement.

Combined consolidated pro forma financial information

The operating results of SyynX and Lawriter are included with ours beginning October 19, 2007 and February 1, 2008 respectively. The following pro forma information reflects the impact on our statement of operations had these acquisitions occurred on July 1, 2007 and 2006 respectively.

	Year Ended
	June 30, 2008	June 30, 2007
Revenue as reported	4,105,321	1,808,001
Revenue pro-forma	5,818,655	6,092,606

Net Loss as reported	(11,259,758)	(6,521,900)
Net Loss pro forma	(11,723,671)	(5,761,401)

Net Loss per share as reported	$(0.15)	$(0.11)
Net Loss per share pro forma	$(0.16)	$(0.10)

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.         INTANGIBLE ASSETS AND GOODWILL

Intangible assets and goodwill at June 30, 2008 consisted of the following:

	Useful	Gross Carrying	Accumulated	Net Carrying
	Life	Amount	Amortization	Amount
Amortizable intangible assets:
Purchased software license	7 years	$1,164,866	$(104,837)	$1,060,029
Acquired technology Lawriter, LLC	7 years	1,170,000	(69,643)	1,100,357
Acquired technology Syynx, GmbH	7 years	4,439,519	(622,964)	3,816,555
Customer contracts Lawriter, LLC	10 years	726,000	(30,250)	695,750
Software license Syynx, GmbH	5 years	15,110	(1,188)	13,922
Trade name Syynx, GmbH	5 years	1,209,515	(169,702)	1,039,813
Indefinite-lived intangible assets:
Trade name Lawriter, LLC	Indefinite	1,090,494	-	1,090,494
Goodwill Lawriter, LLC	Indefinite	5,272,269	-	5,272,269
Goodwill Syynx, GmbH	Indefinite	4,344,334	-	4,344,334
		$19,432,107	$(998,584)	$18,433,523

Aggregate amortization expense on existing acquired intangible assets was $ 998,584 in 2008.  Estimated amortization expense in each of the next five years is as follows:  2009 - $1.6 million; 2010 - $1.6 million; 2011 - $ 1.6 million; 2012 - $ 1.6 million; and 2013 - $ 706,853.

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 18, 2008, we entered into a licensing and publishing agreement with VersusLaw, Inc. (“VersusLaw”), under which we acquired a non-exclusive, transferable license to use VersusLaw’s legal-related collection of judicial opinions. In exchange for the rights granted to us under the agreement, we paid to VersusLaw a licensing fee of $1,164,866, which was composed of: $100,000 in cash; a secured promissory note for $650,000; and 846,666 shares of our common stock with an agreed value of $0.75 per share, or $635,000. The principal of the note was due on February 18, 2008. Under the terms of the agreement, if the note was not paid by that date, the outstanding principal would begin to accrue interest at a default rate of 18% per annum. The note is secured by our accounts receivables. On March 18, 2008, we paid $100,000 toward the outstanding principal. We paid the principal due of $550,000 on April 14, 2008.

The purchase accounting adjustments for the SyynX acquisition were pushed down to the subsidiary.  As a result, the amounts for acquired technology and goodwill differ from the amounts initially set up at the acquisition date because of changes in the exchange rate between the Euro and the U.S. dollar.

NOTE 5.         ACCRUED EXPENSES AND AMOUNTS PAYABLE

	As of June 30,
	2008	2007
Accrued expenses	$637,573	$499,424
Wage tax and premium Social Security	109,561	306,820
Staff expense payable	86,439	69,822
Accrued commissions	19,820	12,287
Accrued professional fees	158,124	24,861
Accrued rent	3,844	-
Administration fee payable	-	10,105
Accrued interest	191,147	-
Accrued restructuring	30,000	-
Income taxes payable	62,908	-
Totals	$1,299,416	$923,319

NOTE 6.         LONG-TERM DEBT

On October 19, 2007 we purchased 100% of the outstanding shares of SyynX Solutions GmbH. In connection with the acquisition we issued debt to the former shareholders of €5,422,938 or approximately $7,728,229 at the exchange rate at the date of the acquisition, October 19, 2007. The payments are non-interest bearing and we have recorded them net of unamortized discount of $790,941 imputed at the rate of 8%. At June 30, 2008, the total unpaid balance of this note payable is $5,704,796.  Aggregate maturities during the next three years are 2009 $2,018,300; 2010 $1,753,785; 2011 $1,878,339.

On February 1, 2008, we purchased 100% of the outstanding shares of Lawriter, LLC. In connection with the acquisition we issued debt to the former shareholders of $6,875,000. The payments are non-interest bearing and we have recorded them net of unamortized discount of $793,848 imputed at the rate of 8%. At June 30, 2008, the total unpaid balance of this note payable is $5,090,407.  Aggregate maturities during the next five years are 2009 $1,785,207; 2010 $941,128; 2011 $1,019,242; 2012 $1,103,577; 2013 $241,253.

NOTE 7.         LEASE OBLIGATIONS

The Company leases office space, vehicles and equipment under non-cancelable operating leases.  Rent expense charged to operations in the accompanying consolidated statements of operations for office space, vehicles and equipment under operating leases was approximately $413,353 and $170,379 for the year ended June 30, 2008 and six months ended June 30, 2007, respectively.

We lease approximately 4,500 square feet of office space in Geldermalsen, the Netherlands, for €4,152 (approximately US$5,970 at current exchange rates).  The lease expires on June 30, 2011.  Our Dutch facility houses primarily  research and development staff.

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We lease approximately 3,300 square feet for our offices in Columbia, South Carolina, for approximately $5,500 per month.  The lease expires on September 30, 2009.    Our Columbia location serves as our global headquarters and as an administrative and support facility for our United States activities.

We lease a small office facility in Cologne, Germany, less than 500 square feet, for approximately $735 per month at current exchange rates.  The core of our research and development staff, located in Germany  work in virtual offices.

We lease approximately 5,200 square feet of office space in two facilities in Cincinnati, Ohio, for our Lawriter business for approximately $6,700.  Both leases will expire within the next twelve months.  We are in the process of negotiating a new lease in one facility.  We also lease an apartment for $2,200 per month; this lease ends September 30, 2008 and will not be renewed.

Scheduled future minimum payments required for non-cancelable operating leases are as follows:

	Office Rent	Car Lease	Equipment	Total
2008	$211,376	$104,705	$13,322	$329,403
2009	88,678	44,885	6,578	140,141
2010	71,637	3,616	-	75,253
	$371,691	$153,206	$19,900	$544,797

NOTE 8.         RELATED PARTY TRANSACTIONS

On June 27, 2008, Collexis Holdings, Inc. acquired the .5% interest in Collexis B.V. it did not previously own from a minority shareholder who is the spouse of Peter van Praag, the former CEO of Collexis B.V.  As consideration for the interest in Collexis B.V., Collexis Holdings, Inc. issued 183,333 shares of its common stock, at an agreed-upon value of $0.30 per share or $55,000.

The Company pays a consulting fee of $10,000 per month to its Chairman of the Board, based on an oral consulting arrangement.  As of June 30, 2008 and 2007, the Company owed $100,000 and $60,000, respectively, under this agreement.  Additionally, the Company pays a Director, Dr. John Regazzi, $6,000 per month for consulting services.  These services are based on a written consulting agreement dated April 1, 2007, the agreement has no expiration date.

In June 2007, the Company received a $650,000 loan from its largest shareholder for working capital purposes.  This loan did not bear interest and was repaid in full upon the completion of the Company’s private placement in July 2007 in which the Company raised approximately $2,072,000.

NOTE 9. INCOME TAXES

Net deferred tax assets and liabilities consist of the following components at June 30, 2008 and 2007:

	2008	2007
Deferred tax assets items:
Intangible Assets	$194,316	$-
Stock option compensation expense	1,430,312	677,962
Net operating loss carryforward	23,498,646	11,505,705
Allowance for doubtful accounts	302,492	84,422
Total deferred tax asset items	$25,425,766	$12,268,089

Deferred tax liability items:
Acquired technology	$3,645,665	$-
Trade mark	1,209,515	-
Total deferred tax liability items	$4,855,180	$-

Deferred tax assets:
Intangible assets	$61,977	$-
Stock option compensation expense	486,306	237,287
Allowance for doubtful accounts	77,135	21,527
Net operating loss carry forward	6,055,515	3,222,573
	6,680,933	3,481,387
Less valuation allowance	6,680,933	3,481,387
	$-	$-

Deferred tax liabilities:
Acquired technology	$1,219,376	$-
Trade mark	336,307	-
	$1,555,683	$-

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes charged to operations for the year ended June 30, 2008 and the six months ended June 30, 2007 consists of the following:

	2008	2007
Current tax (benefit)	$(100,329)	$-
Deferred tax (benefit)	(222,926)	-
	$(323,255)	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended June 30, 2008 and 2007.

Income (loss) from continuing operations before income taxes included the following:

	2008	2007
U.S. loss	$(7,317,949)	$-
Non-U.S. loss - Collexis B.V.	(3,256,556)	-
Non-U.S. loss - Syynx	(1,008,508)	-
Total	$(11,583,013)	$-

The components of the provision for income taxes are as follows:

	2008	2007
Current income tax expense (benefit):
U.S. federal	$-	$-
Non-U.S.	(100,329)	-
U.S. state and local	-	-
Total current	$(100,329)	$-

Deferred income tax expense (benefit):
U.S. federal	$-	$-
Non-U.S.	(222,926)	-
U.S. state and local	-	-
Total current	$(222,926)	$-

Total income tax expense (benefit)	$(323,255)	$-

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008, the Company has approximately $ 13,754,000 in non-U.S. and $ 9,745,000 in U.S. in net operating loss carryforwards. The non-U.S. carryforwards will begin to expire in 2011 and the U.S. carryforward will begin to expire in 2026.

The principal reasons for the differences between the consolidated income tax (benefit) expense and the amount computed by applying the statutory federal income tax rate of 34% to pre-tax income were as follows for the years ended June 30:

	2008	2007
Tax at federal statutory rate	$(3,938,224)	$(2,217,446)
Change in valuation allowance	3,199,546	1,370,004
Effect of lower foreign income tax rates	305,655	689,367
Effect of exchange rate changes on valuation allowance	109,768	158,075
Total income tax benefit	$(323,255)	$-

NOTE 10.       STOCKHOLDERS’ EQUITY

Collexis Stock Options

The Company believes stock option awards better align the interests of its employees with those of its shareholders.

Pre-Merger Employee Options.   Before the reverse merger on February 13, 2007, Collexis B.V. granted nonqualified stock options to several of its officers, directors and employees.  These options were converted in the reverse merger to options to acquire shares of our common stock, and the exercise price and amount of shares were adjusted accordingly.  These options vest quarterly over a three-year period and expire three to five years from the date of grant, if not terminated earlier under the terms of the agreement.  As of October 9, 2008, nonqualified options to purchase 9,463,621 share of our common stock have been granted under these terms with exercise prices ranging from $0.10 per share to $0.3875 per share.

Post-Merger Employee Options.  We have granted certain individuals and entities, including certain of our executive officers, nonqualified options to purchase 6,474,192 shares of our common stock at an exercise price of $0.75 per share. These options vest quarterly over a three-year period and expire between three and eight years from the date of grant, if not terminated earlier under the terms of the nonqualified stock option agreement.  In certain of these agreements, the options vest immediately upon a change in control or if the employee is terminated without cause or resigns for good reason (as each term is defined in the stock option agreement).

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model. We used no dividend yield, an expected volatility rate of 63.64%, a risk free interest rate range of 4.5%-4.8% and an average expected life of 2.3 years

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of our stock option activity is set forth below:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price
Balance, December 31, 2006	13,181,120	$.10-.75	$0.23
Granted	4,020,000	$0.75	$0.75
Exercised	-	-	-
Cancelled	(50,000)	$0.30	$0.35

Balance, June 30, 2007	17,151,120	$.10-.75	$0.35
Granted	3,275,000	$0.75	$0.75
Exercised	(828,639)	$0.10	$0.453
Cancelled	(1,579,668)	$.10-.75	$0.578

Balance, June 30, 2008 Options	18,017,813	$.10-.75	$0.418

Warrants	597,996	$0.75	$0.750
Restricted stock	400,000	-	-

Balance, June 30, 2008	19,015,809	$0.0-$.75	$0.420

Exercisable June 30, 2008	12,379,924	$.10-.75	$0.353

The following table summarizes additional information about stock options outstanding at June 30, 2008:

	Options Outstanding			Options Exercisable
Exercise Price Per Share	Number of Shares	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.100	8,897,501	1.57	$0.10	7,272,469	$0.10
$ 0.300	25,000	1.09	$0.30	14,600	$0.30
$ 0.3875	516,120	3.03	$0.3875	516,120	$0.3875
$ 0.75	8,579,192	4.61	$0.75	4,576,735	$0.75
	18,017,813	3.06	$0.42	12,379,924	$0.353

NOTE 11.       OPERATING SEGMENTS

The Company sells to companies primarily within the European Union and the United States.  The Company’s operating activities consist of a single segment.  The following is a summary of operations within geographic areas:

		Six Months
	Year Ended	Ended
	June 30, 2008	June 30, 2007
Revenues from sales to unaffiliated customers
from continuing operations:
United States	$2,558,248	$250,834
Europe	1,547,073	683,232
	$4,105,321	$934,066

Property and Equipment, net
United States	$212,212	$82,336
Europe	328,273	128,946
	$540,485	$211,282

COLLEXIS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.      CONTINGENCIES

Collexis and its wholly-owned subsidiary Lawriter LLC are defendants in a case commenced by JuriSearch Holdings LLC (“JuriSearch”), a vendor of content to Lawriter, in the Superior Court for Los Angeles County, California. The case was commenced on April 10, 2008, and asserts claims based on breach of contract, conversion, and replevin (an act to recover goods by somebody who claims to own them). JuriSearch alleges that it has been damaged in an amount exceeding $500,000 by Lawriter’s termination of the contract and asserted failure to return property belonging to JuriSearch. Lawriter believes that JuriSearch breached the contract by failing to provide accurate and timely data, as well as by communicating directly with Lawriter’s customers (the bar associations with whom Lawriter does business) concerning the contract in violation of the terms of the contract.

Collexis and Lawriter have filed papers in the United States District Court for the Central District of California to remove the suit to that court, and have filed an answer and counterclaim. In addition, Lawriter filed a case against JuriSearch on April 14, 2008 in the Court of Common Pleas of Hamilton County, Ohio. Lawriter’s case asserts claims against JuriSearch for defamation, tortuous interference with contracts, and breach of contract based on JuriSearch’s communications with Lawriter’s customers. We believe that JuriSearch’s claims are without merit and intend to defend the California lawsuit vigorously and prosecute the Ohio lawsuit vigorously.

NOTE 13.      SUBSEQUENT EVENT

On July 15, 2008, Collexis Holdings, Inc. acquired the shares of Collexis Inc. from its wholly owned subsidiary Collexis B.V. for the nominal value of $1.    Collexis Inc. is incorporated in the U.S. and is our primary operating subsidiary in the U.S.  We determined that the transfer value of Collexis Inc. was nominal based on the subsidiary’s accumulated losses.

On August 18, 2008 the board approved a private offering of 9,000,000 shares of our common stock at a price per share of $0.45 or $4,050,000 in the aggregate.  No placement fees will be paid in connection with this offering. As of October 9, 2008, we have accepted subscriptions from a single investor in the amount of $1.0 million for 2,222,222 shares.  Additionally, the investor has orally agreed to acquire the remaining offered shares throughout October and November 2008.    The investor has agreed to hold the shares purchased in the offering for a minimum of one year. We have used or will use the proceeds of this offering to make installment payments required under the terms of our recent acquisitions and for working capital.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Collexis B.V. and Subsidiaries

We have audited the accompanying balance sheets of Collexis B.V. and subsidiaries ("the Company") as of December 31, 2006 and 2005 and the related statements of operations, shareholders' (deficiency) equity, comprehensive loss, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein & Pinchuk LLP
New York, New York
September 28, 2007, except for the correction of an error concerning overstated general and administrative expenses as disclosed in Note 1 to the financial statements included in the transition report for the transition period from January 1, 2007 to June 30, 2007 included in form 10-KSB/A, and its effect on the Consolidated Statements of Operations and loss per share, Comprehensive loss, and Cash Flows for the year ended December 31, 2006, and the related cumulative effect on the equity section of the Balance Sheet as of December 31, 2006, as to which the date is October 29, 2007.

Collexis B.V. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2006	2005
ASSETS
Currents assets
Cash and cash equivalents	$1,122,170	$442,796
Accounts receivable, net of allowance for doubtful accounts of $82,530 and $51,514, respectively	436,066	267,333
Receivables from related parties	44,996	55,896
Deferred tax asset	-	1,606,615
Prepaid expenses and other current assets	385,305	66,841
Total current assets	1,988,537	2,439,481
Property and equipment, at cost, net of accumulated depreciation of $394,154 and $323,081, respectively	132,713	31,209
Other assets
Security deposit - rent	28,455	13,093
Other long term assets	78,653	-
Option to purchase Syynx	658,650	-
	765,758	13,093
	$2,887,008	$2,483,783

LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY
Current liabilities
Accounts payable trade	$451,731	$81,962
Accrued taxes and expenses	815,542	610,576
Deferred revenue	287,848	171,376
Total current liabilities	1,555,121	863,914
Other liability - common stock to be issued	3,008,430	850,442
Stockholders' (deficiency) equity
Common stock, par value $0.06, authorized 10,000,000 shares, 4,300,495 shares issued and outstanding at December 31, 2006; 2,580,495 shares issued and outstanding at December 31, 2005	276,612	162,533
Additional paid-in capital	7,656,631	4,696,784
Accumulated other comprehensive income	(208,544)	6,636
Accumulated deficit	(9,401,242)	(4,096,526)
	(1,676,543)	769,427
	$2,887,008	$2,483,783

The accompanying notes are an integral part of these consolidated financial statements.

Collexis B.V. and Subsidiaries
Consolidated Statements of Operations

	Years ended December 31,
	2006	2005
Revenue
Services	$1,027,592	$777,741
Licenses	225,223	242,437
Maintenance and support	376,069	275,179
Hardware and hosting	54,972	74,133
Total Revenue	1,683,856	1,369,490
Operating Expenses
Services	655,821	212,187
Licenses	9,298	85,413
Hardware and hosting	23,613	31,532
Cost of maintenance and support	577,906	200,969
Commissions	63,642	331,408
Selling and marketing	150,976	19,453
General and administrative	3,089,075	886,771
Research and development	744,859	512,764
	5,315,190	2,280,497
Loss before other income and income taxes	(3,631,334)	(911,007)
Interest income	31,092	6,668
Loss before income taxes	(3,600,242)	(904,339)
Income tax benefit (expense)	(1,704,474)	176,389
NET LOSS	$(5,304,716)	$(727,950)
Basic and diluted common shares outstanding	4,239,235	2,580,495
Basic and diluted net loss per share	$(1.25)	$(0.28)

The accompanying notes are an integral part of these consolidated financial statements.

Certain prior year amounts have been reclassified to conform with current year presentation.

Collexis B.V. and Subsidiaries
Consolidated Statements Of Comprehensive Loss
for the years ended December 31,

	2006	2005
Net loss	$(5,304,716)	$(727,950)
Foreign currency translation adjustment	(201,908)	(180,517)
Comprehensive Loss	$(5,506,624)	$(908,467)

The accompanying notes are an integral part of these consolidated financial statements.

Collexis B.V. and Subsidiaries
Consolidated Statement of Stockholders' (Deficiency) Equity

	Common Stock		Additional Paid-in-	Accumulated	Accumulated Other Comprehensive Income
	Shares	Amount	Capital	Deficit	(Loss)	Total
Balance - December 31, 2004	2,580,495	$162,533	$4,785,734	$(3,368,576)	$187,153	$1,766,844
Cancelled stock subscription	-	-	(88,950)	-	-	(88,950)
Effect of foreign currency translation	-	-	-	-	(180,517)
Net loss for the period ended December 31, 2005	-	-	-	(727,950)	-	(727,950)

Balance - December 31, 2005	2,580,495	162,533	4,696,784	(4,096,526)	6,636	769,427
Shares issued in private placement	1,720,000	114,079	2,564,152	-	-	2,678,231
Effect of foreign currency translation	-	-	-	-	(215,180)	(215,180)
Stock option compensation expense	-	-	395,695	-	-	395,695
Net loss for the period ended December 31, 2006	-	-	-	(5,304,716)	-	(5,304,716)

Balance - December 31, 2006	4,300,495	$276,612	$7,656,631	$(9,401,242)	$(208,544)	$(1,676,543)

The accompanying notes are an integral part of these consolidated financial statements.

Collexis B.V. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(5,304,716)	$(727,950)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	150,974	24,856
Changes in operating assets and liabilities
Accounts Receivable	(263,317)	212,743
Allowance for bad debts	-	(759)
Prepaid expenses	(267,726)	12,621
Other receivables	(118,587)	(24,935)
Deferred tax assets	1,787,193	(176,380)
Stock option compensation expense	395,695	-
Accounts payable	360,559	(192,483)
Accrued expenses	(54,480)	105,559
Deferred revenue	287,848	(363,559)
Net cash (used in) provided by operating activities	(3,026,557)	(1,130,287)
Cash flows from investing activities
Acquisition of equipment	(256,058)	(20,367)
Option to purchase Syynx	(658,650)	-
Net cash used in investing activities	(914,708)	(20,367)
Cash flows from financing activities
Cash received on sale of stock	1,732,202	(88,950)
Cash received on stock subscriptions	3,008,430	850,442
Net cash provided by financing activities	4,740,632	761,492
Net increase (decrease) in cash	799,367	(389,162)
Effect of exchange rate changes on cash	(119,993)	(48,914)
Cash and cash equivalents at beginning of period	442,796	880,872
Cash and cash equivalents at end of period	$1,122,170	$442,796
Supplemental disclosures of cash flow information:
Cash paid during the period for
Interest	$31,092	$535
Income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	OPERATIONS, BUSINESS CONDITIONS, LIQUIDITY AND SIGNIFICANT ACCOUNTING POLICIES

Collexis B.V. (the “Company”) was incorporated under Dutch laws in August 1998. Through that date, the Company’s principal purpose was to develop market and implement information technology. The Company also offers consulting, implementation, training, technical support, subscription and maintenance services in support of its customers’ use of its software products.

On June 21, 2001, the capital stock of the Company was changed into 10,000,000 shares of € 0.05 each. As at December 31, 2005, 2,580,495 shares were issued. On January 13th 2006 another 1,720,000 shares were issued in exchange for an obligation to pay $ 2,500,000.

On October 1, 2000, Collexis Healthcare B.V. and Collexis Publishing B.V. were incorporated under Dutch law. Collexis Inc. was incorporated under the provisions and subject to the requirements of the Delaware General Corporation Law on September 23, 2005. The Dutch subsidiaries did not commence activities. The Company generated net losses of $5,304,716 and $ 727,950 for the periods ended December 31, 2006 and 2005, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company; its wholly owned subsidiaries located in The Netherlands and in the United States. All intercompany transactions and balances have been eliminated.

Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position 97-2, ‘‘Software Revenue Recognition’’ (‘‘SOP 97-2’’), and Statement of Position 98-9, ‘‘Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.’’ Revenue from non-cancelable software licenses is recognized when the license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectability is probable. The Company recognizes license revenue from resellers when an end user has placed an order with the reseller and the above revenue recognition criteria have been met with respect to the reseller. In multiple element arrangements, the Company defers the vendor-specific objective evidence of fair value (‘‘VSOE’’) related to the undelivered elements and recognizes revenue on the delivered elements using the percentage-of-completion method.

The most commonly deferred elements are initial maintenance and consulting services. Initial maintenance is recognized on a straight-line basis over the initial maintenance term. The VSOE of maintenance is determined by using a consistent percentage of maintenance to license fee based on renewal rates. Maintenance fees in subsequent years are recognized on a straight-line basis over the life of the applicable agreement. Maintenance contracts entitle the customer to hot-line support and all unspecified product upgrades released during the term of the maintenance contract. Upgrades include any and all unspecified patches or releases related to a licensed software product. Maintenance does not include implementation services to install these upgrades. The VSOE of services is determined by using an average consulting rate per hour for consulting services sold separately multiplied by the estimate of hours required to complete the consulting engagement.

Delivery of software generally occurs when the product (on CDs) is delivered to a common carrier. Occasionally, delivery occurs through electronic means where the software is made available through our secure FTP (File Transfer Protocol) site. The Company does not offer any customers or resellers a right of return.

For software license, services and maintenance revenue, the Company assesses whether the fee is fixed and determinable, the services have been performed and whether or not collection is probable. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a significant portion of a fee is due after our normal payment terms, which are 30 to 90 days from invoice date, the fee is not considered fixed and determinable. In these cases, the Company recognizes revenue as the fees become due.

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company assesses assuredness of collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. Collateral is not requested from customers. If it is determined that collection of a fee is not probable, the fee is deferred and revenue is recognized at the time collection becomes probable, which is generally upon receipt of cash.

The Company’s arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, acceptance occurs upon the earliest of receipt of a written customer acceptance or expiration of the acceptance period.

The majority of our training and consulting services are billed based on hourly rates. The Company generally recognizes revenue as these services are performed. However, when there is an arrangement that is based on a fixed fee or requires significant work either to alter the underlying software or to build additional complex interfaces so that the software performs as the customer requests, the Company recognizes the related revenue using the percentage of completion method of accounting. This would apply to our custom programming services, which are generally contracted on a fixed fee basis. Anticipated losses, if any, are charged to operations in the period such losses are determined to be probable.

Revenues from transaction fees associated with subscription arrangements, billable on a per transaction basis and included in services revenue on the Consolidated Statements of Operations, are recognized based on the actual number of transactions processed during the period.

In accordance with EITF Issue No. 01-14, “Income Statement Characterization of Reimbursement Received for ‘Out of Pocket’ Expenses Incurred,” reimbursements received for out-of-pocket expenses incurred are classified as services revenue in the Consolidated Statements of Operations.

Use of Management Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Some of the significant estimates involve allowance for doubtful accounts, recoverability of capitalized software development costs, accrued expenses, provision for income taxes in foreign jurisdictions, assessment of contingencies, revenue recognition, valuation of deferred tax assets, and pro forma compensation expense pursuant to SFAS No. 123.

Cash and Cash Equivalents and Restricted Cash

Cash equivalents are stated at cost, which approximates market, and consist of short-term, highly liquid investments with original maturities of less than three months. At December 31, 2006 and 2005, there was no restricted cash.

Allowance for Doubtful Accounts

The Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due, and thereby reduces the net receivable to the amount management believes is probable of collection. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, the current business environment and historical experience. The Company charges off receivables in cases where the Company is aware of circumstances that these are uncollectible. Any VAT tax paid is then reimbursed by the Dutch tax authorities.

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets (five years for cars, furniture and fittings and three years for computers and software). Leasehold improvements are amortized using the straight-line method over the lesser of the remaining term of the lease or their estimated useful lives.

Property and equipment, net consists of:

	Years ended December 31,
	2006	2005
Property and equipment, at cost
Cars	$22,983	$20,661
Furniture and fittings	102,149	66,110
Website	22,561	-
Leasehold improvements	14,365	-
Computers and software	364,809	267,519
	526,867	354,290
Less: accumulated depreciation	394,154	323,081
Net property and equipment	$132,713	$31,209

Software Development Costs

The Company’s policy is to charge the costs of software development to expense in the year in which these costs occurred. Generally, costs related to projects that reach technological feasibility upon completion of a working model are not capitalized the time between establishment of the working model and general availability is of short duration. The nature of the Company’s current development for software products is generally such that it can measure technological feasibility most effectively using the working model method where the time between establishment of a working model and general availability is of short duration, which results in no costs that qualify for capitalization.

Research and Development

The Company incurred research and development expenditures of approximately $740,000 in the year ended December 31, 2006 and $510,000 in the year ended December 31, 2005, consisting of internal research and development expenditures, as well as expenditures related to research and development that we outsourced to SyynX.

Impairment or Disposal of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company monitors events or changes in circumstances that may indicate carrying amounts of its long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of its assets by determining whether the carrying amount of its assets will be recovered through undiscounted, expected future cash flows.

Should the Company determine that the carrying values of specific long-lived assets are not recoverable, the Company would record a charge to operations to reduce the carrying value of such assets to their fair values. The Company considers various valuation factors, principally discounted cash flows, to assess the fair values of long-lived assets.

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

Income taxes are accounted for under the asset and liability method. The asset and liability method requires that deferred tax assets be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of such assets will not be realized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Concentration of Credit Risk

SFAS No. 105, “Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk,” requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the cash balances with one financial institution that appears to be adequately capitalized and its accounts receivable credit risk is not concentrated within any geographic area. The Company’s revenues are concentrated in large organizations related to healthcare, science and knowledge institutes, which are not very competitive and not rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect operating results.

As of December 31, 2006, three customers represented approximately 77% of total gross receivables. For the year ended December 31, 2006, 2 customers represented approximately 75 % of total gross revenues and for the year ended December 31, 2005 one customer represents approximately 60% total revenues.

Foreign Currency Translation

The functional currency for the company and its subsidiaries is the local currency (the Euro). The results of operations for these companies are translated (FAS 52) from local currencies into U.S. dollars using the average exchange rates during each period. Assets and liabilities are translated using exchange rates at the end of the period with translation adjustments accumulated in stockholders’ deficit. Intercompany loans are denominated in Euros.

Stock-Based Compensation

FASB Statement No. 148, “Accounting for Stock Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123” (“SFAS 148”) provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation. However, it allows an entity to continue to measure compensation cost for stock instruments granted to employees using the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25 (‘‘APB 25’’), “Accounting for Stock Issued to Employees,” provided it discloses the effect of SFAS 123, as amended by SFAS 148, in the footnotes to the financial statements. In December 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options and non-vested stock grants, to be recognized as a compensation cost based on their fair values. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R no later than January 1, 2006. Through December 31, 2005, the Company has chosen to continue to account for stock-based compensation using the intrinsic-value method. Accordingly, no stock option related compensation expense has been recognized in the consolidated statements of operations as all options granted had an exercise price equal to the market value of the underlying stock on the date of grant.

On December 1, 2005, the Company granted 36,000 stock options shares of non-vested stock, to a certain employee with a vesting term of one year subject to acceleration in accordance with the grant stipulations. The fair value of the non-vested granted stock options on the date of grant was $ 22,754. For the twelve months ended December 31, 2005, the Company has not recognized compensation expenses related to non-vested stock options awards.

In December 2005, the granting of 75,000 stock options to a certain third party was cancelled and the Company has paid off the related reimbursement of $118,420 in 2006.

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is using the modified prospective transition method when it adopted SFAS 123R beginning January 1, 2006. The company anticipates it will grant additional employee stock options and/or non-vested stock units in the future. The fair value of these grants is not included in the amount above, as the impact of these grants cannot be predicted at this time because it will depend on the number of share-based payments granted and the then current fair values.

Had the Company, however, elected to recognize compensation cost based on the fair value of the stock options at the date of grant under SFAS 123, as amended by SFAS 148 and SFAS 123R, such costs would have been recognized ratably over the vesting period of the underlying instruments. However, the Company’s net income (loss) and net income (loss) per common share would have changed to the pro-forma amounts indicated in the table below.

Year ended December 31, 2005
Net loss as reported	$(727,950)
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	(22,754)
Pro forma net loss	(750,704)
Net loss per common share
Basic and diluted - as reported	$(0.28)
Basic and diluted - pro forma	$(0.29)

Fair Value of Financial Instruments

Cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses, other current liabilities and debt reported in the consolidated balance sheets equal or approximate fair values.

Deferred Revenue

Deferred revenues primarily relate to customer software maintenance agreements that have been invoiced to customers prior to the performance of those services and, to a lesser extent, prepaid consulting and deferred license fees.

When we recently restated (a) our financial statements for the three and nine months ended March 31, 2007 and 2006 in Amendment No. 1 to our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, and (b) our financial statements for the nine months ended September 30, 2006 in Amendment No. 1 to our Current Report on Form 8-K dated February 14, 2007, we determined that the audited financial statements for the six months ended June 30, 2007 and the year ended December 31, 2006 included in our transition report in Form 10-KSB filed on October 16, 2007 contained an error in the calculation of the expense related to the application of FASB Statement No. 123(R) that caused the expense to be overstated. Accordingly, we have restated our audited financial statements for the six months ended June 30, 2007 and the year ended December 31, 2006 to reflect the proper expense calculation. As a result of this correction, certain financial statement line items and per share data have been adjusted as follows:

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes to Consolidated Balance Sheets	As of December 31, 2006

Additional Paid-in Capital:
as restated:	$7,656,631
as originally filed:	8,453,426
effect of correction:	$(796,795)

Accumulated Deficit:
as restated:	$(9,401,242)
as originally filed:	(10,198,037)
effect of correction:	$796,795

Changes to Consolidated Statements of Operations	Year Ended December 31, 2006

General & Administrative Expenses:
as restated:	$3,089,075
as originally filed:	3,885,870
effect of correction:	$(796,795)

Loss before interest income and income tax
as restated:	$(3,631,334)
as originally filed:	(4,428,129)
effect of correction:	$796,795

Loss before income tax expense
as restated:	$(3,600,242)
as originally filed:	(4,397,037)
effect of correction:	$796,795

Net Loss
as restated:	$(5,304,716)
as originally filed:	(6,101,511)
effect of correction:	$796,795

Basic and diluted net loss per share
as restated:	$(1.25)
as originally filed:	(1.44)
effect of correction:	$0.19

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes to Consolidated Statements of Comprehensive Loss

Net Loss
as restated:	$(5,304,716)
as originally filed:	(6,101,511)
effect of correction:	$796,795

Comprehensive Loss
as restated:	$(5,506,624)
as originally filed:	(6,303,419)
effect of correction:	$796,795

Changes to Consolidated Statements of Cash Flows

Net Loss
as restated:	$(5,304,716)
as originally filed:	(6,101,511)
effect of correction:	$796,795

Stock option compensation expense
as restated:	$395,695
as originally filed:	1,192,490
effect of correction:	$(796,795)

Changes to Consolidated Statement of Stockholders’ (Deficiency) Equity

	Additional Paid-in Capital	Accumulated Deficit
Stock option compensation expense
as restated:	$395,695	-
as originally filed:	1,192,490	-
effect of correction:	$(796,795)	-

Net loss for the period ended December 31, 2006
as restated:	-	$(5,304,716)
as originally filed:	-	(6,101,511)
effect of correction:	-	$796,795

Balance - December 31, 2006
as restated:	$7,656,631	$(9,401,242)
as originally filed:	8,453,426	(10,198,037)
effect of correction:	$(796,795)	$796,795

The cumulative effect of the above changes on Additional Paid-in Capital and Accumulated Deficit since July 1, 2005 is a decrease of $796,795 in each amount. There are no changes to periods prior to January 1, 2006. Total Stockholder’s (Deficiency) Equity remains unchanged.

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.        ACCRUED TAX EXPENSES AND AMOUNTS PAYABLE

	As of December 31,
	2006	2005
Commission payable to business partner	$110,809	$177,630
Invoices to be received	48,218	161,383
Stock options buy off	-	143,090
Staff expenses	104,432	45,471
Auditor's fee	13,173	29,605
Accrued general expenses	46,813	20,595
Administration and advice	3,574	16,875
Board of directors	20,352	15,927
Stock option Syynx payable	263,460	-
WBSO Subsidy repayable	169,419	-
Wage tax and social security premiums	35,292	-
	$815,542	$610,576

NOTE 3.        LEASE OBLIGATIONS

The Company leases office space, vehicles and equipment under non-cancelable operating leases. Rent expense charged to operations in the accompanying consolidated statements of operations for office space, vehicles and equipment under operating leases was $ 148,588 and $ 144,344 for the periods ended December 31, 2006 and 2005, respectively.

The Company is obligated under two operating leases for real property. The first lease was for the period June 1, 2001 to May 31, 2004 and it included two extensions, the first for two years to May 31, 2006 and the second for 5 years to May 31, 2011, both of which were exercised. This lease contains annual escalations based on the consumer price index of the Netherlands. The second lease is for additional space for a period of one year from January 1 to December 31, 2007.

Scheduled future minimum payments required for non-cancelable operating leases are as follows

	Office rent	Car leases	Computer	Total
2007	$56,724	$107,153	$1,094	$164,971
2008	43,336	81,367	-	124,703
2009	43,336	55,091	-	98,427
2010	43,336	3,887	-	47,223
2011	18,057	-	-	18,057
	$204,789	$247,498	$1,094	$453,381

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has entered into a lease for office space in Columbia, South Carolina expiring September 30, 2009. Minimum future rentals under this lease as of December 31, 2006 were as follows:

Years ended December 31,
2007	$53,760
2008	56,672
2009	43,296
$153,728

NOTE 4.        RELATED PARTY TRANSACTIONS

Two stockholders of the Company have invoiced management fees for the years ended December 31, 2006 and 2005 respectively, in the amount of $527,646 and $398,368 respectively, in accordance with executed management agreements. The amount receivable from these stockholders was $44,819 and $16,264 as at December 31, 2006 and 2005, respectively. These receivables bear an interest at 3.5% per annum.

In December 2005, the granting of 75,000 stock options to SyynX WebSolutions GmbH, was cancelled, and the Company has paid off the related reimbursement for the amount of $ 118,420 in 2006.

NOTE 5.        INCOME TAXES

The Company’s deferred tax assets consist exclusively of net operating loss carry forwards. At December 31, 2005, the Company had Dutch net operating loss carry-forwards of $4,483,478 which are available to offset future Dutch taxable income, if any, and which does not expire.

As of December 31, 2006 and 2005, the company had deferred tax assets, principally based on net operating loss carryforwards of $2,052,298 and $1,606,615, respectively, which may be applied against future taxable income and which expire beginning in 2011. At December 31, 2006 and 2005, the deferred tax assets (representing the potential future tax savings) related to the carryforwards were as follows:

	2006	2005
Deferred Tax Asset	$2,052,298	$1,606,615
Less: Valuation Allowance	(2,052,298)	-
Net Deferred Tax Asset	$-	$1,606,615

As a result of the uncertainty that net operating loss carryforwards will be able to be utilized against taxable income in either the Netherlands or the United States in the foreseeable future, the company has provided for a full valuation allowance during fiscal year 2006.

NOTE 6.        STOCKHOLDERS’ EQUITY

Subscribed Stock

On January 30, 2006, 1,720,000 shares were issued for $ 2,500,000 to a new stockholder who in 2005 already had paid $ 850,442. This prepayment was based on an investment agreement, which was agreed on August 31, 2005. Before the end of June 2006, the Company received the remaining payments.

During the year ended December 31, 2006, subscriptions of $3,008,430 were received from new stockholders, which was classified as other liabilities in the December 31, 2006 financial statements.

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options

Collexis Stock Option Plan

Collexis considers a stock option plan as a powerful and strategic instrument for binding, stimulating, committing and awarding important key players to Collexis. Therefore, a Stock Option Plan has been developed consisting of:

•	a wide range of long term call option provided to key people, summarized in a Collexis Stock Option Detail Table.

•	a set of documents in which the legal rules, regulations and conditions are described, together forming the Collexis Option Agreement.

Collexis has developed a procedure to appoint, approve and control all stock options and to guarantee that the individual Call Option Agreements are always signed and filed and that the Collexis Stock Option Detail Table will continuously be kept up to date.

The Company may grant statutory and non-statutory options to purchase shares of Common Stock. A total of 153,000 shares are reserved as Collexis Pool for employees.

A summary of stock option activity under the plan is as follows:

	Number of shares	Exercise Price Per Share	Weighted Average Exercise Price
Balance, December 31, 2004	95,000	$1.24 - 1.65	$1.56
Granted	36,000	$1.00	$1.00
Exercised	-	-	-
Cancelled	(75,000)	$1.65	$1.65
Balance, December 31, 2005	56,000	$1.00 - $ 1.18	$1.06
Granted	1,292,112	$1.00 - $ 7.50	$2.40
Exercised	-	-	-
Cancelled	(30,000)	$1.00 - $ 1.18	$1.10
Balance, December 31, 2006	1,318,112	$1.00 - $ 7.50	$2.30

Exercisable at December 31, 2006	396,401	$1.00 - $ 7.50	$2.90

The following table summarize additional information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Exercise Price Per Share	Number Of Shares	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00	1,007,500	2.08	$1.00	253,623	$1.00
$3.00	17,500	2.70	$3.00	834	$3.00
$3.88	51,612	4.52	$3.88	51,613	$3.88
$7.50	241,500	3.47	$7.50	90,331	$7.50
	1,318,112	2.44	$2.30	396,401	$2.90

COLLEXIS B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.        OPERATING SEGMENTS

The Company sells to profit and nonprofit companies within The Netherlands, European Union and United States. The Company’s operating activities consist of a single segment.

NOTE 8.        CONTINGENCIES

The Company has not been involved in disputes and/or litigation encountered in its normal course of business. The Company does not expect proceedings that will have a material adverse effect on the Company’s business, consolidated financial condition, results of operations or cash flows.

NOTE 9.        OPTION TO PURCHASE SYYNX WEBSOLUTIONS

On October 9, 2006, the stockholders of SyynX WebSolutions GmbH (“SyynX”), a German corporation, granted to the Company, in exchange for 500,000 euros (approximately $700,000USD), the right to demand, for a two year period ending October, 2008, that these stockholders sell their shares in SyynX to the Company for a purchase price of 5,000,000 euros (approximately $7.0 million USD). The amounts paid can be used as a reduction of the purchase price if and when the company exercises the option. Additionally, if the merger is consummated, the Company will grant 210,000 options to purchase shares of the Company’s stock to certain shareholders and employees of SyynX at an exercise price of $7.50 per share.

NOTE 10.      SUBSEQUENT EVENTS

On February 13, 2007, the stockholders of the Company agreed to transfer their shares in the Company in exchange for 3,000 par value $ .001 for the shares of Collexis Holdings, Inc.

In connection with the completion of the merger on February 14, 2007, the Company issued 46,182,370 shares of Common Stock in exchange for the common stock of Collexis Delaware. This includes 3,284,090 shares of Common Stock issued in exchange for shares of our common shares that had been sold in a private placement in October 2006 for the post-merger equivalent of $.75 per share of Common Stock. On the same date, the Company completed the private sale of 2,836,358 shares of its Common Stock for $.75 per share.

29,005,481 Shares

COLLEXIS HOLDINGS, INC.

Common Stock

PROSPECTUS

May  , 2009

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered.  All amounts, other than the SEC registration fee, are estimates.  We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$178
Printing Fees and Expenses	1,000
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	15,000
Blue Sky Fees and Expenses	—
Transfer Agent and Registrar Fees	1,000
Miscellaneous	1,000
Total	$43,178

Item 14.  Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide for the indemnification of our directors and officers or employee or other agent, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been our director or officer, in the absence of negligence or misconduct in the performance of their duties.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15.  Recent Sales of Unregistered Securities

Since shares of the company’s common stock began being quoted on the OTC Bulletin Board on July 2, 2007 there have been the following sales of unregistered securities, all sales have been of our common stock.  From July 2007 through February 2008, 13,906,837 shares of common stock were sold at $0.75 per share; for the period April 2008 through July 2008, 31,940,436 shares of common stock were sold at $0.15 per share; in August and September 2008, 2,222,222 shares of common stock were sold at $0.45 per share; in November 2008, 1,753,333 shares were sold at $0.30 per share; in December 2008, 6,363,636 shares were sold at $0.11 per share; and in April 2009, 39,500,000 shares of common stock were sold at $0.07 per share.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act.  The stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.  In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated February 13, 2007, by and between Technology Holdings, Inc. and Collexis Holdings, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 14, 2007).

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 7, 2006).

3.1.1	Certificate of Change, dated February 12, 2007 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 15, 2007).

3.1.2	Articles of Merger, dated February 14, 2007 (incorporated by reference to Exhibit 3.4 to our Annual Report on Form 10-KSB filed on October 16, 2007).

3.2	Bylaws (incorporated by reference to Exhibit 3.4 to our Current Report on Form 8-K filed on February 7, 2006).

9.1
Voting Trust Agreement by and among Margie Chassman, Collexis Holdings, Inc. and William D. Kirkland dated October 15, 2007 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 16, 2007).

10.1
Employment Agreement, dated January 5, 2006, by and between Collexis BV, Collexis, Inc., and William Kirkland, as amended by the First Amendment dated February 12, 2007 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on February 14, 2007).

10.2
Amended and Restated Employment Agreement, dated April 2006, by and between Collexis BV, Collexis, Inc., and Stephen A. Leicht (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on February 14, 2007).

10.3	Summary of Consulting Arrangement between Collexis Holdings, Inc. and Mark S. Germain (incorporated by reference to Exhibit 10.7 to our Annual Report on Form 10-KSB filed on October 16, 2007).

10.4
Consulting Arrangement, effective as of April 1, 2007, between Collexis Holdings, Inc. and John Regazzi (incorporated by reference to Exhibit 10.8 to our Annual Report on Form 10-KSB filed on October 16, 2007).

10.5
Share Purchase Agreement dated October 19, 2007 by and among Collexis Holdings, Inc. and the shareholders and managing directors of SyynX Solutions GmbH (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 25, 2007).

10.6	Licensing and Publishing Agreement by and between Collexis Holdings, Inc. and VersusLaw, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on January 25, 2008).

10.7	Secured Promissory Note by Collexis Holdings, Inc. as maker to VersusLaw, Inc. as payee (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on January 25, 2008).

10.8
LLC Interests Purchase Agreement dated February 1, 2008 by and among Collexis Holdings, Inc., Lawriter, Inc., Lawriter LLC, OSBA.COM LLC, the Institute of Legal Publishing, Inc. and other ancillary parties (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 4, 2008).

10.9
Security Agreement dated February 1, 2008 by Lawriter LLC in favor of Institute of Legal Publishing, Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on February 4, 2008).

10.10
Three Party Escrow Agreement dated February 1, 2008 by and among Collexis Holdings, Inc., OSBA.COM LLC and Escrow Associates, LLC (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on February 4, 2008).

10.11
Letter Agreement dated February 13, 2008 between Collexis Holdings, Inc. and the Institute of Legal Publishing, Inc. (incorporated by reference to Exhibit 10.8 to our Current Report on Form 10-QSB filed on February 14, 2008).

10.12
Separation and Settlement Agreement, effective as of June 30, 2008, by and among Collexis Holdings, Inc., Collexis B.V., Peter van Praag, van Praag Informatisering B.V. and Anna Adriana Wilhelmina Prinse (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 6, 2008).

10.13
Lock-Up Agreement, effective as of June 30, 2008, by and among Collexis Holdings, Inc., Collexis B.V., Peter van Praag, and van Praag Informatisering B.V. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on August 6, 2008).

10.14
Separation and Settlement Agreement, effective as of June 30, 2008, by and among Collexis Holdings, Inc., Collexis B.V., Henk Buurman and V.D.B. Pacific B.V. (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on August 6, 2008).

10.15
Lock-Up Agreement, effective as of June 30, 2008, by and among Collexis Holdings, Inc., Collexis B.V., Henk Buurman and V.D.B. Pacific B.V. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on August 6, 2008).

10.16	Consulting Agreement, dated August 14, 2008 between Booz & Co. and Collexis Holdings, Inc. (incorporated by reference to Exhibit 10.27 to our Annual Report on Form 10-K filed on October 14, 2008).

10.17
Form of Subscription Agreement for the purchase of shares of Collexis Holdings, Inc. in a private placement (incorporated by reference to Exhibit 10.28 to our Annual Report on Form 10-K filed on October 14, 2008).

10.18
Letter Agreement to Amend the Share Purchase Agreement dated October 19th, 2007 between Collexis Holdings, Inc. and SyynX Solutions, GmbH (incorporated by reference to Exhibit 11.1 to our Current Report on Form 8-K filed on January 12, 2009).

10.19
Letter Agreement to Extend the Installment Payment Due the Institute of Legal Publishing, Inc. According to the Terms of the LLC Interests Purchase Agreement entered into as of February 1, 2008 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 5, 2009).

10.20
Subscription Agreement, dated as of March 4, 2009, by and between Collexis Holdings, Inc. and Alpha Capital Anstalt (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 10, 2009).

10.21
Secured Convertible Promissory Note, dated as of March 4, 2009, issued by Collexis Holdings, Inc. to Alpha Capital Anstalt (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on March 10, 2009).

10.22
Class A Common Stock Purchase Warrant, dated as of March 4, 2009, issued by Collexis Holdings, Inc. to Alpha Capital Anstalt (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on March 10, 2009).

10.23
Security Agreement, dated as of March 4, 2009, by and between Collexis Holdings, Inc. and Alpha Capital Anstalt (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on March 10, 2009).

10.24
Subsidiary Guaranty, dated as of March 4, 2009, by Biomed Experts, Inc., a Nevada corporation, Collexis US, Inc., a Delaware corporation, Lawriter LLC, an Ohio limited liability company for the benefit of Alpha Capital Anstalt (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on March 10, 2009).

16.1	Letter on Change of Accountant, dated May 24, 2007 (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K/A filed on May 25, 2007).

16.2	Letter on Change of Accountant, dated January 7, 2008 (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed on January 7, 2008).

5.1*	Opinion of McDaniel & Henry, LLP as to the legality of the shares.

21.1	List of Subsidiaries (herein incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on October 14, 2008).

23.1*	Consent of Elliott Davis LLC.

23.2*	Consent of Bernstein & Pinchuk LLP.

23.3*	Consent of McDaniel & Henry, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature pages of this Registration Statement).

* Filed herewith.

Item 17.  Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)     To include any prospectus required by Section 10(a) (3) of the Securities Act;

(b)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)     Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 7th day of May, 2009.

COLLEXIS HOLDINGS, INC.

By:	/s/William D. Kirkland
William D. Kirkland Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes William D. Kirkland or Mark Murphy, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-1 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to offers and sales from time to time of up to 29,005,481 shares of common stock of Collexis Holdings, Inc., and any amendments including post-effective amendments thereto, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Securities which are the subject of such Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William D. Kirkland	Chief Executive Officer and Director	May 7, 2009
William D. Kirkland

/s/ Mark Murphy	Chief Financial Officer	May 7, 2009
Mark Murphy

/s/ Mark Auerbach	Director	May 5, 2009
Mark Auerbach

/s/ Frank C. Carlucci	Director	May 6, 2009
Frank C. Carlucci

/s/ Mark S. Germain	Director	May 7, 2009
Mark S. Germain

/s/ John D. Macomber	Director	May 5, 2009
John D. Macomber

/s/ John Regazzi	Director	May 5, 2009
John Regazzi

/s/ Andrew Sorensen	Director	May 5, 2009
Andrew Sorensen